EXHIBIT 10.2

CREDIT AGREEMENT

AMONG

BALLY TOTAL FITNESS HOLDING CORPORATION,
as Borrower

The Several Banks and other Financial Institutions
Parties Hereto

JPMORGAN CHASE BANK,
as Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent

and

LASALLE BANK NATIONAL ASSOCIATION,
as Documentation Agent

Dated as of November 18, 1997

As Amended and Restated as of July 2, 2003

JPMORGAN SECURITIES INC.,
and
DEUTSCHE BANK SECURITIES INC.,
as Co-Lead Arrangers and Bookrunners

TABLE OF CONTENTS

        2.11   Optional Termination or Reduction of Revolving Credit Commitment

-i-

-ii-

-iii-

        7.09   Limitation on Optional Payments and Modifications of Debt

-iv-

        8.10   Guarantee and Collateral Agreement; Impairment of Collateral

-v-

-vi-

SCHEDULES

        Schedule 1.01       Existing Liens
        Schedule 1.01(b)    [Reserved]
        Schedule 1.01(c)    Unrestricted Subsidiaries
        Schedule 2.19(b)    Letters of Credit
        Schedule 3.05       Existing Mortgage Collateral Properties
        Schedule 4.01(l)    Closing Date Non-Mortgaged Properties
        Schedule 5.09       Litigation
        Schedule 5.14       ERISA Matters
        Schedule 5.16       Restrictions on Subsidiaries
        Schedule 5.18       Environmental Matters
        Schedule 5.20       Trademark Disputes
        Schedule 6.02(a)    Additional Disclosed Litigation
        Schedule 6.17       Additional Mortgaged Properties
        Schedule 7.02(b)    Existing Debt
        Schedule 7.09(a)    Prepayable Debt
        Schedule 9.01       Addresses for Notices

EXHIBITS

        Exhibit A.          Form of Guarantee and Collateral Agreement
        Exhibit B.          Form of Collateral Agency Agreement
        Exhibit C.          List of Commitment Percentages
        Exhibit D.          List of Subsidiaries
        Exhibit E.          Form of Operating Bank Guaranty
        Exhibit F.          List of Real Estate Documents
        Exhibit G.          [Reserved]
        Exhibit H.          Form of Note
        Exhibit I.          [Reserved]
        Exhibit J.          Form of Opinions of Borrower’s Counsel
        Exhibit K.          Form of Opinion of General Counsel
        Exhibit L.          [Reserved]
        Exhibit M.          Form of Assignment and Acceptance
        Exhibit N           Forms of Subordination Agreement

-vii-

CREDIT AGREEMENT

                     This Credit Agreement, dated as of November 18, 1997, as amended and restated as of July 2, 2003 (the “Credit Agreement”), among BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation (“Borrower”), the banks and other financial institutions named on the signature pages of this Agreement (collectively, “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK (formerly known as THE CHASE MANHATTAN BANK), as agent for Lenders (in such capacity, “Agent”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Syndication Agent”), and LASALLE BANK NATIONAL ASSOCIATION, as documentation agent (in such capacity, the “Documentation Agent”), is entered into with respect to the following:

                     1. The Borrower, certain of the Lenders, certain other lenders and the Agent are parties to the Credit Agreement dated as of November 18, 1997, as amended and restated as of November 10, 1999, and as further amended and restated as of December 21, 2001, as amended (the “Existing Credit Agreement”).

                     2. The Borrower has requested that the Existing Credit Agreement be amended and restated (a) to terminate the Term Loan Facility (as defined in the Existing Credit Agreement), (b) to extend the Revolving Credit Termination Date, (c) to permit the issuance by the Borrower of $200,000,000 of its senior unsecured notes (defined herein as the “Senior Unsecured Notes“), (d) to amend certain covenants and (e) otherwise to amend the Existing Credit Agreement and restate it in its entirety as more fully set forth herein.

                     3. Certain parties to the Existing Credit Agreement and the other Credit Parties (as herein defined) desire to continue in full force and effect all of the indebtedness, guarantees, liens and security interests created under the Existing Credit Agreement and all guarantee and collateral documents delivered in connection therewith under this Agreement and the Credit Documents.

                     4. The Lenders and the Agent are willing to so amend and restate the Existing Credit Agreement, and the Lenders not now parties to the Existing Credit Agreement are willing to become parties hereto, but only on the terms and subject to the conditions set forth herein;

                     In consideration of the premises and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that on the Closing Date (as hereinafter defined) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMINOLOGY

                     1.01   Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

           “Advance” means a borrowing under the Revolving Credit pursuant to Section 2.01 or 2.19(c)(ii) hereof; collectively, the “Advances”.

           “Affiliate” of any Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

           “Agreement” shall mean the Existing Credit Agreement, as amended and restated by this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

           “Applicable Margin” means, at any time, with respect to Advances and Letter of Credit fees, the rate per annum based on the Total Leverage Ratio of the Borrower, set forth in the following matrix which shall apply to each Type of Advance and the Letter of Credit fee payable pursuant to Section 2.14(a)(i), as applicable:

               |====================|===============|================================|
               |   Total Leverage   |   Eurodollar  |    Reference    |  Letter of   |
               |       Ratio        |     Margin    |   Rate Margin   | Credit Rate  |
               |====================|===============|=================|==============|
               |     x > 3.75       |      3.75%    |      2.75%      |      2.75%   |
               |--------------------|---------------|-----------------|--------------|
               |  2.75 < x < 3.75   |      3.50%    |      2.50%      |      2.50%   |
               |--------------------|---------------|-----------------|--------------|
               |     x < 2.75       |      3.25%    |      2.25%      |      2.25%   |
               |=====================================================================|

  Changes in the Applicable Margin resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.03 (but in any event not later than the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 105th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. Each determination of the Total Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements. For the period from the Closing Date to the date financial statements are delivered pursuant to Section 6.03(b) with respect to the fiscal quarter ending September 30, 2003, the Total Leverage Ratio shall be presumed to be greater than or equal to 3.75 to 1 for purposes of this definition.

           “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

           “Banking Day” means a day other than Saturday or Sunday on which (i) banks are open for business in New York City and (ii) for any calculation, determination or other matter with respect to Eurodollar Rate Advances, dealings in foreign currencies and exchange between banks may be carried on in London, England.

           “Borrowing Date” means, with respect to each Advance, the date such Advance is made.

           “BTFC” means Bally Total Fitness Corporation, a Delaware corporation (formerly named Health & Tennis Corporation of America).

           “Capital Expenditures” for any period means, with respect to the Borrower and its Subsidiaries, the amount identified on the Borrower’s Consolidated Statement of Cash Flows (adjusted to remove expenditures of Unrestricted Subsidiaries) on the line titled “Cash Used in Investing Activities” for such period. Notwithstanding the foregoing, Capital Expenditures, regardless of how reported in the Borrower’s Consolidated Statement of Cash Flows, shall not include expenditures funded by proceeds from the issuance of Capital Stock if such Capital Stock is issued within 90 days before or after the making of such expenditures.

           “Capitalized Lease” means any lease which is or should be, in accordance with GAAP, capitalized on the balance sheet of the lessee.

           “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or other equity interests whether now outstanding or issued after the Closing Date.

           “Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (ii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any bank whose short-term commercial paper rating from Standard & Poor’s Ratings Group, a division of McGraw-Hill (“S&P”), is at least A-1 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent thereof (any such Lender, an “Approved Lender”), with maturities of not more than 12 months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (i) entered into with an Approved Lender, (iv) commercial paper issued by, or guaranteed by, any Approved Lender or by the parent company of any Approved Lender or commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or issued by, or guaranteed by, any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, respectively, and in each case maturing within 12 months after the date of acquisition and (v) any fund or funds making substantially all of their investments in investments of the type described in clauses (i) through (iv) above.

           “Change of Control Event” means, without limitation, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the

  Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) a “change of control” (however denominated) shall occur with respect to the Receivables Program, any Subordinated Debt or the Senior Unsecured Notes.

           “Closing Date” means the date on which all of the conditions in Section 4.01 are satisfied.

           “Closing Date Non-Mortgaged Properties” has the meaning set forth in Section 4.01(l).

           “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

           “Collateral” means all real, personal and mixed property and interests in property and proceeds thereof now owned or hereafter acquired by Borrower or any Guarantor and their respective Subsidiaries in or upon which a security interest, pledge, lien or mortgage is, or is purported to be, granted to the Lenders or the Collateral Agent pursuant to the Collateral Documents for the benefit of the Secured Creditors whether under this Agreement or under any other documents, instruments or writings executed by any such Persons in connection with Advances or other credit extensions made hereunder and delivered to the Collateral Agent or the Lenders.

                   “Collateral Agency Agreement” means the Collateral Agency Agreement among the Collateral Agent and the Secured Creditors in the form of Exhibit B hereto, as amended, supplemented or otherwise modified.

           “Collateral Agent” means JPMorgan Chase Bank or any successor agent thereto acting as Collateral Agent for the Secured Creditors pursuant to the Collateral Agency Agreement.

           “Collateral Documents” means, collectively, (i) the Guarantee and Collateral Agreement, the Collateral Agency Agreement, the Mortgages, the Mortgage Amendments, the Operating Bank Guaranty and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, certificates of title, lease assignments, guarantees and other agreements between Borrower or any Guarantor and their respective Subsidiaries and any of the Lenders or the Collateral Agent for the benefit of the Lenders or the Secured Creditors, now or hereafter delivered to any of the Lenders or the Collateral Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents) now or hereafter filed in accordance with the Uniform Commercial Code (or comparable law) against Borrower or any Guarantor or any Subsidiaries in favor of any of the Lenders or the Collateral Agent for the benefit of the Lenders or the Secured Creditors and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

           “Commitment” means, as to any Lender, such Lender’s Revolving Credit Commitment and L/C Commitment; collectively, as to all the Lenders, the “Commitments”.

           “Commitment Percentage” means, as to each Lender, the percentage set forth opposite such Lender’s name under the column entitled “Commitment Percentage” on Exhibit C hereto or, if such Lender shall have acquired or disposed of any interest in the Revolving Credit pursuant to Section 9.04(a), on the applicable instrument of assignment, which is the percentage equivalent of a fraction, the numerator of which is such Lender’s Revolving Credit Commitment and the denominator of which is the Revolving Credit Commitment Amount (or, if the Revolving Credit Commitments have been terminated, the sum of its outstanding Advances, participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit as a percentage of the aggregate amount of outstanding Advances, participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit).

           “Commitment Reductions” shall mean the amount of the permanent reductions of the Revolving Credit Commitment Amount resulting from the application of Sections 2.11 or any other provision contained herein.

           “Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Advances otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to make an Advance under this Agreement if, for any reason, its Conduit Lender fails to make such Advance, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 9.06 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

           “Confirmation and Consent” means, the Guarantees and Collateral Documents Confirmation dated as of July 2, 2003, to the Guarantee and Collateral Agreement, the Operating Bank Guaranty and the Mortgages.

           “Consolidated” or “consolidated” means (i) when used herein with reference to financial statements, ratios, assets, liabilities, operating accounts or operations of Borrower and its Subsidiaries, that any calculations have been made by combining the assets and liabilities of Borrower and its Subsidiaries after eliminating all intercompany items; and (ii) when used herein with reference to a Subsidiary, a Subsidiary the financial statements of which have been presented together with those of Borrower.

           “Consolidated Adjusted EBITDA” means GAAP EBITDA of the Borrower and its Subsidiaries, calculated on a trailing 12-month basis in accordance with GAAP as in effect from time to time, adding back (to the extent deducted in calculating GAAP EBITDA) for all New Clubs, in the aggregate, the actual GAAP EBITDA loss incurred by such New Clubs during a trailing 12-month period ending on the date of determination (the “New Clubs Adjustment”), provided that such New Clubs Adjustment may not exceed $3,000,000 during any such twelve (12) month period. For purposes of calculating the Total Leverage Ratio and Senior Secured Leverage Ratio, if the Borrower or any Subsidiary has acquired any Person, line of business or health and fitness club within any applicable trailing 12-month period, Consolidated Adjusted EBITDA for such period shall be calculated on a pro forma basis (and adjusted for immediately realizable cost savings) as if such acquisition occurred on the first day of such period, as set forth in a certificate of a duly authorized financial officer of the Borrower.

           “Consolidated Interest Expense” means, for any period, the aggregate amount of interest that, in accordance with GAAP, would be set forth opposite the caption “interest expense” or any like caption on a consolidated income statement of the Borrower and its Subsidiaries (including, but not limited to, imputed interest on Capitalized Leases, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than previously capitalized interest amortized to cost of sales)) plus, without duplication, all interest accrued or paid by the Borrower or any of its Subsidiaries under any Guaranty of Debt (including a Guaranty of principal, interest or any combination thereof) of any Person for such period, in each case determined on a consolidated basis in accordance with GAAP.

           “Consolidated Net Income” of the Borrower means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding (i) all extraordinary gains or losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Borrower and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Borrower or one of its Subsidiaries, (iii) net income (or loss) of any Person combined with the Borrower or any of its subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any Plan, (v) any gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, and (vi) the net income of any Subsidiary to the extent that the declaration of the dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders.

           “Consolidated Total Debt” means for the Borrower for any period, the sum (without duplication) of (i) all indebtedness of the Borrower and its Subsidiaries for borrowed money, including, without limitation, reimbursement obligations with respect to letters of credit, whether or not matured or whether or not such letters of credit have been drawn (excluding reimbursement obligations to the extent that any letter of credit has been cash collateralized on terms satisfactory to the issuer of such letter of credit), (ii) indebtedness under the Receivables Program Documents and Receivables Financing Transactions, whether or not constituting Debt or indebtedness under GAAP, (iii) all obligations of the Borrower and its Subsidiaries with respect to Capitalized Leases determined in accordance with GAAP, (iv) all Guaranties (without duplication of any amount of Debt included in another clause of this definition) made by the Borrower and its Subsidiaries, (v) all obligations of the Borrower and its Subsidiaries representing the deferred purchase price of real or personal property or of services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), and (vi) all indebtedness arising under any Interest Expense Hedging Arrangement of the Borrower and its Subsidiaries (excluding to the extent otherwise included in (i), (a) any Interest Expense Hedging Arrangement with respect to the Receivables Program and (b) up to $25,000,000 of recourse indebtedness under the Credit Card Program Agreement), in each case calculated on a consolidated basis.

           “Contract Receivables” means, during any period of determination, gross accounts receivable of Borrower and its Subsidiaries created from the sale to customers, on an installment payment basis, of membership contracts for the use of fitness or exercise centers, other than Receivables Program Receivables.

           “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

           “Credit Card Program Agreement” means the Credit Card Program Agreement dated December 21, 1995 between the Borrower, Renaissance Bankcard Services Inc. and Orchard Federal Savings Bank (or a substitute agreement with a substitute provider), including the attachments thereto.

           “Credit Agreement” has the meaning assigned in the recitals hereto.

           “Credit Documents” means, collectively, this Agreement, the Notes and the Collateral Documents.

           “Credit Parties” means the Borrower and each of its Subsidiaries which is a party to a Credit Document.

           “Debt” means for any Person (i) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to letters of credit, whether or not matured), (ii) all obligations of such Person representing the deferred purchase price of real or personal property or of services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (iii) the amount of all obligations of such Person under Capitalized Leases determined in accordance with GAAP, (iv) all indebtedness arising under any Interest Expense Hedging Arrangement, and (v) without duplication of any amount of Debt included in clause (i), (ii), (iii) or (iv) of this definition, all Guaranties made by such Person. Notwithstanding the foregoing, “Debt” shall not include up to $25,000,000 of recourse indebtedness under the Credit Card Program Agreement.

           “Default” shall mean an event which with the giving of notice, passage of time or both would constitute an Event of Default.

           “Demand Deposit Accounts” means the demand deposit accounts listed on Annex 1 to the Operating Bank Guaranty maintained by Borrower and/or any of its Subsidiaries with the respective Lenders identified on such Annex, and other demand deposit accounts established by Borrower or any of its Subsidiaries with any Lender after the date hereof which shall be promptly identified by such Lender in writing to Agent, Borrower and the Guarantors.

           “Designated Senior Indebtedness” means Designated Senior Indebtedness of Borrower as defined in each of the 1997 Indenture and the 1998 Indenture.

           “Dollars” and “$” mean United States dollars.

           “Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

           “Early Termination Date” means April 15, 2007 if the Subordinated Notes have not been repaid in full by that date on terms reasonably satisfactory to the Lenders or pursuant to a Permitted Subordinated Notes Refinancing.

           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

           “ERISA Affiliate” means any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

           “Eurocurrency Reserve Requirements” means, for any day as applied to a Eurodollar Rate Advance, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

           “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Rate Advance, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which the Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Banking Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

           “Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Advance, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 – Eurocurrency Reserve Requirements

           “Eurodollar Rate Advances” means Advances the rate of interest applicable to which is based upon the Eurodollar Rate.

           “Event of Default” means any event listed in Article VIII.

           “Exchangeable Transferor Certificate” shall have the meaning attributed to such term in the Pooling & Servicing Agreement.

           “Existing Credit Agreement” has the meaning set forth in the recitals hereto.

           “Existing Mortgage Collateral Properties” has the meaning set forth in Section 3.05.

           “Existing Owned Properties” has the meaning set forth in Section 7.03(b).

           “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

           “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by it.

           “Finance Subsidiary” means (i) Funding Corp. and (ii) any wholly-owned special purpose Subsidiary created by the Borrower whose sole activity is engaging in Receivables Financing Transactions.

           “Foreign Subsidiaries” means (x) Bally Matrix Fitness Centre Ltd., a corporation organized under the laws of Ontario, Canada, and (y) any other Subsidiary of the Borrower organized under the laws of any jurisdiction outside the United States of America, which is created or acquired in accordance with the terms of this Agreement.

           “Franchise Program” means a program under which the Borrower or its Subsidiaries grant franchises to third parties which require franchisees, among other things, to pay fees to the Borrower and/or its Subsidiaries, make use of certain collection and administrative services of the Borrower and its Subsidiaries and contribute to a national advertising program and which entitle the franchisees, among other things, to receive training from the Borrower and its Subsidiaries, to have nonexclusive licenses to use on a limited basis certain service marks, trademarks and trade names and other intellectual property of or licensed to the Borrower and its Subsidiaries, and to sell memberships to use facilities of the franchisee and the Borrower and its Subsidiaries. A Franchise Program may include the conversion of certain facilities owned by the Borrower or its Subsidiaries to franchised facilities, so long as such conversions are consummated on terms and conditions permitted under this Agreement.

           “Free Cash Flow” means for any period the difference between, as reported on the Borrower’s Consolidated Statement of Cash Flows (adjusted to remove Unrestricted Subsidiaries) for such period, “Cash provided by operating activities” and “Cash used in investing activities”.

           “Funding Corp.” means H&T Receivable Funding Corporation, a Delaware corporation and a wholly-owned Subsidiary of BTFC.

           “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

           “GAAP EBITDA” means with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, for any period of determination, (i) Consolidated Net Income (loss), plus, to the extent deducted in determining Consolidated Net Income (loss), (ii) provision for taxes, (iii) Consolidated Interest Expense, (iv) depreciation and amortization, all calculated in accordance with GAAP, (v) for any period that includes the Borrower’s fourth fiscal quarter in 2002 or the first fiscal quarter in 2003, a one-time, pre-tax non-cash charge of up to $50,000,000 in the aggregate taken by the Borrower in either of such quarters in connection with the adjustment to the reserve for bad debts and cancellations, (vi) any non-cash charges solely related to stock-based compensation; provided, that, to the extent any non-cash expense under this clause (vi) subsequently requires any cash disbursement, such disbursement expense will be subtracted from

  GAAP EBITDA in the applicable period, (vii) for any period that includes the Borrower’s third fiscal quarter in 2002, the $2,500,000 non-cash portion of the $6,500,000 one-time charge related to settlement of class-action litigation taken in such third quarter, (viii) a one-time non-cash charge of up to $30,000,000 to be taken by the Borrower between the Closing Date and June 30, 2004 in connection with the sale of receivables (it being agreed that if any such non-cash charge shall subsequently become a cash charge, the amount of such cash charge shall be deducted at such time in calculating GAAP EBITDA) and (ix) the cumulative non-cash charge resulting from a change in accounting principles.

           “Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement in the form of Exhibit A hereto, as amended, supplemented or otherwise modified.

           “Guarantors” means collectively, the Subsidiaries listed on Exhibit D hereto (other than Unrestricted Subsidiaries, Foreign Subsidiaries, Lincoln Indemnity Company and Finance Subsidiaries) and any other Subsidiary which hereafter becomes a Guarantor pursuant to Section 3.04 (each individually a “Guarantor”).

           “Guaranty” means, as applied to any Debt, (i) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation, including, without limiting the foregoing, the payment of amounts drawn under letters of credit.

           “H&T Master Trust” means the trust created by the Pooling & Servicing Agreement.

           “Hazardous Materials” means any (i) “hazardous substance” or “toxic substances,” as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, all as amended or hereafter amended; (ii) “hazardous waste”, as defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended or hereafter amended; (iii) pollutant or contaminant or hazardous, dangerous or toxic chemical, material, or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to protection of health, safety or the environment, as amended or hereafter amended; (iv) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (v) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. § 2011 et seq., as amended or hereafter amended; (vi) asbestos or asbestos containing material (“ACM”) in any form or condition and (vii) polychlorinated biphenyls (“PCBs”) or substances or compounds containing PCBs.

           “Hazardous Materials Claims” has the meaning ascribed to it in Section 6.02(f).

           “Hazardous Materials Laws” means any federal, state or local statute, regulation, ordinance or other legal requirement (including consent decrees and administrative orders) relating to protection of health, safety or environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq.; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; any similar state or local laws; any regulations promulgated pursuant to any of the foregoing; and all of the foregoing as amended or hereafter amended.

           “Intangible Asset” means any asset which is treated as an intangible asset in conformity with GAAP, including, without limitation, leasehold rights, franchise rights, non-compete agreements, goodwill, unamortized debt discounts, patents, patent applications, trademarks, trade names, copyrights and licenses.

           “Interest Expense Hedging Arrangement” means an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting the Borrower or a Guarantor against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies.

           “Interest Payment Date” means (a) as to any Reference Rate Advance, the last Banking Day of each March, June, September and December, (b) as to any Eurodollar Rate Advance having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Rate Advance having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Advance, in addition to any applicable dates under clauses (a), (b) and (c) above, the date of any repayment or prepayment (except for any prepayment pursuant to Section 2.12 of any Advance that is a Reference Rate Advance) made in respect thereof.

           “Interest Period” means with respect to any Eurodollar Rate Advance:

             (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Rate Advance and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

             (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Advance and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Banking Days prior to the last day of the then current Interest Period with respect thereto;

  provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

             (1) if any Interest Period pertaining to a Eurodollar Rate Advance would otherwise end on a day that is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Banking Day;

             (2) any Interest Period for any Advance that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

             (3) [reserved];

             (4) any Interest Period pertaining to a Eurodollar Rate Advance that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month; and

             (5) the Borrower shall select Interest Periods in such a way so that no Eurodollar Rate Advances will be required to be repaid prior to the last day of an Interest Period therefor.

           “Investment” means any direct or indirect loans, advances, capital contributions or transfers of assets, and any direct or indirect purchases and other acquisitions of, or a beneficial interest in, any capital stock or other securities; provided, however, that the allocation of corporate overhead to Foreign Subsidiaries shall not constitute an “Investment”. The amount of any Investment not consisting of cash shall equal the Fair Market Value of such Investment at the time it is made.

           “Issuing Lender” means JPMorgan Chase Bank and other Lenders having Revolving Credit Commitments acceptable to the Agent and the Borrower.

           “JPMorgan Chase Bank” means JPMorgan Chase Bank, a New York banking corporation.

           “Lending Branch” means with respect to each Lender the branches or offices specified on the signature pages hereto or such other of its branches or offices as such Lender may from time to time designate in writing to Agent and Borrower.

           “Lenders” shall have the meaning set forth in the recitals hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

           “Letter of Credit” means any letter of credit issued by an Issuing Lender pursuant to Section 2.19.

           “L/C Commitments” means the commitments of Lenders to issue or participate in Letters of Credit and to make L/C Advances pursuant to Section 2.19 in the aggregate maximum amount specified in Section 2.19(a)(i), as such amount may be reduced or terminated from time to time hereunder.

           “L/C Commitment Amount” means, at any time, the difference between (i) the lesser of (a) the Revolving Credit Commitment Amount at such time and (b) $30,000,000 and (ii) any L/C Commitment Reductions.

           “L/C Commitment Reductions” means the amount of the permanent reductions of the L/C Commitment Amount resulting from the application of Section 2.11 or any other provision contained herein.

           “Lien” means a mortgage, security interest, pledge, deed of trust, encumbrance, lien, option, tax lien, mechanics’ lien, materialmen’s lien or charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code).

           “Majority Lenders” means at any time Lenders holding more than 51% of the Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Advances and participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit then outstanding.

           “Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as amended from time to time.

           “Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as whole, (b) the validity or enforceability of (i) this Agreement, any of the Notes or any of the other Credit Documents or (ii) the rights or remedies of the Agent and the Lenders hereunder or thereunder or (c) the ability of the Borrower and its Subsidiaries taken as a whole to perform their respective obligations under the Credit Documents.

           “Mortgage Amendment” means each of the Amendments to Mortgages in the form requested by the Agent, to be executed by the Borrower or the various Guarantors in order to continue for the benefit of the Collateral Agent, on behalf of the Secured Creditors, the Liens created by the Mortgages delivered under the Existing Credit Agreement.

           “Mortgages” means all fee mortgages, leasehold mortgages, assignments of leases, mortgage deeds, deeds of trust, deeds to secure debt, security agreements, and other similar instruments described on Exhibit F attached hereto, executed or to be executed by the Borrower or the various Guarantors which shall provide the Collateral Agent, for the benefit of the Secured Creditors, a Lien on or other interest in any portion of any real property in which the Borrower or any Guarantor owns an interest.

           “Multiemployer Plan” has the meaning ascribed to it in Section 3(37) of ERISA.

           “Net Cash Proceeds” means (a) in connection with any issuance or incurrence of Debt (except any incurrence of Debt permitted under Section 7.02 (excluding Section 7.02(e), Section 7.09(c), Section 7.09(d) and Section 7.09(e)), the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (b) in connection with the sale, lease, assignment or other disposition of any asset (other than sales by the Borrower or a Subsidiary of the Borrower of common stock (or common stock equivalents) of the Borrower), cash proceeds (including any cash received by way of deferred payments, purchase price adjustments or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from the sale, lease, assignment or other disposition (but excluding any such disposition permitted by Sections 7.08(a), (b), (c), (e) or (f) or the proviso to Section 7.08(d), and excluding any such proceeds to the extent they constitute Reinvestment Proceeds) of any asset or property of such Person or any insurance or condemnation awards net of (i) the reasonable and customary costs directly incurred in connection with such transaction, (ii) taxes actually paid or in good faith estimated to be payable as a result thereof and (iii) amounts applied to the repayment of other Debt secured by a Permitted Lien on the asset disposed of. If in determining “Net Cash Proceeds”, amounts are deducted for estimated taxes payable, and such amounts are not actually paid when due by the Borrower in cash in accordance with all applicable laws, then such deducted amounts shall constitute “Net Cash Proceeds”. Cash proceeds from the sale of uncollectible receivables to a collection agency or similar organization pursuant to Section 7.08(g) and cash received by the Borrower or its Subsidiaries related to membership contracts receivable originated for the account of third parties and/or serviced by third parties shall not constitute “Net Cash Proceeds”.

           “New Clubs” means, with respect to any date, the collective reference to each health and fitness club (i) owned and operated by the Borrower or any Subsidiary and (ii) opened within 18-months prior to such date.

           “New Ventures” means the collective reference to each Person (other than Subsidiaries and Unrestricted Subsidiaries) in which the Borrower or any Subsidiary makes its initial Investment after the date hereof.

           “1998 Indenture” means that certain Indenture dated as of December 16, 1998 between Borrower and U.S. Bank National Association, as trustee (and any successor trustee thereto) relating to the 1998 Subordinated Notes.

           “1998 Subordinated Notes” has the meaning ascribed to it in the definition of Subordinated Debt.

           “1996-1 Certificates” means the certificates executed by Funding Corp. and authenticated by the trustee under the Pooling & Servicing Agreement representing interests in Series 1996-1 of the H&T Master Trust.

           “1996-1 Supplement” means the Series 1996-1 Supplement, dated as of December 16, 1996, by and among Funding Corp., BTFC and Chase Bank of Texas, National Association (f/k/a Texas Commerce Bank National Association), as trustee, supplementing the Pooling & Servicing Agreement, as the same may be amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

           “1997 Indenture” means that certain Indenture, dated as of October 7, 1997, between Borrower and First Trust National Association, as trustee (and any successor trustee thereto) relating to the 1997 Subordinated Notes.

           “1997 Subordinated Notes” has the meaning ascribed to it in the definition of Subordinated Debt.

           “Note” means the master promissory note of Borrower payable to the order of a Lender in substantially the form of Exhibit H hereto; and “Notes” means all of such Notes.

           “Obligations” means all loans, advances, debts, liabilities, obligations, covenants and duties owing to Agent, the Collateral Agent, any Lender, any Issuing Lender or any of them or any of their respective successors and assigns, of any kind or nature, present or future, arising under this Agreement or under the Notes or under any Collateral Document or under any Interest Expense Hedging Agreement with any Lender, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a letter of credit (or payment of any draft drawn thereunder), loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest (whether or not such interest would be an allowed claim in a bankruptcy or similar proceeding against the Borrower or any Guarantor), charges, expenses, fees, reasonable attorneys’ fees and disbursements and paralegals’ fees, and any other sums chargeable to Borrower or any Guarantor under this Agreement or any other Collateral Document.

           “Operating Bank Guaranty” means the Guaranty Agreement in the form of Exhibit E hereto, as amended, supplemented or otherwise modified, pursuant to which each of the Guarantors shall guaranty the payment of the Operating Bank Obligations to the extent set forth therein.

           “Operating Bank Obligations” means, collectively at any time, up to Ten Million Dollars ($10,000,000) in the aggregate (including, without limitation, principal, interest, fees, costs and expenses) of the obligations of Borrower and/or any of its Subsidiaries to one or more of the Operating Banks (including, without limitation, JPMorgan Chase Bank in its individual capacity) at such time under or by reason of any customary banking deposit or disbursement transaction or service performed for Borrower or any of its Subsidiaries in connection with the Demand Deposit Accounts.

           “Operating Banks” means the Lenders listed on Annex 1 to the Operating Bank Guaranty and other Lenders at which Borrower or any of its Subsidiaries may from time to time establish Demand Deposit Accounts.

           “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

           “Permitted Liens” means any one or more of the following:

             (i)   Liens for taxes, assessments, governmental charges or levies either not yet delinquent (or, if delinquent, in an aggregate amount not in excess of $500,000) or the validity of which is being contested in good faith in an appropriate manner diligently pursued and as to which adequate reserves for the unpaid amount shall have been set aside in conformity with GAAP;

             (ii)   Deposits or pledges to secure the payment of, or to secure the Borrower’s obligations with respect to letters of credit that secure the payment of, workers’ compensation, unemployment insurance or social security or other retirement benefits or obligations (exclusive of liens arising under ERISA), or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds and other obligations of a like nature incurred in the ordinary course of business;

             (iii)   Materialmen’s, mechanics’, landlords’, workmen’s, repairmen’s, employees’ or other like liens arising in the ordinary course of business to secure obligations not yet delinquent or being contested in good faith and as to which adequate reserves for the unpaid amount shall have been set aside in conformity with GAAP or as to which adequate bonds shall have been obtained;

             (iv)   Purchase money liens, purchase money security interests, mortgages or title retention arrangements upon or in any property (real or personal) acquired or held by Borrower or its Subsidiaries in the ordinary course of business to secure Debt (including, without limitation, Capitalized Leases) permitted hereunder (provided that the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such property is created shall be entered into within 180 days (except as otherwise permitted by Section 7.03(b)) after the purchase or substantial completion of the construction of such property) and incurred solely for the purpose of financing the acquisition of such property or improvements upon such property, or renewals, extensions or refinancing thereof; provided, that any renewal, extension or refinancing thereof shall not consist of any capitalization of interest on the original Debt and such Liens do not extend to any property of Borrower or any Subsidiary other than the property acquired or financed with the original purchase money Debt;

             (v)   Other Liens, so long as the aggregate amount of all such other Liens does not exceed at any time an aggregate amount of Two Million Dollars ($2,000,000);

             (vi)   Other non-monetary Liens which do not have a material adverse effect on the value or use of the property subject to such Liens;

             (vii)   Precautionary UCC filings executed by Borrower or any Subsidiary, as lessee, in the ordinary course of business, on equipment, leasehold improvements and furnishings;

             (viii)   Liens under the Collateral Documents;

             (ix)   Liens related to credit card processing agreements, so long as the aggregate amount of such Liens does not exceed at any time an aggregate amount of Five Million Dollars ($5,000,000);

             (x)   Other existing Liens listed on Schedule 1.01 (as updated pursuant to Section 6.17);

             (xi)   Liens created after the Closing Date securing Debt of the Borrower or any Subsidiary of the type described in clause (iii) of the definition of “Debt”, the incurrence of which Debt is in the ordinary course of business of the Borrower or such Subsidiary, and any renewals, extensions or refinancings of such Debt permitted hereunder that do not consist of any capitalization of interest on the original Debt, provided that such Liens shall not extend to or encumber any property other than the property financed by such Debt;

             (xii)   Liens on the Collateral securing revolving credit commitments, term loan commitments or letter of credit commitments from other banks or financial institutions until the Revolving Credit Termination Date permitted under Section 7.02(e); provided that such Liens are pari passu or subordinated to the Liens of the Collateral Agent and the Lenders hereunder and under the Collateral Documents;

             (xiii)   (a) Liens on the Receivables Program Receivables created pursuant to the Receivables Program Documents, and (b) Liens on the Receivables Assets created pursuant to a Receivables Financing Transaction;

             (xiv)   in addition to Liens permitted under clause (iv) above, Liens on the capital stock and assets of a Subsidiary acquired after the Closing Date so long as (a) such Liens do not cover or extend to any other stock or assets of the Borrower and its Subsidiaries and (b) the only obligations secured by such Liens are (1) purchase money seller Debt incurred to finance the acquisition of such stock or assets and existing Debt which was not created in contemplation of such acquisition and is secured by a pledge of such stock and may also be secured by a pledge of such assets (such existing Debt, “Assumed Debt”), incurred or assumed in connection with an acquisition permitted by Section 7.01(e) in an aggregate amount not to exceed $20,000,000 at any time outstanding, and (2) existing Debt assumed in connection with an acquisition permitted by Section 7.01(e) which was not created in contemplation of such acquisition and is secured by a pledge of such assets (but not a pledge of such stock).

           “Permitted Real Estate Financing Transactions” has the meaning assigned in Section 7.03(b).

           “Permitted Subordinated Notes Refinancing” means the repayment in full of the Subordinated Notes from the proceeds of common equity of the Borrower or of other Subordinated Debt of the Borrower requiring no principal payments on or prior to December 31, 2008, which, in each case, is issued contemporaneously with the repayment of the Subordinated Notes and, in the case of an issuance of Subordinated Debt, on terms reasonably satisfactory to the Majority Lenders.

           “Person” means an individual, a corporation, a partnership, limited liability company, a joint venture, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agent or instrumentality thereof.

           “Plan” means, at any date, any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

           “Pooling & Servicing Agreement” means the Pooling & Servicing Agreement, dated as of June 26, 1995, as amended and restated by the Amended and Restated Pooling and Servicing Agreement dated as of December 16, 1996, among Funding Corp., BTFC, and Chase Bank of Texas, National Association (f/k/a Texas Commerce Bank National Association), as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

           “Properties” means all real properties owned in fee by Borrower or its Subsidiaries and all real properties in which Borrower or its Subsidiaries hold a leasehold interest.

           “Purchase Agreement” means the Purchase Agreement, dated as of June 26, 1995, as amended and restated by the Amended and Restated Purchase Agreement dated as of December 16, 1996, between Funding Corp. and BTFC, as the same may be amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

           “Real Estate Financing Subsidiary” has the meaning assigned in Section 7.03(b).

           “Receivables Assets” means property of BTFC and its Domestic Subsidiaries of the type described in clauses (a), (b) and (c) of the definition of “Receivables Program Receivables” sold in a Receivables Financing Transaction; provided that any such property shall automatically cease to constitute “Receivables Assets” if any such property is returned to BTFC or a Subsidiary in accordance with such Receivables Financing Transaction or is not subject to a Lien in connection with such Receivables Financing Transaction.

           “Receivables Financing Transaction” means any sale by BTFC or a Domestic Subsidiary of Receivables Assets to a Finance Subsidiary intended to be a true sale transaction and the corresponding sale or pledge of such Receivables Assets (or an interest therein) by the Finance Subsidiary (including increases in the Receivables Program Certificates); provided, however that (i) the terms, conditions and structure (including the legal and organizational structure of the Finance Subsidiary and the restrictions imposed on its activities) of and the documentation incidental to any such transactions must be reasonably acceptable to the Agent, (ii) the Borrower and its Subsidiaries provide no credit support (other than customary limited recourse based upon the collectibility of the Receivables Assets) or collateral (other than the Receivables Assets so sold), and (iii) the documents governing any such transactions do not contain any cross-defaults or cross-acceleration to Debt of the Borrower and its Subsidiaries (other than any such provisions that are not more restrictive than those set forth in the Receivables Program Documents). The Borrower shall deliver a certificate to the Agent concurrently with the effectiveness of any Receivables Financing Transaction certifying that such Receivables Financing Transaction complies with the requirements of this Agreement.

           “Receivables Program” means the program of sales of Receivables Program Receivables from time to time by the Borrower and its Subsidiaries to the H&T Master Trust pursuant to, and in accordance with the terms and conditions of, the Receivables Program Documents.

           “Receivables Program Certificates” means, collectively, the 1996-1 Certificates, the 2001-1 Certificates and all other certificates issued pursuant to the Pooling & Servicing Agreement or any supplement thereto representing interests in any series of the H&T Master Trust (other than any such certificate held by Funding Corp. or any other Subsidiary of the Borrower), as the same may be amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

           “Receivables Program Documents” means, collectively, the Pooling & Servicing Agreement, the 1996-1 Supplement, the 1996-1 Certificates, the 2001-1 Certificates, the 2001-1 Supplement, all other supplements to the Pooling & Servicing Agreement (including, without limitation, any supplement relating to any series of Refinancing Certificates), all other Receivables Program Certificates, the Purchase Agreement, all other purchase agreements with respect to Receivables Program Receivables entered into in connection with the Pooling & Servicing Agreement, and all other agreements entered into in connection with the Receivables Program, including, without limitation, any servicing agreements entered into with any servicer of the Receivables Program Receivables, as any of the same may be amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

           “Receivables Program Receivable” means all right, title and interest transferred to the H&T Master Trust for the benefit of the holders of the Receivable Program Certificates, pursuant to the Receivables Program Documents, in (a) the right to payment of amounts in respect of the membership fee (including any sales tax thereon) and finance charges relating thereto under an agreement made by BTFC or another Subsidiary of

  BTFC, in the form of a written retail installment sale contract, for membership in and the right to use facilities at, and obtain services from, one or more health clubs owned by BTFC or another Subsidiary of BTFC, (b) prior to the release thereof pursuant to Section 2.2(b) of the Pooling & Servicing Agreement from the Trust Property (as defined in the Pooling & Servicing Agreement), all amounts paid from time to time pursuant to such written retail installment sale contract in respect of monthly dues, nsf fees, late payment fees, cancellation fees for relocation cancellations, transfer fees to transfer a membership, lost membership card replacement fees, or other payments not constituting Collections or Transferor Collections (as defined in the Pooling & Servicing Agreement), and proceeds thereof (including without limitation amounts held in accounts for the benefit of the H&T Master Trust and investments of such amounts), and (c) such written retail installment sale contract and any rights against the originator or seller thereof under the Purchase Agreement or the other purchase agreements included in the Receivables Program Documents, provided that any such right, title or interest in any of the property identified in the foregoing clauses (a), (b) or (c) of this definition shall automatically cease to constitute “Receivables Program Receivables” at such time as (I) each of the following conditions is satisfied: (i) all Receivables Program Certificates are paid in full, (ii) the H&T Master Trust is terminated pursuant to Section 12.1 of the Pooling & Servicing Agreement and, pursuant to Section 12.4 of the Pooling & Servicing Agreement, the Exchangeable Transferor Certificate is surrendered to the trustee in connection with the reconveyance by the trustee to Funding Corp. of all right, title and interest of the H&T Master Trust in the Receivables Program Receivables and other property of the H&T Master Trust (except for amounts held by the trustee pursuant to Section 12.3(b) of the Pooling & Servicing Agreement), and (iii) in accordance with GAAP, the accounts receivable constituting Receivables Program Receivables prior to such reconveyance are upon such reconveyance properly included within Contract Receivables on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries or (II) such right, title or interest is returned to BTFC or a Subsidiary in accordance with the Receivables Program Documents or is no longer subject to the Receivables Program Documents.

           “Reference Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate (the Prime Rate not being intended to be the lowest rate of interest charged by the JPMorgan Chase Bank in connection with extensions of credit to debtors) in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the “Board”) through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; “C/D Assessment Rate”: for any day as applied to any Reference Rate Advance, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the “FDIC”) classified as well-capitalized and within supervisory subgroup “B” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC’s (or such successor’s) insuring time deposits at offices of such institution in the United States; “C/D Reserve Percentage”: for any day as applied to any Reference Rate Advance, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Reference Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Reference Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

           “Reference Rate Advance” means an Advance the rate of interest applicable to which is based upon the Reference Rate.

           “Refinancing Certificates” has the meaning ascribed to it in Section 7.09(d).

           “Register” has the meaning ascribed to it in Section 9.04(e).

           “Reinvestment Proceeds” means, at any time, all net proceeds of dispositions of assets (other than sales by the Borrower or a Subsidiary of the Borrower of common stock (or common stock equivalents) of the Borrower) by Borrower and its Subsidiaries

  (but excluding any such dispositions permitted by Sections 7.08(a), (b), (c), (e) or (f) or the proviso to Section 7.08(d)), to the extent, without duplication, that (i) such net proceeds have not yet been applied to the acquisition of properties and other assets that replace the properties and assets that were the subject of such disposition or properties and assets that will be used in the businesses of the Borrower or its Subsidiaries existing on the Closing Date (or in businesses reasonably related or complementary thereto) or to the prepayment of the Advances in accordance with Section 2.13(a), and with respect to which less than 360 days has elapsed since the disposition giving rise to such proceeds, or (ii) an amount equal to or greater than such net proceeds has been applied to the acquisition of properties and other assets that (as determined by the board of directors of the Borrower) replace the properties and assets that were the subject of such disposition or properties and assets that will be used in the businesses of the Borrower or its Subsidiaries existing on the Closing Date (or in businesses reasonably related or complementary thereto) within 180 days prior to the disposition giving rise to such proceeds, provided that, to the extent that the Borrower and its Subsidiaries receive in excess of $10,000,000 of Net Cash Proceeds from dispositions (but excluding any such dispositions permitted by Sections 7.08(a), (b), (c), (e) or (f) or the proviso to Section 7.08(d)) in any fiscal year of the Borrower, such excess shall not be Reinvestment Proceeds.

           “Reinvestment Proceeds Amount” means, at any time, the aggregate amount of Reinvestment Proceeds at such time.

           “Reportable Event” shall be as defined in Section 4043 of ERISA.

           “Restricted Payment” means with respect to any Person (a) any dividend or other distribution of assets, properties, cash, rights, obligations or securities, direct or indirect, on account of any shares of any class of the capital stock or other equity interests of such Person; or (b) any amount paid in redemption, retirement, repurchase, direct or indirect, of (x) any shares of any class of capital stock or other equity interests or (y) any warrants, options or other rights to acquire any shares of any class of capital stock or other equity interests of such Person.

           “Revolving Credit” means the credit available to Borrower under Article II hereof.

           “Revolving Credit Commitment” has the meaning ascribed to it in Section 2.01(a) hereof.

           “Revolving Credit Commitment Amount” means $90,000,000, less any Revolving Credit Commitment Reductions; provided that the Borrower may request that the Revolving Credit Commitment Amount be increased from time to time in an aggregate amount not to exceed $25,000,000 as long as (i) any such increase (a “Revolving Credit Commitment Amount Increase”) shall be in a minimum amount of $5,000,000, (ii) no Default or Event of Default shall exist immediately preceding or following any Revolving Credit Commitment Amount Increase, (iii) any Revolving Credit Commitment Amount Increase shall be made available by lenders (which may include Persons not theretofore Lenders under this Agreement), and pursuant to technical procedures (such as non-pro rata funding and fundings during Eurodollar interest periods), satisfactory to the Agent and (iv) the Borrower and its Subsidiaries shall have taken such action, including executing and delivering satisfactory amendments to the mortgages and providing satisfactory title insurance, as the Agent may request in order to provide that each such Revolving Credit Commitment Amount Increase and related Obligations are secured by a perfected Lien on the Collateral having the priority existing immediately prior to such increase. No Lender shall be required to provide any Revolving Credit Commitment Amount Increase.

           “Revolving Credit Commitment Amount Increase” has the meaning assigned in the definition of “Revolving Credit Commitment Amount”.

           “Revolving Credit Commitment Period” means the period from and including the date of this Agreement to but excluding the Revolving Credit Termination Date.

           “Revolving Credit Commitment Reductions” means the amount of the permanent reductions of the Revolving Credit Commitment Amount resulting from the application of Sections 2.11 or any other provision contained herein.

           “Revolving Credit Termination Date” means the earliest to occur of:

             (a) the date the Revolving Credit Commitment Amount is terminated by the Borrower pursuant to Section 2.11 or is otherwise terminated or reduced to zero pursuant to the terms of this Agreement, provided that all amounts payable under this Agreement in respect of the Revolving Credit and the Notes are fully repaid on or prior to such date,

             (b) the date the Revolving Credit hereunder is terminated or accelerated pursuant to Article VIII,

             (c) June 30, 2008, and

             (d) the Early Termination Date.

           “Secured Creditors” means, collectively, JPMorgan Chase Bank and the Operating Banks in their separate financial arrangements with the Borrower, and the Agent, the Collateral Agent, the Lenders and the Issuing Lenders, each in connection with the Secured Obligations.

           “Secured Obligations” means, collectively, the Obligations and the Operating Bank Obligations.

           “Senior Indebtedness” means Senior Indebtedness of the Borrower as defined in each of the 1997 Indenture and the 1998 Indenture.

           “Senior Unsecured Notes” means the Borrower’s 10.5% Senior Notes due 2011, issued under and pursuant to the Senior Unsecured Notes Indenture

           “Senior Unsecured Notes Indenture” means that certain Indenture dated as of July 2, 2003 among the Borrower, the Subsidiaries party thereto and U.S. Bank National Asociation, as trustee (and any successor trustee thereto) relating to the Senior Unsecured Notes.

           “Senior Secured Leverage Ratio” means at any time the ratio of (i) Consolidated Total Debt less the aggregate principal amount of (x) Subordinated Debt and (y) Senior Unsecured Notes at such time to (ii) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended.

           “Subordinated Debt” means (a) Borrower’s 9-7/8% Senior Subordinated Notes due 2007, issued under and pursuant to the 1997 Indenture (“1997 Subordinated Notes”), (b) Borrower’s 9-7/8% Senior Subordinated Notes due 2007, issued under and pursuant to the 1998 Indenture (together with any of Borrower’s 9-7/8% Senior Subordinated Notes due 2007 issued under the 1998 Indenture in exchange therefor, the “1998 Subordinated Notes” and together with the 1997 Subordinated Notes, the “Subordinated Notes”), and (c) any other Debt of Borrower which is subordinated to the Debt created under this Agreement and the Notes in a manner and containing terms and provisions satisfactory to Majority Lenders.

           “Subordinated Notes” has the meaning ascribed to it in the definition of Subordinated Debt.

           “Subsidiary” means any corporation, association or other business entity of which a Person owns, directly or indirectly, more than fifty percent (50%) of the voting securities thereof or which such Person otherwise controls; provided that, other than for purposes of Sections 5.12, 6.08 and 7.14, the definition of “Subsidiary” shall not include any Unrestricted Subsidiary. Unless the reference is specifically otherwise, “Subsidiary” shall refer to a Subsidiary of Borrower.

           “Substantial Subsidiary” means any Subsidiary of Borrower with respect to which (a) the aggregate book value of its assets, determined in accordance with GAAP at such time, is greater than 1% of the aggregate book value of the assets of Borrower and its Subsidiaries taken as a whole or (b) the aggregate gross revenues of such Subsidiary, determined in accordance with GAAP for the immediately preceding fiscal quarter, is greater than 1% of the aggregate gross revenues of Borrower and its Subsidiaries taken as a whole, for such period.

           “Tax Allocation and Indemnity Agreement” means the Tax Allocation and Indemnity Agreement, dated as of January 9, 1996, among Bally Entertainment Corporation, a Delaware corporation, the Borrower and their respective direct and indirect subsidiaries.

           “Termination Event” means (i) the institution of steps by Borrower, an ERISA Affiliate, PBGC or any other Person under Section 4041 or 4042, as applicable, of ERISA to terminate a Plan, (ii) the occurrence of a Reportable Event which is a basis under Section 4042 of ERISA for PBGC to institute steps to terminate a Plan, (iii) the occurrence of a contribution failure with respect to a Plan sufficient to give rise to a lien under Section 302(f) of ERISA, (iv) the withdrawal by Borrower or any ERISA Affiliate from a Plan as to which it is a substantial employer under Sections 4062(e) and 4063 of ERISA or (v) the withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan under Section 4203 or 4205 of ERISA.

           “Total Leverage Ratio” means at any time the ratio of Consolidated Total Debt at such time to Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended.

           “Transferee” has the meaning ascribed to it in Section 9.04(c).

           “2001-1 Certificates” means the certificates executed by Funding Corp. and authenticated by the trustee under the Pooling & Servicing Agreement representing interests in Series 2001-1 of the H&T Master Trust.

           “2001-1 Supplement” means the Series 2001-1 Supplement, dated as of November 30, 2001, by and among Funding Corp., BTFC and JPMorgan Chase Bank, as trustee, supplementing the Pooling & Servicing Agreement, as the same may be amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

           “Type” means, as to any Advance, its nature as a Reference Rate Advance or a Eurodollar Rate Advance.

           “Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower that exists on the Closing Date and is so designated as an Unrestricted Subsidiary on Schedule 1.01(c), (ii) any subsidiary of the Borrower that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below), and (iii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any subsidiary of the Borrower (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Borrower nor any of its Subsidiaries provides guarantees or other credit support for Debt or other obligations of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt or obligations), (b) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Debt other than Unrestricted Subsidiary Indebtedness, (c) any Investment by the Borrower in such Unrestricted Subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions described under Section 7.01 and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with the Borrower or any other Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed an Investment, and (d) such Unrestricted Subsidiary does not own any Capital Stock in any

  Subsidiary of the Borrower which is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Agent by filing with the Agent a resolution of the Board of Directors of the Borrower giving effect to such designation and an officer’s certificate certifying that such designation complies with the foregoing conditions and any Investment by the Borrower in such Unrestricted Subsidiary shall be deemed the making of an Investment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the Fair Market Value of such Investment as determined in good faith by the Board of Directors (and evidenced by a resolution of the Board of Directors). The Board of Directors may designate any Unrestricted Subsidiary as a Subsidiary; provided (i) that, if such Unrestricted Subsidiary has any Debt, immediately after giving effect to such designation, no Default or Event of Default would result, and (ii) that all Debt of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary.

           “Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Debt of such Unrestricted Subsidiary (a) as to which neither the Borrower nor any Subsidiary is directly or indirectly liable (by virtue of the Borrower or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Debt), and (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Debt of the Borrower or any Subsidiary to declare, a default on such Debt of the Borrower or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its stated maturity.

                     1.02   Financial Standards. All accounting terms not expressly defined herein shall be construed, except where the context otherwise requires or if it has otherwise been indicated herein, in accordance with GAAP. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Securities and Exchange Commission, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes result in a change in the method of calculation, or affect the results of such calculation, of any of the financial covenants and the definitions relating to such financial covenants, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants or terms in accordance with Section 10.06 hereof so as to equitably reflect such changes, with the desired result that the criteria for evaluating Borrower’s financial condition and results of operations shall be the same after such changes as if such changes had not been made.

                     1.03   Interpretation. References to Exhibits and Schedules are to those to this Agreement, unless otherwise indicated. References to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all amendments, supplements and other modifications to such instruments, but only to the extent such amendments, supplements and other modifications are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns and, in the case of governmental authorities, Persons succeeding to their respective functions and capacities.

ARTICLE II.

THE CREDIT

                     2.01   The Revolving Credit. (a)  From time to time during the Revolving Credit Commitment Period and subject to the terms and conditions of this Agreement, each Lender severally agrees to lend to Borrower sums at any one time outstanding not in excess of an aggregate amount equal to such Lender’s Commitment Percentage of the Revolving Credit Commitment Amount (as to each Lender; its “Revolving Credit Commitment”) provided, that no Lender shall make any Advance if, after giving effect to such Advance, the aggregate outstanding principal amount of all Advances plus the aggregate undrawn amount of all Letters of Credit then outstanding plus the aggregate amount of all unreimbursed drawings under Letters of Credit would exceed the Revolving Credit Commitment Amount. Each Lender’s maximum obligation under the Revolving Credit at any time is the amount derived by multiplying its Commitment Percentage by the Revolving Credit Commitment Amount. Advances made under the Existing Credit Agreement and outstanding and not repaid on the Closing Date shall continue outstanding under this Agreement and be deemed to be Advances made by the Lenders pursuant to this Agreement.

                     (b)   The Revolving Credit is a revolving credit and Borrower may, prior to the Revolving Credit Termination Date, borrow, repay and reborrow amounts repaid up to the maximum amount available under Section 2.01(a), subject to the reductions permitted by Section 2.11 hereof.

                     (c)   The Revolving Credit may from time to time consist of (i) Eurodollar Rate Advances, (ii) Reference Rate Advances or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with Section 2.02, provided that no Advance shall be made as a Eurodollar Rate Advance after the day that is one month prior to the Revolving Credit Termination Date.

                     2.02   Requests for Advances. (a)  Each Advance shall be made upon the irrevocable request of Borrower received by Agent by 12:00 p.m. noon, New York time, on the Borrowing Date therefor in the case of Reference Rate Advances and three (3) Banking Days prior to the Borrowing Date therefor in the case of Eurodollar Rate Advances, specifying: (i) the Borrowing Date for such Advance, which shall be a Banking Day; (ii) the amount of such Advance; (iii) whether the Advance is to be of Reference Rate Advances, Eurodollar Rate Advances or a combination thereof; (iv) if the Advance is to consist entirely or partly of Eurodollar Rate Advances, the amount of such Eurodollar Rate Advances and the length of the initial Interest Period therefor; and (v) the account of Borrower with Agent for the deposit of the proceeds of such Advance. Notwithstanding the foregoing, all Advances to be made on the Closing Date shall be Reference Rate Advances.

                     (b)   Each request for a Advance may be made in writing or by telephone, provided, however, that any such telephonic request shall be confirmed immediately by telecopier and also in writing delivered to Agent by Borrower not more than three (3) Banking Days after the date such telephonic request is made, provided, however, that telephonic requests shall be subject to the indemnity provisions set forth in Section 9.07 hereof.

                     (c)   Upon receipt of such borrowing request, Agent shall promptly notify Lenders thereof.

                     (d)   Each Reference Rate Advance hereunder shall be in the minimum aggregate amount of One Million Dollars ($1,000,000) or in integral multiples of Five Hundred Thousand Dollars ($500,000) in excess thereof (or, if the excess of the Revolving Credit Commitments then in effect over the aggregate principal amount of all Advances then outstanding is less than $1,000,000, such lesser amount). Each Eurodollar Rate Advance shall be in the minimum aggregate amount of Five Million Dollars ($5,000,000) or in integral multiples of One Million Dollars ($1,000,000) in excess thereof.

                     (e)   Each Advance shall be made on a pro rata basis by all Lenders having Revolving Credit Commitments, and each Lender’s portion of each Advance shall be equal to its Commitment Percentage of such Advance.

                     2.03   [Reserved].

                     2.04   [Reserved].

                     2.05   [Reserved].

                     2.06   Lending Branch and Evidence of Credit. (a)  The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Advance made by such Lender on the Revolving Credit Termination Date (or such earlier date on which the Advances become due and payable pursuant to Article VIII). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Advances made to it from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08.

                     (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                     (c)   The Agent shall maintain the Register pursuant to Section 9.04(e), and a subaccount therein for each Lender in which shall be recorded (i) the amount of each Advance made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

                     (d)   The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.06(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

                     (e)   The Borrower agrees that, upon the request to the Agent by any Lender, the Borrower will execute and deliver to such Lender a Note with appropriate insertions as to date and principal amount.

                     (f)   Each Lender’s proportionate interest in each Advance and each payment to such Lender under this Agreement and the Notes shall be made for the account of such Lender’s Lending Branch.

                     2.07   Conversion and Continuation Options. (a)  The Borrower may elect from time to time to convert Eurodollar Rate Advances to Reference Rate Advances by giving the Agent at least two Banking Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Rate Advances may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Reference Rate Advances to Eurodollar Rate Advances by giving the Agent at least three Banking Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Rate Advances shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Rate Advances or Reference Rate Advances may be converted as provided herein, provided that (i) no Advance may be converted into a Eurodollar Rate Advance when any Default or Event of Default has occurred and is continuing and the Agent or the Majority Lenders have determined that such a conversion is not appropriate, and (ii) no Advance may be converted into a Eurodollar Rate Advance after the date that is one month prior to the relevant Revolving Credit Termination Date.

                     (b)   Any Eurodollar Rate Advances may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower’s giving notice to the Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Advance, provided that no Eurodollar Rate Advance may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Agent or the Majority Lenders have determined that such a continuation of a Eurodollar Rate Advance is not appropriate, or (ii) after the date that is one month prior to the Revolving Credit Termination Date and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Advances shall be automatically converted to Reference Rate Advances on the last day of such then expiring Interest Period.

                     2.08   Computation of and Payment of Interest. (a)  From and including the relevant Borrowing Date to the payment in full of all Obligations, the outstanding principal balance of each Advance hereunder, subject to Section 2.08(d) hereof, shall bear interest until paid in full at a rate per annum equal to:

               (i)   with respect to Reference Rate Advances, at the Reference Rate for each day plus the Applicable Margin; and

               (ii)   with respect to Eurodollar Rate Advances, for each day during an Interest Period therefor, at the Eurodollar Rate for such day plus the Applicable Margin;

                     (b)   Interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be payable on the date of any prepayment of Advances pursuant to Section 2.12 or 2.13 (except for any prepayment pursuant to Section 2.12 of any Advance that is a Reference Rate Advance) for the portion of the Advances so prepaid and upon payment (including prepayment) in full thereof and, after the occurrence and during the continuance of any Event of Default, interest shall be payable on demand.

                     (c)   Interest on Reference Rate Advances calculated on the basis of the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be; otherwise, interest and fees payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days, in each case for actual days elapsed, including the first day and excluding the last day.

                     (d)   During the period (i) from and including the stated due date for payment of any amount under this Agreement or the date of acceleration of any amount pursuant to Article VIII which Borrower fails to pay on such due date or date of acceleration and (ii) to but excluding the date on which such amount is paid in full, Borrower shall, on demand and to the extent permitted by applicable law, pay interest on such unpaid amount at a rate per annum equal to (A) in the case of overdue principal of any Advance, the sum of the rate of interest otherwise applicable to such unpaid amount plus two percent (2%) or (B) in the case of any other overdue amount, the Reference Rate plus the Applicable Margin plus 2%; provided, however, that upon the occurrence and during the continuation of an Event of Default under Section 8.01(a), the entire principal amount of the Advances outstanding hereunder and under the Notes shall bear interest as provided in this Section 2.08(d). Interest under this Section 2.08(d) shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed.

                     (e)   Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to Section 2.08(a).

                     (f)   If prior to the first day of any Interest Period:

               (i)   the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

               (ii)   the Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Advances during such Interest Period,

then the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Rate Advances requested to be made on the first day of such Interest Period shall be made as Reference Rate Advances, (y) any Advances that were to have been converted on the first day of such Interest Period to Eurodollar Rate Advances shall be converted to or continued as Reference Rate Advances and (z) any outstanding Eurodollar Rate Advances shall be converted, on the first day of such requested Interest Period, to Reference Rate Advances. Until such notice has been withdrawn by the Agent, no further Eurodollar Rate Advances shall be made or continued as such, nor shall the Borrower have the right to convert Advances to Eurodollar Rate Advances. The Agent shall give telecopy or telephonic notice of such withdrawal to the Borrower and the Lenders as soon as practicable thereafter.

                     2.09   Payment of Advances. Borrower shall repay the outstanding amount of all Advances on the Revolving Credit Termination Date.

                     2.10   Payments. (a)  Each payment to Borrower hereunder, and each payment of principal, interest and other sums due from Borrower under this Agreement shall be made in immediately available funds at Agent’s address for payments indicated on the signature page of this Agreement.

                     (b)   Each Lender agrees that upon receipt of notice from Agent, it will make the funds which it is to advance hereunder available to Agent at Agent’s address for payments indicated on the signature page of this Agreement not later than 1:00 p.m., New York time, on the date of disbursement, and Agent will thereupon advance to Borrower the amount so received from Lenders.

                     (c)   Payment of all sums under this Agreement shall be made by Borrower to Agent for the account of Lenders, and the Agent shall promptly distribute to each Lender its share of such payments by wire transfer of immediately available funds. Each payment by Borrower shall be made without setoff, deduction or counterclaim not later than 1:00 p.m., New York time, on the day such payment is due. All sums received after such time shall be deemed received on the next Banking Day and such extension of time shall be included in the computation of payment of interest, fees or other sums, as the case may be.

                     (d)   Unless Agent shall have been notified by telephone (confirmed in writing), by any Lender prior to a Borrowing Date, that such Lender will not make available to Agent the amount which would constitute its Commitment Percentage of the Advances to be made on such date, Agent may assume that such Lender has made such amount available to Agent and, in reliance thereon, may (but shall not be required to) make available to Borrower a corresponding amount. If such Lender makes its Commitment Percentage of an Advance available to Agent after a borrowing date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate from and including the borrowing date to but excluding the date the Commitment Percentage of such Advance was made available to Agent (the “Out of Funds Period”) multiplied by (ii) an amount equal to its Commitment Percentage of such Advance multiplied by (iii) the quotient of the number of days in the Out of Funds Period divided by 365 or 366, as the case may be. A certificate from Agent submitted to any Lender with respect to any amounts owing under this paragraph (d) shall be conclusive in the absence of manifest error. If any Lender’s Commitment Percentage of an Advance is not in fact made available to Agent by such Lender within one (1) Banking Day after a Borrowing Date, Agent shall be entitled to recover such amount, with interest thereon at the rate per annum then applicable to the Advances hereunder, on demand from Borrower, without prejudice to Agent’s and Borrower’s rights against such defaulting Lender.

                     (e)   Unless Agent shall have been notified by telephone (confirmed in writing), by Borrower, prior to any date on which a payment is due hereunder, that Borrower will not make the required payment on such date, Agent may assume that Borrower will make such payment to Agent and, in reliance upon such assumption, may (but shall not be required to) make available to each Lender the amount due to it on such date. If such amount is not in fact paid to Agent by Borrower within one (1) Banking Day after such payment is due, Agent shall be entitled to recover from each Lender the amount paid to it by Agent, together with interest thereon in the amount equal to the product of (i) the daily average Federal Funds Rate from and including the payment date to but excluding the date the payment was made available to Agent (the “Out of Funds Interval”) multiplied by (ii) an amount equal to the amount received by such Lender multiplied by (iii) the quotient of the number of days in the Out of Funds Interval divided by 365 or 366, as the case may be. A certificate from Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive in the absence of manifest error.

                     2.11   Optional Termination or Reduction of Revolving Credit Commitment Amount. The Borrower shall have the right, upon not less than five Banking Days’ notice to the Agent, to terminate the Revolving Credit Commitments and the L/C Commitments or, from time to time, to reduce the Revolving Credit Commitment Amount. Any such reduction shall be in an amount equal to $2,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitment Amount then in effect; provided, however, that the Revolving Credit Commitment Amount may not at any time be reduced (after giving effect to any prepayments made on the date of such reduction pursuant to Section 2.13(b)) below the sum of (i) the principal amount of the outstanding Advances, (ii) the undrawn amount of all outstanding Letters of Credit and (iii) the aggregate amount of all unreimbursed drawings under Letters of Credit on the date of reduction or termination. Any Revolving Credit Commitment Reduction pursuant to this Section 2.11 shall be permanent.

                     2.12   Optional Prepayments. Upon written notice (or telephone notice confirmed promptly in writing) received by Agent not later than 12:00 noon, New York City time, on the date thereof, Borrower may at any time prepay any Reference Rate Advance in full or in part, without premium or penalty, in the amount of One Million Dollars ($1,000,000) or an integral multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof (or, if the outstanding principal amount of all Reference Rate Advances is less that $1,000,000, such lesser amount). Upon written notice (or telephone notice confirmed promptly in writing) received by Agent not later than 12:00 noon, New York time, received at least three (3) Banking Days prior to the date of prepayment, which notice shall specify the date and amount of prepayment and the amount of Eurodollar Rate Advances being prepaid, Borrower may on the last day of any Interest Period with respect thereto prepay any Eurodollar Rate Advance in full or in part, without premium or penalty (other than costs required to be paid pursuant to Section 2.17(d)), in the amount of Five Million Dollars ($5,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof. Each such prepayment of Advances made pursuant to this Section 2.12 may be reborrowed subject to the terms and conditions of this Agreement. Any prepayments of Advances made pursuant to this Section 2.12 shall be applied first to Reference Rate Advances then outstanding and then to Eurodollar Rate Advances then outstanding, subject to Section 2.17(d).

                     2.13   Mandatory Prepayments . (a)  Within ten (10) days of the date of receipt by Borrower or any of its Subsidiaries of any Net Cash Proceeds, the Borrower shall make a mandatory prepayment, without premium or penalty (other than costs required to be paid pursuant to Section 2.17(d)), of the outstanding Advances (without any reduction of the Revolving Credit Commitment Amount).

                     (b)   If at any time (A) the sum of the aggregate principal amount of the outstanding Advances plus the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all unreimbursed drawings under Letters of Credit shall exceed (B) the Revolving Credit Commitment Amount, Borrower shall, without demand or notice, prepay Advances or cash collateralize or replace Letters of Credit in such amount as may be necessary to eliminate such excess, and Borrower shall take such action on the Banking Day on which Borrower learns or is notified of the excess, if Borrower so learns or is so notified prior to 1:00 p.m. (New York City time) on such day, and otherwise on the immediately succeeding Banking Day. Notwithstanding any contrary provision contained herein, the prepayment of any Advance or cash collateralization or replacement of any Letter of Credit hereunder (including, without limitation, pursuant to this Section 2.13 or Section 2.11) shall be accompanied by the payment of accrued interest on the amount prepaid to the date of payment.

                     (c)   Any prepayments made pursuant to this Section 2.13 shall be applied first to Reference Rate Advances to the extent then outstanding and then to Eurodollar Rate Advances to the extent then outstanding, subject to Section 2.17(d).

                     2.14   Fees. Borrower shall pay to Agent for the ratable benefit of each relevant Lender (except as otherwise provided):

             (a)   (i)  in respect of each Letter of Credit, a commission on the maximum amount available for drawing under such Letter of Credit, calculated at the rate per annum equal to the Letter of Credit Rate (as set forth under the definition of Applicable Margin in Section 1.01; provided that for the period from the Closing Date to the date financial statements are delivered pursuant to Section 6.03(b) with respect to the fiscal quarter ending September 30, 2003, the Total Leverage Ratio shall be presumed to be greater than or equal to 3.75 to 1 for purposes of calculating such commission) on the face amount of such Letter of Credit, computed for the period from the date such Letter of Credit is issued to the date upon which the next payment is due under this subsection (and, thereafter, from the date of payment under this subsection to the date upon which the next payment is due under this subsection), and payable quarterly in arrears (calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed) on the last Banking Day of each March, June, September and December after the issuance of such Letter of Credit and on the Revolving Credit Termination Date;

             (ii)   a fronting fee in an amount equal to one-quarter percent (1/4%) of the face amount of such Letter of Credit, computed for the period from the date such Letter of Credit is issued to the date upon which the next payment is due under this subsection (and, thereafter, from the date of payment under this subsection to the date upon which the next payment is due under this subsection), and payable quarterly in arrears (calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed) on the last Banking Day of each March, June, September and December after the issuance of such Letter of Credit and on the Revolving Credit Termination Date; provided that such fee shall be for the Issuing Lender’s sole account; and

             (iii)   all customary and normal costs and expenses as are incurred or charged by the Issuing Lender in negotiating, issuing, effecting payment under, amending or otherwise administering any Letter of Credit, provided that payment of such costs and expenses shall be for the Issuing Lender’s sole account; and

                     (b)   a commitment fee, at the rate per annum equal to (x) 0.75% for each day on which utilization (the aggregate amount of outstanding Advances, Letters of Credit and unreimbursed drawings in respect of Letters of Credit) of the Revolving Credit is equal to or less than 33% of the Revolving Credit Commitment Amount or (y) 0.50% otherwise, on the difference between (i) the average daily Revolving Credit Commitment Amount, and (ii) the average daily principal amount of the outstanding Advances, participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit. The commitment fees under this Section 2.14(b) shall be payable quarterly in arrears (calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed) payable on the last Banking Day of each March, June, September and December and on the Revolving Credit Termination Date.

                     2.15   Agency Fees. The Borrower agrees to pay to the Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Agent and to perform any other obligations contained therein.

                     2.16   Taxes.

                     (a)   All payments or reimbursements under this Agreement and any instrument or agreement required hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding,

               (i)   in the case of each Lender and Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or Agent (as the case may be) is organized or any political subdivision thereof,

               (ii)   in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Lending Branch or any political subdivision thereof, and

               (iii)   in the case of each Lender that is not a U.S. person as defined in Section 7701(a)(30) of the Code (“Non-U.S. Lender”), United States federal withholding taxes that are (x) attributable to such Bank’s failure to comply with the requirements of Section 2.16(d), (y) imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, or (z) imposed other than as a result of a change in treaty, law or regulation or the application or interpretation thereof, except in the case of (x) or (y), to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such taxes.

(all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower or Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Agent,

             (i)   the sum payable by Borrower shall be increased as may be necessary so that after Borrower or Agent has made all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,

             (ii)   Borrower or Agent shall make such deductions and

             (iii)   Borrower or Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                     (b)   In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by Borrower or by Agent hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

                     (c)   Borrower will indemnify each Lender and Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or Agent (as the case may be) makes written demand therefor. Any such demand shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall provide reasonably acceptable evidence of payment of such Tax or Other Tax.

                     (d)   Each Non-U.S. Lender shall deliver to the Borrower and the Agent two copies of either U.S. Internal Revenue Service Form W-8 BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each

Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.16(d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.16(d) that such Non-U.S. Lender is not legally able to deliver.

                     (e)   Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Branch if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                     (f)   Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of principal and interest under this Agreement and the Notes and all other Obligations under this Agreement.

                     2.17   Increased Costs; Illegality; Indemnity. (a)  Borrower shall reimburse or compensate each Lender, upon demand by such Lender, for all costs incurred, losses suffered (including lost profit) or payments made by such Lender which are applied or allocated by such Lender to the Revolving Credit (all as determined by such Lender in its sole and absolute discretion) by reason of:

               (i)   any Lender’s being subject to any tax of any kind whatsoever with respect to this Agreement, any Note or any Advance made by it, or change in the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by Section 2.16 and changes in the rate of tax on the overall net income of such Lender);

               (ii)   the imposition, modification or holding applicable of any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

               (iii)   compliance by such Lender with any direction, requirement or request from any regulatory authority, whether or not having the force of law.

                     (b)   Any Lender seeking (i) reimbursement from Borrower for the costs incurred, losses suffered or payments made as described in subsection (a) of this Section 2.17, or (ii) payment from Borrower under Section 2.18 hereof, may recover such sums from Borrower by delivering to Borrower a statement setting forth the amount owed to such Lender and showing how such calculation was made, signed by a duly authorized officer of such Lender, which statement shall be conclusive evidence of the amount owed absent manifest error; provided, however, that (A) reimbursement or payment under this subsection (b) shall not be demanded by any Lender for the period prior to the Closing Date (other than Lenders party to the Existing Credit Agreement; provided that no claim shall be made by any Lender pursuant to the Existing Credit Agreement that arose during the period prior to the closing date for the Existing Credit Agreement), and (B) each Lender shall notify Borrower as promptly as practicable of any event occurring after the date of this Agreement that would entitle such Lender to reimbursement or payment under this subsection (b).

                     (c)   Notwithstanding any other provision herein, if the adoption of or any change in any requirement of law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Advances as contemplated by this Agreement, (A) the commitment of such Lender hereunder to make Eurodollar Rate Advances, continue Eurodollar Rate Advances as such and convert Reference Rate Advances to Eurodollar Rate Advances shall forthwith be cancelled and (B) such Lender’s Advances then outstanding as Eurodollar Rate Advances, if any, shall if required by law, be converted automatically to Reference Rate Advances on the respective last days of the then current Interest Periods with respect to such Advances or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Advance occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to paragraph (d) below.

                     (d)   The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (A) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Advance, (B) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Rate Advances after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (C) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (D) the making of a prepayment of Eurodollar Rate Advances on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. The covenants contained in Subsections (b) and (d) of this Section 2.17 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                     2.18   Capital Adequacy. If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Branch or any corporation controlling such Lender) with any direction, requirement or request regarding capital adequacy (whether or not having the force of law) of any such authority, central Lender or comparable agency, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and such Lender (taking into consideration such Lender’s policies with respect to capital adequacy and such Lender’s targeted return on capital) determines that the amount of such capital is increased or required to be increased as a consequence of such Lender’s obligations under this Agreement, then, upon demand by such Lender, Borrower shall immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

                     2.19   Letters of Credit.

                     (a)  The Letters of Credit. (i)  From time to time during the Revolving Credit Commitment Period, each Issuing Lender agrees on the terms and conditions set forth herein to issue Letters of Credit for the account of the Borrower; provided, that no Issuing Lender shall issue any Letter of Credit if after giving effect to such issuance, the aggregate undrawn amount of all Letters of Credit then outstanding plus the aggregate amount of all unreimbursed drawings under Letters of Credit would exceed the L/C Commitment Amount; provided, further, that no Issuing Lender shall issue any Letters of Credit if, after giving effect to such issuance, the sum of the aggregate undrawn amount of all Letters of Credit then outstanding plus the aggregate outstanding principal amount of all Advances plus the aggregate amount of unreimbursed drawings under Letters of Credit would exceed the Revolving Credit Commitment Amount; provided, further, that no Issuing Lender shall issue any Letters of Credit subsequent to the date which is 30 days prior to the Revolving Credit Termination Date. All letters of credit issued under the Existing Credit Agreement and outstanding on the Closing Date shall continue outstanding under this Agreement and be deemed to be Letters of Credit issued by the Issuing Lender pursuant to this Agreement.

               (ii)   No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

                           (A)   any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any legal requirement applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender on the Closing Date and which such Issuing Lender in good faith deems material to it; or

                           (B)   such Issuing Lender has received notice from Agent, or from Agent at the request of any Lender, on or prior to the Banking Day immediately prior to the requested date of issuance of such Letter of

      Credit that one or more of the conditions contained in Section 4.02 is not then satisfied; or

                           (C)   such requested Letter of Credit has an expiration date which is after the earlier of (x) five Banking Days prior to the Revolving Credit Termination Date and (y) one year after the date of issuance (subject to automatic renewals on terms satisfactory to the Issuing Lenders).

               (iii)   Subject to Section 2.19(g), Letters of Credit with a one-year tenor may be by their terms automatically renewable (such automatically renewable Letters of Credit hereby referred to as “Renewable Letters of Credit”) for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) of the preceding paragraph (a)(ii)(C)). The Issuing Lender shall notify all beneficiaries of Renewable Letters of Credit that such Letters of Credit shall not be renewed or extended unless the Agent and the Issuing Lender shall have received the request from the Borrower required under Section 2.19(g) and all conditions precedent to the issuance of Letters of Credit set forth in Section 4.02 are satisfied at the time of such renewal or extension (which time, for purposes of this Section and Section 4.02, shall be deemed to be the time of such renewal or extension and not the expiry date of such Letters of Credit).

                     (b)   Issuance of Letters of Credit.

               (i)   Each Letter of Credit shall be issued upon the irrevocable written request of Borrower, received by Agent and the Issuing Lender at least seven (7) days (or such shorter time as Agent may agree in a particular instance) prior to the proposed date of issuance. Each Letter of Credit outstanding under the Existing Credit Agreement which survives the Closing Date shall be deemed to be reissued under this Agreement on the Closing Date as set forth on Schedule 2.19(b).

               (ii)   Each request for issuance of a Letter of Credit shall be by telecopy, confirmed immediately in writing, on the form specified by the Issuing Lender as being its then customary form for letter of credit applications and shall specify: (A) the proposed date of issuance (which shall be a Banking Day); (B) the face amount of the Letter of Credit; (C) the date of expiration of the Letter of Credit; (D) the purpose of such Letter of Credit, (E) the name and address of the beneficiary thereof; (F) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; and (G) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; provided that in the event that the form specified by the Issuing Lender conflicts with any provisions of this Agreement, the provisions in this Agreement shall govern.

               (iii)   No Letter of Credit shall be issued (or renewed or extended) if such Letter of Credit would thereupon have an expiration date which is after the date which is five Banking Days prior to the Revolving Credit Termination Date.

               (iv)   Unless an Issuing Lender has received notice on or before the Banking Day immediately preceding the date such Issuing Lender is to issue a requested Letter of Credit (A) from the Agent directing such Issuing Lender not to issue such Letter of Credit because the amount specified in Section 2.19(a)(i) would be exceeded and/or (B) from any Lender that one or more conditions specified in Section 4.02 are not then satisfied, then subject to the terms and conditions of this Section 2.19 and provided that the applicable conditions set forth in Section 4.02 hereof have been satisfied, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower in accordance with the Issuing Lender’s usual and customary business practices. Prior to issuing any Letter of Credit, the Issuing Lender of such Letter of Credit will consult with the Agent to confirm that the amount specified in Section 2.19(a)(i) would not be exceeded, and that the conditions specified in Section 4.02 have been satisfied.

               (v)   Promptly after issuance of each Letter of Credit, the Issuing Lender shall deliver to Borrower and Agent a copy of such Letter of Credit. Agent shall promptly deliver a copy thereof to each other Lender. Each Letter of Credit shall provide that, except as otherwise determined in the sole discretion of the Issuing Lender, payment thereunder shall not be made earlier than two (2) business days after receipt of any requisite documents demanding such payment.

               (vi)  All Letters of Credit shall be issued only in Dollars.

                     (c)  Participations, Drawings and Reimbursements.

               (i)   Immediately upon the issuance of each Letter of Credit, each Lender (other than the Issuing Lender) shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a percentage equal to the Commitment Percentage of such Lender.

               (ii)   The Borrower shall reimburse the Agent for the full amount of any drawing under the Letter of Credit on the same date such drawing is honored by the Issuing Lender. In the event Borrower shall fail to reimburse Agent for the full amount of any drawing on the same date such drawing is honored by the Issuing Lender under any Letter of Credit, the Issuing Lender shall promptly notify Agent and Agent shall as promptly as possible notify each Lender thereof and Borrower shall be deemed to have requested that a Reference Rate Advance be made by the Lenders to be disbursed on the date of payment by the Issuing Lender under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment Amount on such date and subject to the conditions set forth in Section 4.02. Any notice given by the Issuing Lender or Agent pursuant hereto may be oral if immediately confirmed in writing (including telecopy or telex); provided that the lack of such an immediate confirmation shall not affect the conclusiveness and binding effect of such notice. The proceeds of such Advances shall be paid to the Agent which will, in turn, disburse such proceeds to the Issuing Lender as reimbursement for such drawings.

    Notwithstanding the foregoing, if at any time an Event of Default described in Section 8.05 or 8.06 has occurred and is continuing, such drawings shall be reimbursed by the Lenders’ purchasing pro rata participation interests in such Letter of Credit in amounts equal to each Lender’s Commitment Percentage of the relevant amounts drawn.

               (iii)   Any unreimbursed Letter of Credit drawing which shall not be converted into a Advance pursuant to Section 2.19(c)(ii) in whole or in part because such conversion would have caused the Revolving Credit Commitment Amount to be exceeded or because of Borrower’s failure to satisfy the conditions set forth in Section 4.02, shall become due and payable upon the date such drawing is paid by the Issuing Lender. Agent shall promptly notify Borrower and Lenders of the occurrence of any unreimbursed drawing under a Letter of Credit. Any such unreimbursed drawing shall bear interest at a rate per annum equal to the Reference Rate plus the sum of the Applicable Margin and 2%.

               (iv)   Each Lender will, promptly upon receipt of notice of an unreimbursed drawing under a Letter of Credit pursuant to Section 2.19(c)(iii), make available to Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Commitment Percentage of the amount of the such unreimbursed drawing. If any Lender so notified shall fail to make available to Agent for the account of the Issuing Lender the amount of its Commitment Percentage of any such unreimbursed drawing on the date the relevant Letter of Credit drawing was honored by the Issuing Lender (the “Participation Date”), then interest shall accrue on such Lender’s obligation to make such payment, (i) from the Participation Date to but not including the second Banking Day after the Participation Date at a rate per annum equal to the Federal Funds Rate, and (ii) from the second Banking Day after the Participation Date at the same rate specified in Section 2.08(a) for Reference Rate Advances. Agent will as promptly as practicable (but in no event later than two (2) Banking Days after the occurrence thereof) give notice of the occurrence of the Participation Date, but failure of Agent to give any such notice on the Participation Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.19(c)(iv).

               (v)   The obligation of each Lender to provide Agent with such Lender’s Commitment Percentage of the amount of any payment or disbursement made by any Issuing Lender under any outstanding Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Lender may have or have had against such Issuing Lender (or any other Lender), including, without limitation, any defense based on the failure of the demand for payment under such Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of such Letter of Credit or any defense based on the identity of the transferee of such Letter of Credit or the sufficiency of the transfer if such Letter of Credit is transferable; provided, however, that Lenders shall not be obligated to reimburse such Issuing Lender for any wrongful payment or disbursement made under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuing Lender or any of its officers, employees or agents. Further, each Lender agrees to perform its obligations under Section 2.19(c)(iv) despite the occurrence of a Default or an Event of Default or any inability of Borrower to require such Lender to fulfill its other obligations hereunder including, without limitation, any inability resulting from the operation of Bankruptcy Code § 365(c)(2) (11 U.S.C. § 365(c)(2)) or otherwise.

                     (d)   Repayment of Participations.

               (i)   Upon and only upon receipt by Agent for the account of the Issuing Lender of funds from Borrower,

                           (A)   in reimbursement of any payment made under a Letter of Credit with respect to which any Lender has theretofore paid Agent for the account of the Issuing Lender for such Lender’s participation in the Letter of Credit pursuant to Section 2.19(c)(iv); or

                           (B)   in payment of interest thereon;

  Agent will pay to each Lender which has funded its participating interest therein, in the same funds as those received by Agent for the account of the Issuing Lender, such Lender’s Commitment Percentage of such funds.

               (ii)   If Agent or the Issuing Lender is required at any time to return to Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by Borrower to Agent for the account of the Issuing Lender pursuant to paragraph (i) in reimbursement of payment made under the Letter of Credit or interest thereon, each Lender shall, on demand of Agent, forthwith return to Agent or the Issuing Lender its Commitment Percentage of any amounts so returned by Agent or the Issuing Lender plus interest thereon from the date such demand is made to but not including the date such amounts are returned by such Lender to Agent or the Issuing Lender, at a rate per annum equal to the Federal Funds Rate.

                     (e)   Role of Issuing Lender. (i)  Each Issuing Lender will exercise and give the same care and attention to any Letter of Credit as it gives to its other letters of credit and similar obligations.

               (ii)   Each Lender participating in a Letter of Credit agrees that, in paying any drawing under any Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than the sight draft and certificates required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person delivering any such document. Neither the Issuing Lender nor any of its representatives, officers, employees or agents shall be liable to any Lender for:

                           (A)   any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders;

                           (B)   any action taken or omitted in the absence of gross negligence or willful misconduct; or

                           (C)   the execution, effectiveness, genuineness, validity or enforceability of any Letter of Credit or any other document contemplated hereby or thereby.

                     (f)   Obligations Absolute. The obligations of Borrower under this Agreement and any other agreements or instrument relating to any Letter of Credit to reimburse each Issuing Lender shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                           (A)   any lack of validity or enforceability of this Agreement, any Letter of Credit, or any other agreement or instrument relating thereto (collectively, the “L/C Related Documents”);

                           (B)   any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                           (C)   the existence of any claim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any unrelated transaction;

                           (D)   any statement and other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                           (E)   any payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit;

                           (F)   any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Collateral Document, for all or any of the obligations of Borrower in respect of any Letter of Credit;

                           (G)   any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Guarantor but excluding any action constituting the Issuing Lender’s gross negligence or willful misconduct; or

                 (H)   the occurrence of a Default or an Event of Default.

                     (g)   Requests Regarding Renewals and Extensions of Renewable Letters of Credit. The Borrower shall deliver to the Agent and the applicable Issuing Lender, not earlier than thirty (30) days, and not later than fourteen (14) days, before notice of non-renewal or non-extension is required under the Renewable Letters of Credit issued by such Issuing Lender, a written request for renewal or extension of each Renewable Letter of Credit which the Borrower desires to renew or extend. Such request shall specify the required date for notice by the Issuing Lender of non-renewal or non-extension under the Renewable Letters of Credit and include a certification by the Borrower that as of the date of such request, no Default or Event of Default shall have occurred and be continuing and all of the representations and warranties contained in this Agreement and the Collateral Documents are true and correct in all material respects, except as to representations and warranties contained in Section 5.09 and which expressly relate to an earlier date and for changes which are contemplated or permitted by this Agreement. No such request shall be made by the Borrower which would cause the expiry date of such Renewable Letter of Credit to extend beyond five Banking Days prior to the Revolving Credit Termination Date. For purposes of this Section 2.19(g), valid delivery by the Borrower of the required request shall be deemed to have occurred only upon actual receipt of such notice by the Agent and the Issuing Lender. If the Borrower fails to deliver such a notice within such period with respect to such Renewable Letter of Credit, the Issuing Lender of such Renewable Letter of Credit shall deliver appropriate notices of non-extension or non-renewal with respect to such Renewable Letter of Credit.

                     (h)   If any change in any requirement of law shall either (i) impose, modify or deem or make applicable any reserve, special deposit, assessment or similar requirement against Letters of Credit issued by any Issuing Lender or against a Lender’s participation in such Letter of Credit or (ii) impose on any Issuing Lender or any Lender participating in such Letter of Credit (a “Participating Lender”) any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to such Issuing Lender of issuing or maintaining any Letter of Credit, or to such Participating Lender of purchasing or maintaining such participating interest in any Letter of Credit (which increase in cost shall be the result of such Issuing Lender’s, or Participating Lender’s, as the case may be, reasonable allocation of the aggregate of such cost increases resulting from such events), then from time to time following notice by such Issuing Lender (or such Participating Lender, as the case may be) to the Borrower, the Borrower shall pay to such Person, as specified by such Person, additional amounts which shall be sufficient to compensate such Person for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Reference Rate plus the Applicable Margin plus 2% per annum. A certificate submitted by such Issuing Lender or Participating Lender to the Borrower concurrently with any such demand by such Person, shall be conclusive, absent manifest error, as to the amount thereof.

ARTICLE III.

SECURITY

                     3.01   Security.

                     (a)   As security for the prompt payment and performance of all Secured Obligations of Borrower, Borrower has heretofore granted and assigned or shall grant and assign, in accordance with the provisions of the Collateral Documents applicable to Borrower, to the Collateral Agent for the benefit of the Secured Creditors with respect to all of Borrower’s Secured Obligations, all of its right, title and interest in and to all of the Collateral. Additionally, all Secured Obligations shall be guaranteed by each Guarantor under the Guarantee and Collateral Agreement and the Operating Bank Guaranty, to the extent provided therein, and the obligations of the Guarantors under the Guarantee and Collateral Agreement and the Operating Bank Guaranty shall be secured pursuant to the terms of the Collateral Documents required to be executed and delivered by them hereunder. Upon the effective date of the sale of all of the stock owned by Borrower or any Subsidiary of, or the effective date of the sale of all of the assets of, any Guarantor permitted hereunder, such Guarantor shall be released from all obligations under the Guarantee and Collateral Agreement.

                     (b)   Upon the application by the Borrower or any Subsidiary of any Reinvestment Proceeds to the acquisition of any new property or assets, the Borrower or such Subsidiary at its expense shall immediately cause such acquired property or assets to become subject to Liens and security interests in favor of the Collateral Agent to secure the Secured Obligations to the same extent, and with the same priority, as the Liens and security interests which covered or extended to the property or assets the disposition of which gave rise to such Reinvestment Proceeds, provided, however, that if any portion of the gross proceeds realized upon the disposition of such asset were applied to discharge any Debt or other obligations secured by a Lien on such assets which was prior to the Liens granted under the Collateral Documents, then there shall not be permitted to be any Lien on the replacement property, other than Liens under the Collateral Documents, except for Liens permitted pursuant to clause (iv) of the definition of “Permitted Liens” in connection with the acquisition of such replacement assets, provided that such Liens do not secure Debt or other obligations in an amount in excess of the Debt or other obligations discharged with respect to the asset disposed of (except for acquisitions of individual items of replacement exercise equipment which may be subject to purchase money financing on customary terms in accordance with the practices of the Borrower and its Subsidiaries). Upon any such acquisition, such acquired property or assets shall be deemed to constitute Collateral for all purposes of this Agreement and the Collateral Documents, any collateral documents executed and delivered by the Borrower or any of its Subsidiaries to grant the liens and security interests required by this Section shall be deemed to be Collateral Documents for all purposes of this Agreement and the other Credit Documents, and any such application of Reinvestment Proceeds and acquisition of such property or assets shall be deemed a representation and warranty that, as of the date of such acquisition, all representations and warranties contained in this Agreement and the Collateral Documents applicable to such Collateral are true and correct in all material respects.

                     3.02   Collateral Documents. The Borrower and the Guarantors have heretofore executed and delivered or will execute and deliver to the Collateral Agent certain Collateral Documents, and the Borrower shall execute and deliver to the Collateral Agent for the benefit of the Secured Creditors (and shall cause each Guarantor to so execute and deliver) all such further Collateral Documents and such other collateral documents as may be reasonably requested by the Collateral Agent in order to perfect and protect Collateral Agent’s security interest in the Collateral granted pursuant to the Collateral Documents, all in form and substance reasonably acceptable to the Collateral Agent.

                     3.03   Priority of Security Interest. The lien and security interest of the Collateral Agent in the Collateral shall, to the extent permissible by applicable law, at all times, be and continue to be a first lien in all jurisdictions, whether state, federal or foreign, subject to no other Lien of any kind (except Permitted Liens).

                     3.04   New Guarantors. Borrower shall cause each Domestic Subsidiary which is hereafter created or acquired (but in any event excluding (i) Lincoln Indemnity Company, (ii) H&T Receivable Funding Corporation, (iii) any Finance Subsidiary, (iv) any Real Estate Financing Subsidiary and (v) any Subsidiary acquired after the Closing Date to the extent such Subsidiary is not required to provide a security interest in its assets or cause its capital stock to be pledged pursuant to Section 7.01(e) (but such Subsidiary described in clause (v) shall be required to become a Guarantor)) to promptly execute and deliver a supplement or addendum to each of the Guarantee and Collateral Agreement and the Operating Bank Guaranty, in form and substance satisfactory to the Collateral Agent, pursuant to which such Subsidiary shall become a party to such agreements as a Grantor (as defined in the Guarantee and Collateral Agreement) and guarantor, together with such Collateral Documents and other documents, instruments and opinions reasonably requested by Agent or the Collateral Agent in order to perfect and protect the Collateral Agent’s security interest in the Collateral granted pursuant to such Collateral Documents, all in form and substance reasonably satisfactory to Agent and the Collateral Agent.

                     3.05   Real Property Matters. As additional security for the Secured Obligations, the Collateral Agent shall have received, with respect to each parcel of real property listed on Schedule 3.05 (the “Existing Mortgage Collateral Properties”), (i) a Mortgage Amendment, executed and delivered by a duly authorized officer of each party thereto; (ii) an endorsement to each of the existing title insurance policies updating the effective date and amending the description of the existing insured mortgage to include the Mortgage Amendment; and (iii) a no-lien affidavit executed by the president or other officer of each respective mortgagor, in form satisfactory to the title company.

                     As additional security for the Secured Obligations, Borrower agrees that in the event Borrower or any Guarantor acquires any real property, then, from time to time, upon request of the Agent, Borrower shall, or shall cause such Guarantor to, execute, deliver and record any new mortgages, deeds of trust and similar instruments, or amendments to any existing mortgages, deeds of trust and similar instruments (collectively, such existing and new instruments are called the “Real Property Security Documents”) encumbering such owned property, which Real Property Security Documents shall be substantially in the same form as the Real Property Security Documents provided on and/or in effect as of the date hereof. In connection with such hereafter owned or otherwise acquired real property, Borrower agrees to provide, or cause the applicable Guarantor to provide, to the Collateral Agent (a) surveys of said real property in the form described in Section 4.01(o) and (b) mortgagee title insurance policies in the form and amount described in Section 4.01(p) covering said real property.

                     3.06   Exceptions. Notwithstanding the foregoing, the Borrower and its Subsidiaries shall not be required to (a) execute and deliver Real Property Security Documents with respect to real property acquired after the Closing Date that is subject to liens permitted by clause (iv) or (xiv) of the definition of “Permitted Liens”, (b) cause any Subsidiary to provide a security interest in its assets or cause its Capital Stock to be pledged to the extent not required pursuant to Section 7.01(e) or (c) cause the assets of any Real Estate Financing Subsidiary to be pledged as Collateral to the extent not required pursuant to the definition of “Permitted Real Estate Financing Transaction”.

                     3.07   Pledge of Capital Stock. Without limitation of the foregoing, the Borrower and its Subsidiaries will pledge (a) the Capital Stock, limited liability interests, or partnership interests, of any entity acquired after the Closing Date in accordance with Section 7.01, subject to the provisions of Section 3.06, (b) all Capital Stock of each Finance Subsidiary which is owned by any Credit Party to be pledged as Collateral pursuant to the Collateral Documents and (c) all Capital Stock of each Unrestricted Subsidiary which is owned by any Credit Party to be pledged as Collateral pursuant to the Collateral Documents.

ARTICLE IV.

CONDITIONS PRECEDENT

                     4.01   Conditions Precedent to Closing Date. This Agreement shall become effective as of the Closing Date, subject to the conditions precedent that Agent shall have received, for its account and the accounts of the respective lenders party to the Existing Credit Agreement in accordance with their interests, on or before the Closing Date, payment of all accrued and unpaid interest, fees, expenses, breakage fees and related costs and expenses payable under the Existing Credit Agreement in respect of the period prior to the Closing Date and subject to the further conditions precedent that on or prior to the Closing Date (subject to the additional time allotted in Section 6.17 for certain of such conditions to be satisfied):

                     (a)   Opinions of Counsel to Borrower, etc. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, an opinion, dated the Closing Date, of (i) Kahn Kleinman, L.P.A., counsel for Borrower and the Guarantors, substantially in the form of Exhibit J-1 hereto, (ii) Latham & Watkins, special counsel for the Borrower and the Guarantors, substantially in the form of Exhibit J-2 hereto and (iii) Winston & Strawn, special counsel for the Borrower and the Guarantors, substantially in the form of Exhibit J-3 hereto;

                     (b)   Other Opinions. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, an opinion, dated the Closing Date, of Cary Gaan, Esq., or other acceptable in-house counsel, substantially in the form of Exhibit K hereto;

                     (c)   Borrower’s Incorporation Papers. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, a copy of Borrower’s certificate of incorporation, certified by the Secretary of State of Delaware, as of a recent date, and a copy of the Borrower’s by-laws, certified by the Secretary or an Assistant Secretary of Borrower;

                     (d)   Borrower’s Corporate Resolution. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, a copy of a resolution or resolutions passed by the Board of Directors of Borrower, certified by the Secretary or an Assistant Secretary of Borrower as being in full force and effect on the Closing Date, authorizing the borrowing provided for herein and the execution, delivery and performance of this Agreement, the Notes, the Collateral Documents to which it is a party and any other instrument or agreement required hereunder;

                     (e)   Borrower’s Incumbency Certificate. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, a certificate, signed by the Secretary or an Assistant Secretary of Borrower and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures (not photocopied), of the person or persons authorized to execute and deliver this Agreement, the Notes, the Collateral Documents to which it is a party and any other instrument or agreement required hereunder on behalf of Borrower;

                     (f)   Guarantors’ Incorporation Papers. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, with respect to each Guarantor which has not previously delivered such documents to Agent, a copy of each such Guarantor’s certificate of incorporation or articles of association and by-laws or partnership agreement, as the case may be, certified by the Secretary or an Assistant Secretary of such Guarantor;

                     (g)   Guarantors’ Resolutions. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), with respect to each Guarantor which has not previously delivered such documents to Agent, in form and substance satisfactory to Agent and its counsel, a copy of a resolution or resolutions passed by the Board of Directors (or similar body) of each Guarantor (or, with respect to a Guarantor which is a partnership, of such Guarantor’s general partner), certified by the Secretary or an Assistant Secretary of such Guarantor (or general partner) as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of the Collateral Documents to which it is a party;

                     (h)   Guarantors’ Incumbency Certificates. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), with respect to each Guarantor which has not previously delivered such documents to Agent, in form and substance satisfactory to Agent and its counsel, a certificate, signed by the Secretary or an Assistant Secretary of each Guarantor (or, with respect to a Guarantor which is a partnership, of such Guarantor’s general partner) and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures (not photocopied), of the person or persons authorized to execute and deliver the Collateral Documents to which it is a party on behalf of such Guarantor (or on behalf of such general partner for such Guarantor);

                     (i)   Approvals and Consents. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, certified copies of all material approvals, consents, exemptions and other actions by, and notices to and filings with, any governmental authority or any other Person and any trustee or holder of any indebtedness or obligation of Borrower or of any Guarantor which are required in connection with any transaction contemplated hereby (other than landlords under leases and first mortgage holders constituting Permitted Liens, but subject to Section 6.17), all of which shall be in full force and effect;

                     (j)   Agreement. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, sufficient counterparts of this Agreement, duly executed by an authorized officer of Borrower;

                     (k)  [Reserved];

                     (l)   Collateral Documents. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, sufficient counterparts of (i) a Confirmation and Consent, in form reasonably satisfactory to the Agent, executed by a duly authorized officer of each of the Borrower and the Guarantors, (ii) Mortgages covering each of the Properties listed on Schedule 4.01(l) (the “Closing Date Non-Mortgaged Properties”), executed by a duly authorized officer of each of the Borrower and each of the Guarantors which holds an interest in the applicable Property and (iii) the other Collateral Documents, executed by a duly authorized officer of each of the Borrower and the Guarantors party to such Collateral Documents;

                     (m)   Pledge of Shares. The Collateral Agent shall have received (x) (i) the certificates representing the certificated shares of Funding Corp., each other Finance Subsidiary, each of the Guarantors listed on Exhibit D hereto and each first-tier Subsidiary of such Guarantors, in each case to the extent owned by a Credit Party, and (ii) the certificates representing 65% of the certificated shares of the Foreign Subsidiaries owned directly by the Borrower or a Guarantor, which certificates are to be pledged pursuant to the Guarantee and Collateral Agreement, together with (y) an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

                     (n)   Acknowledgements. If requested by the Agent, there shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, sufficient counterparts of an amendment and/or acknowledgment from each Person which executed a consent or acknowledgement in connection with the Existing Credit Agreement and any other document or agreement identified by the Agent (including landlord’s consents and consents by other partners in partnerships to the liens on certain interests in such partnerships created by the Collateral Documents confirming that such consent or acknowledgement remains effective after giving effect to the refinancing of the Existing Credit Agreement by this Agreement, but excluding those consents and acknowledgements specified in Exhibit L);

                     (o)   Surveys. The Agent shall have received, and the Title Insurance Company (defined below) shall have received, (A) an as-built survey of the sites of the Closing Date Non-

Mortgaged Properties certified to the Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Agent and the Title Insurance Company, and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites or necessary or desirable to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) a legend relating to the survey, or (B) in lieu of an as-built survey, the Borrower or its Subsidiaries shall have delivered any affidavits or other documents required by the Title Insurance Company to insure the state of facts set forth in a survey which was previously included in a title insurance policy delivered by the Borrower or a Subsidiary to the Agent. Surveys delivered to the Agent in connection with the Existing Credit Agreement with respect to particular items of real property may be deemed by the Agent sufficient to comply with this paragraph (o) for such items.

                     (p)   Title Insurance Policy. The Agent shall have received in respect of each of the Closing Date Non-Mortgaged Properties a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall (i) be in an amount satisfactory to the Agent; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on such parcel free and clear of all defects and encumbrances, except such as may be approved by the Agent; (iv) name the Agent for the benefit of the Lenders as the insured thereunder; (v) be in the form of ALTA Loan Policy (Amended 10/17/92); (vi) contain such endorsements and affirmative coverage as the Agent may request and (vii) be issued by a title company (the “Title Insurance Company”) satisfactory to the Agent. The Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid.

                     (q)   Flood Insurance. If requested by the Agent, the Agent shall have received (i) a policy of flood insurance which (A) covers any parcel of improved real property which is encumbered by any Mortgage, (B) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (C) has a term ending not earlier than the maturity of the indebtedness secured by such Mortgage and (ii) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System.

                     (r)   Copies of Documents. The Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in

Section 4.01(p) and a copy, certified by such parties as the Agent may deem appropriate, of all other documents affecting the Closing Date Non-Mortgaged Properties.

                     (s)   No Litigation. No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened (including any proposed statute, rule or regulation) which, in the reasonable opinion of the Majority Lenders, could have a Material Adverse Effect;

                     (t)   No Material Adverse Change. There shall not have occurred since December 31, 2002 any change or development, which in either case in the opinion of the Majority Lenders could have a Material Adverse Effect;

                     (u)   Filings. Any filings and other actions required to create and perfect the appropriate security interests in all Collateral (including, without limitation, the filing of duly executed financing statements on Form UCC-1 in the jurisdictions set forth in Schedule 3 to the Guarantee and Collateral Agreement and in any other jurisdiction, in the opinion of the Agent, desirable to perfect the Liens on the Collateral) shall have been duly made or taken (or, in the case of UCC-1s, executed and delivered in proper form for filing), and all Collateral shall be free and clear of other liens other than Permitted Liens.

                     (v)   Good Standing Certificates. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, good standing certificates (or bring-down telexes or other evidence of good standing) for Borrower and for each Guarantor from the Secretary of State of the state of incorporation of each such Person and good standing certificates (or similar authorization to conduct business as a foreign corporation) for Borrower and each Guarantor from the Secretary of State of each state with respect to which Borrower makes the representations contained in Sections 5.01 and 5.02 hereof;

                     (w)   Payment of Fees and Expenses. The Agent shall have received, for the account of the Lenders and for its own account, payment by Borrower of all fees and expenses (including reasonable legal fees and expenses) required to be paid hereunder, including without limitation, under Sections 2.09, 2.11 and 9.06, to the extent invoices therefor have been presented to Borrower prior to the Closing Date;

                     (x)   Officer’s Certificate. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, a certificate signed by a Senior Vice President of Borrower, dated as of the Closing Date, certifying that:

               (i)   the representations and warranties contained in Article V and in each Collateral Document are true and correct in all material respects on and as of such date, as though made on and as of such date;

               (ii)   no event has occurred and is continuing, or would result from the transactions provided for herein, which has or would constitute an Event of Default; and

               (iii)   there has occurred since December 31, 2002, no development, event or circumstance which has had or is reasonably likely to have a Material Adverse Effect;

                     (y)   Insurance Policies. There shall have been delivered to the Agent a certificate evidencing the Borrower’s and its Subsidiaries’ insurance coverage in form and substance reasonably satisfactory to the Agent;

                     (z)   Projections. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, the consolidated plan and financial forecast for the then current and next succeeding five (5) fiscal years of Borrower and its Subsidiaries, including, without limitation, (i) a forecasted consolidated balance sheet and a consolidated statement of income and cash flows of Borrower for each such fiscal year, and (ii) forecasted consolidated statements of income and cash flows of Borrower for each quarter of the first such fiscal year. Such plan and forecast for the current fiscal year shall include a summary of significant assumptions. The Lenders acknowledge that projections satisfying the condition in this Section 4.01(z) have previously been delivered by the Borrower;

                     (aa)   Senior Debt. The Borrower shall have delivered to the Agent a certificate demonstrating in reasonable detail that the Borrower and the other Credit Parties have the ability (i) under the 1997 Indenture and the 1998 Indenture to incur the indebtedness and other Obligations under the Credit Documents and that the Obligations constitute Senior Indebtedness (as defined in the 1997 Indenture and the 1998 Indenture) and (ii) under the Senior Unsecured Notes Indenture to incur the indebtedness and other Obligations under the Credit Documents and to create Liens on the Collateral therefor.

                     (bb)   Reallocation. The Lenders shall have made such payments among themselves and to the lenders under the Existing Credit Agreement, as directed by the Agent, so that the Advances outstanding on the Closing Date are held by the Lenders in accordance with their respective Commitment Percentages, and each Lender shall be deemed to have transferred any interest transferred by it pursuant to such reallocation free and clear of any Liens created by it. Advances (other than Term Advances, as such term is defined in the Existing Credit Agreement) made under the Existing Credit Agreement and outstanding on the Closing Date shall be continued outstanding hereunder and shall be Advances under this Agreement.

                     (cc)   Other Evidence Agent May Require. There shall have been delivered to Agent (with sufficient copies for distribution to all Lenders), in form and substance satisfactory to Agent and its counsel, such other evidence or documents as Agent may reasonably request consistent with the other terms of this Agreement to establish the consummation of the transactions contemplated hereby, the taking of all proceedings in connection herewith and compliance with the conditions set forth in this Agreement.

                     (dd)   Senior Unsecured Notes. The Borrower shall have issued at least $200,000,000 of its Senior Unsecured Notes, which Senior Unsecured Notes shall have substantially the same terms set forth in the Preliminary Offering Memorandum therefore dated June 18, 2003 and shall be otherwise in form and substance satisfactory to the Agent.

                     (ee)   Term Loan Facility. The Borrower shall have repaid the Term Loan Facility under the Existing Credit Agreement in full with a portion of the proceeds from the issuance of the Senior Unsecured Notes.

                     (ff)   Receivables Program. The Borrower shall have committed funding in an aggregate amount equal to or greater than $100,000,000 under its Receivables Program and on terms and conditions satisfactory to the Lenders.

                     4.02   Conditions Precedent to Each Advance and Letter of Credit. The obligation of each Lender to make any Advance or to issue any Letter of Credit (or to renew or extend any Letter of Credit) hereunder is subject to the following conditions precedent:

             (a)   No Default or Event of Default has occurred and is continuing on the date of each Advance or the date of issuance (or the date of renewal or extension, as the case may be) of each Letter of Credit or would result from the incurring of obligations by Borrower under this Agreement;

             (b)   The representations and warranties contained herein, in the Collateral Documents and in any guaranty hereafter executed and delivered by a new Guarantor pursuant to Section 3.04, shall be true and correct in all material respects on the date of each Advance or the date of issuance (or the date of renewal or extension, as the case may be) of each Letter of Credit, except as to representations and warranties which expressly relate to an earlier date and except for changes which are expressly permitted by this Agreement; and

             (c)   There has occurred since the Closing Date, no event, development or circumstance which has had or is reasonably likely to have a Material Adverse Effect.

Each borrowing by or credit extension to Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of each such borrowing or credit extension that the conditions in Section 4.02 have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

                     Borrower represents and warrants to each Lender that:

                     5.01   Borrower’s Existence. Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware, and is in good standing and properly licensed to conduct business in every jurisdiction in which the nature of the business conducted by it makes such license and good standing necessary and where failure to so comply would have a material adverse effect on the consolidated financial condition or the business of Borrower and its Subsidiaries.

                     5.02   Subsidiaries’ Existence. Each Substantial Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its formation, and is in good standing and properly licensed to conduct business in the State in which its principal operations are located and in every jurisdiction in which the nature of the business conducted by it makes such compliance necessary and where failure to comply would have a material adverse effect on the business of any such Subsidiary. Each Guarantor which is not a Substantial Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its formation and is in good standing and properly licensed to conduct business in the State in which its principal operations are located and in every jurisdiction in which the nature of the business conducted by it makes such compliance necessary except where failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

                     5.03   Borrower’s and Subsidiaries’ Powers. The execution, delivery and performance of this Agreement, the Notes, the other Credit Documents and any other instrument or agreement required to be executed and delivered by Borrower hereunder or any of its Subsidiaries are within Borrower’s or such Subsidiary’s corporate or other appropriate powers, have been duly authorized, and are not in conflict with the terms of any charter, by-law or other organization papers of Borrower or such Subsidiary, or any material instrument or agreement to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound or affected (including, but not limited to, the 1997 Indenture, the 1998 Indenture and the Senior Unsecured Notes Indenture).

                     5.04   Power of Officers. The officers of Borrower and the other Credit Parties executing this Agreement, the Notes, the other Credit Documents and any other certificate, instrument or agreement required to be delivered hereunder are duly authorized to execute same.

                     5.05   Government Approvals. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement, the Notes, the other Credit Documents or any other instrument or agreement required hereunder, except as may have been obtained and certified copies of which have been delivered to Agent or except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

                     5.06   Compliance With Laws. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Borrower or any Subsidiary, which would be contravened by the execution, delivery, performance or enforcement of this Agreement, the Notes, the other Credit Documents or any instrument or agreement required hereunder, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

                     5.07   Enforceability of Agreement. Each of this Agreement, the Notes and each of the other Credit Documents to which the Borrower or any of its Subsidiaries is a party are legal, valid and binding agreements and obligations of Borrower, or such Subsidiary, as the case may be, enforceable against Borrower or such Subsidiary, as the case may be, in accordance with their respective terms, and any other instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, subject, in each case, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                     5.08   Title to Property. Borrower and its Subsidiaries have good title to their respective personal properties and assets, and good and marketable title to their respective real properties, free and clear of all Liens, except for Permitted Liens on such properties and assets. The execution, delivery or performance of this Agreement, the Notes, the other Credit Documents or any instrument or agreement required hereunder will not result in the creation of any Lien, other than in favor of the Secured Creditors pursuant to the Collateral Documents.

                     5.09   Litigation. Except as disclosed on Schedule 5.09, there are no suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary or their respective property, which, as of the Closing Date, could reasonably be expected to have a Material Adverse Effect and, as of any other date, in the reasonable opinion of the Borrower could be expected to have a Material Adverse Effect.

                     5.10   Events of Default. No event has occurred and is continuing or would result from the incurring of obligations by Borrower or its Subsidiaries under this Agreement and the other Credit Documents which is a Default or an Event of Default.

                     5.11   Compliance with Margin Requirements. Borrower is not in violation of any provision of Section 7 of the Securities Exchange Act of 1934 or any Margin Regulation, nor will Borrower’s activities cause it to violate such provision or any Margin Regulation.

                     5.12   Subsidiaries. All of Borrower’s Subsidiaries are listed on Exhibit D hereto or on an amendment thereto delivered pursuant to Section 6.03(d) hereof.

                     5.13   Financial Information. The audited consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ending December 31, 2002 and the unaudited consolidated financial statements of the Borrower and its subsidiaries for the fiscal quarter ending March 31, 2003 have been furnished by Borrower to Lenders. Such financial statements have been prepared in accordance with GAAP and practices consistently applied and accurately and fairly present in all material respects the consolidated financial condition and results of operations of the entities referred to therein as of such dates. Since the date of the most recent audited financial statements referred to above, there has been no change in Borrower’s consolidated financial condition or results of operations sufficient to impair Borrower’s ability to repay the Obligations in accordance with the terms hereof. Neither Borrower nor any Subsidiary has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except those for which adequate reserves are established or as disclosed in such statements or in the statements or reports delivered or to be delivered for the period in which such obligations were incurred pursuant to Section 6.03.

                     5.14   ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable federal or state law, and except as listed on Schedule 5.14 no event or condition is occurring nor is there any present intent to cause any such event or condition to occur with respect to any Plan or Multiemployer Plan with respect to which Borrower would be under an obligation to furnish a report to Lenders in accordance with Section 6.02(d) hereof and which, taking all such events or conditions arising within the last twelve-month period, in the aggregate would result in liability to Borrower or an ERISA Affiliate in excess of One Million Dollars ($1,000,000). For purposes of this representation and warranty, Borrower, or any ERISA Affiliate if not the Plan administrator, shall be deemed to have knowledge of all facts attributable to the Plan administrator designated pursuant to ERISA; provided, however, that the foregoing representation with respect to Multiemployer Plans is made with respect to matters of which Borrower or any ERISA Affiliate has actual knowledge. The aggregate withdrawal liability under Section 4201 of ERISA which could be incurred by Borrower and each ERISA Affiliate, collectively, upon a complete withdrawal, within the meaning of Section 4203 of ERISA, from each and all Multiemployer Plans to which each is contributing or has contributed within the past five calendar years, plus the aggregate of the excess of benefit liabilities, within the meaning of Section 4001(a)(16) of ERISA, of each Plan upon termination of such Plan over the assets of such Plan, does not exceed Five Million Dollars ($5,000,000).

                     5.15   Investment Company Act of 1940. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

                     5.16   No Restrictions on Subsidiaries. No Subsidiary is prohibited by the terms of any agreement to which it is a party or by which it is bound or affected from paying dividends to or making loans or advances to Borrower or any Subsidiary directly controlling it, except (a) as disclosed in Schedule 5.16; (b) restrictions imposed by this Agreement or any Collateral Agreement; (c) customary non-assignment provisions restricting subletting or assignment of any lease or assignment of any contract of any Subsidiary; customary net worth provisions contained in leases and other agreements entered into by a Subsidiary in the ordinary course of business; and customary provisions in instruments or agreements relating to a Lien created, incurred or assumed in accordance with this Agreement prohibiting the transfer of the property subject to such Lien, in each case in existence on the Closing Date; (d) restrictions on Debt secured by any Permitted Lien described in clauses (iv), (xii), (xiii) or (xiv) of the definition of “Permitted Lien” limiting the right of such Subsidiaries to dispose of the assets securing such Debt to the extent that the agreement governing such Debt prohibits the transfer of such assets as a Restricted Payment; (e) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary; and (f) any restrictions pursuant to any agreement that extends, refinances, renews or replaces any agreement containing any of the restrictions described in the foregoing clauses (a) through (e), provided that the terms and conditions of any such restrictions are not less favorable to the Lenders than those under or pursuant to the agreement extended, refinanced, renewed or replaced.

                     5.17   Senior Indebtedness. All sums outstanding under this Agreement and the Notes and all other monetary obligations of the Borrower under this Agreement and the other Credit Documents will constitute Senior Indebtedness and Designated Senior Indebtedness.

                     5.18   Environmental Matters. As of the Closing Date:

                     (a)   except as disclosed on Schedule 5.18, the property, assets and operations of Borrower and the Subsidiaries comply in all material respects with all applicable Hazardous Materials Laws and all governmental permits relating to the use and/or operation thereof (except to the extent that failure to comply with such Hazardous Materials Laws or applicable permits would not have a material adverse effect on the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole);

                     (b)   to the best knowledge of Borrower, after reasonable inquiry, (i) none of the real property owned in fee, or the assets or operations of Borrower and the Subsidiaries related thereto is the subject of federal or state investigation mandating any remedial action, involving expenditures, which is needed to respond to a release of any Hazardous Materials into the environment, (ii) there are no underground storage tanks present on or under the Properties owned in fee, and (iii) there are no pending or threatened: (A) actions or proceedings from any governmental agency or any other person or entity regarding the disposal of Hazardous Materials, or regarding any Hazardous Materials Laws or evaluation, or (B) liens or governmental actions, notices of violations, notices of noncompliance or other proceedings of any kind relating to any of the Hazardous Materials Laws with respect to the Properties; and

                     (c)   neither Borrower nor any Subsidiary has any material liability (material to the Borrower and its Subsidiaries taken as a whole) in connection with any release of any Hazardous Materials into the environment.

                     5.19   Collateral Documents. (a)  The provisions of each of the Collateral Documents (other than the Mortgages, subject to (b) below, and the collateral assignments of tenant’s rights in leases) are effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of Borrower and its Subsidiaries in the Collateral described therein; and financing statements have been filed (or, in the case of UCC-1 financing statements delivered on the Closing Date, executed and delivered in the proper form for filing) in the offices in all of the jurisdictions listed in the schedules to the Guarantee and Collateral Agreement.

                     (b)   Each Mortgage when delivered will be effective to grant to the Collateral Agent for the benefit of the Secured Creditors, a legal, valid and enforceable mortgage lien on all the right, title and interest of the mortgagor under such Mortgage in the real property and fixtures described therein. When each such Mortgage is duly recorded in the appropriate land records offices and the mortgage recording fees and taxes in respect thereof are paid and compliance is otherwise had with the formal requirements of state law applicable to the recording of real estate mortgages generally, each such Mortgage shall constitute a perfected first priority mortgage lien on such mortgaged property (or, as required by Section 7.03(b), a perfected second priority mortgage lien on such mortgaged property), subject to the encumbrances and exceptions to title set forth therein and except as noted in the title policies and title endorsements thereto delivered to the Collateral Agent and described in Exhibit F, and such Mortgage also creates a legal, valid, enforceable and perfected first lien on, and security interest in, all right, title and interest of Borrower or such Subsidiary under such Mortgage in all fixtures which are covered by such Mortgage, subject to no other Liens, except the encumbrances and exceptions to title set forth therein and except as noted in the title policies and title endorsements thereto delivered to the Collateral Agent and described in Exhibit F and Permitted Liens.

                     (c)   The provisions of the Guarantee and Collateral Agreement, after giving effect to (i) the delivery to the Collateral Agent of the certificates representing the certificated shares of the capital stock and other equity interests of the Subsidiaries described in the Guarantee and

Collateral Agreement (the “Pledged Stock”) accompanied by appropriate undated stock powers executed in blank, (ii) the registration of the Pledged Partnership Interests (as defined in the Guarantee and Collateral Agreement and, together with the Pledged Stock, the “Pledged Securities”) pursuant to the forms attached as exhibits to the Guarantee and Collateral Agreement and (iii) the filing of UCC-1 financing statements in the offices set forth on the schedules to such Guarantee and Collateral Agreement, shall be effective to create, in favor of the Collateral Agent, for the ratable benefit of the Secured Creditors, a fully perfected first Lien on, and security interest in, all right, title and interest of Borrower and the Guarantors in the “Collateral”, as defined in the Guarantee and Collateral Agreement (except for Permitted Liens), and the Pledged Stock has been delivered, where applicable, to the Collateral Agent or its nominee.

                     5.20   Copyrights, Patents, Trademarks and Licenses, etc. Except as disclosed in Schedule 5.20, Borrower and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights and franchises that are reasonably necessary for the operations of their respective businesses as currently conducted, without conflict with the rights of any other Person with respect thereto and except where the failure to be in compliance with this sentence would not have a material adverse effect on Borrower or any Substantial Subsidiary. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by Borrower or any of its Subsidiaries infringes upon any rights obtained by any other Person, except where the failure to be in compliance with this sentence would not have a material adverse effect on Borrower or any Substantial Subsidiary, and no claim or litigation regarding any of the foregoing is pending or threatened.

                     5.21   Accuracy of Information, etc. No statement or information contained in this Agreement, any other Credit Document, the Confidential Information Memorandum dated June 2003 or any other document, certificate or statement (other than Schedule 1.01 until such time Schedule 1.01 shall have been updated pursuant to Section 6.17) furnished by or on behalf of any Credit Party to the Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

                     5.22   Permitted Indebtedness. All Indebtedness (as defined in the Senior Unsecured Notes Indenture) outstanding under this Agreement and the other Credit Documents is permitted by Sections 1.1 and 10.8 of the Senior Unsecured Notes Indenture. All other sums outstanding under this Agreement and the Notes and all other monetary obligations of the Credit Parties under the Credit Documents are permitted under the Senior Unsecured Notes Indenture.

All Liens on the Collateral are permitted by Sections 1.1 and 10.11 of the Senior Unsecured Notes Indenture.

ARTICLE VI.

AFFIRMATIVE COVENANTS

                     Borrower covenants and agrees that so long as the Revolving Credit shall remain available, and until the full and final payment of all Obligations, it will, and with respect to Sections 6.01, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09, 6.10, 6.11, 6.14, 6.16 and 6.17, it will cause each Subsidiary to, unless Majority Lenders waive compliance in writing:

                     6.01   Use of Proceeds and Letters of Credit. Use (a) the proceeds of the Advances solely (i) refinance and continue indebtedness under the Existing Credit Agreement, (ii) for general corporate purposes, including to finance expansions and investments permitted hereunder and (iii) for working capital purposes in the ordinary course of business; and (b) the Letters of Credit (i) to provide security as required under applicable state consumer protection statutes and for utility deposits, (ii) to provide credit support for insurance, construction bonds, rent deposits and utility bonds, (iii) to secure the payment of workers’ compensation benefits and obligations, (iv) for the purposes described in clause (ii) of the definition of “Permitted Liens” and to provide credit support for the obligations described therein, and (v) for the general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business. For purposes of this Section 6.01, a “hostile takeover” of another entity or a “tender offer” in furtherance of same is not a proper purpose.

                     6.02   Notices. Promptly, but within five (5) Banking Days, unless otherwise provided below, give written notice to Agent of:

             (a)   except for matters previously disclosed on Schedule 5.09 and Schedule 6.02(a) (unless there is a significant development with respect to these matters), any litigation affecting Borrower or any Subsidiary, the adverse determination of which could materially and adversely affect the financial condition or business of Borrower and its Subsidiaries taken as a whole, or where the amount Borrower or such Subsidiary expects to pay the other parties to the litigation is more than Two Million Dollars ($2,000,000);

             (b)   (i)  any dispute which may exist between Borrower or any Subsidiary and any governmental regulatory body or law enforcement authority which has not been previously disclosed and could have a material adverse effect on its operations, and (ii) any lien for taxes (other than taxes unless such taxes are due), assessments, governmental charges, or levies, in each case in excess of One Million Dollars ($1,000,000), immediately upon the filing thereof or the attachment thereof to any property of Borrower or any of its Subsidiaries;

             (c)   any labor controversy resulting in or reasonably likely to result in a strike against Borrower or any Subsidiary which could have a Material Adverse Effect;

             (d)   the occurrence of a Reportable Event with respect to any Plan which could result in the incurrence by Borrower or any ERISA Affiliate of any liability, fine or penalty; the institution of any steps to terminate any Plan (together with copies of any communication between the PBGC and Borrower or any ERISA Affiliate related to such termination); the institution of any steps to withdraw from any Plan, within the meaning of Section 4062(e) or 4063 of ERISA, or any Multiemployer Plan, within the meaning of Section 4203 or 4205 of ERISA; the incurrence of any material increase in the contingent liability of Borrower or any ERISA Affiliate with respect to any post-retirement welfare benefits; the failure of Borrower or any other Person to make a required contribution to a Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA; or the adoption of an amendment to any Plan that pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA would require Borrower or an ERISA Affiliate to provide security to the Plan in accordance with the provisions of such Sections;

             (e)   any Default or Event of Default, specifying the nature and the period of existence thereof and what action Borrower has taken or proposes to take with respect thereto;

             (f)   upon, but in no event later than ten (10) days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower or any Subsidiary or any of their properties pursuant to any applicable Hazardous Materials Laws which has the reasonable likelihood of subjecting Borrower or any Subsidiary to environmental liability of Two Million Dollars ($2,000,000) or more, (ii) all claims made or threatened by any third party against Borrower or any Subsidiary with respect to or because of its or their property relating to damage, responsibility, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials which has the reasonable likelihood of subjecting Borrower or any Subsidiary to environmental liability of Two Million Dollars ($2,000,000) or more (the matters set forth in clauses (i) and (ii) above are hereinafter referred to as “Hazardous Materials Claims”), and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of Borrower or any Subsidiary that could reasonably be anticipated to cause the property owned by Borrower or any Subsidiary or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Hazardous Materials Laws, together with copies of all inquiries, reports or notices relating to the matters set forth in clauses (i), (ii) and (iii);

             (g)   following receipt by Borrower of a material notice from any holder or representative of Subordinated Debt or any Senior Unsecured Notes, a copy of such notice and, concurrently with the sending of any notice by Borrower to the holder or representative of any Subordinated Debt or any Senior Unsecured Notes, a copy of such notice; and

             (h)   any other matter which has resulted or is reasonably likely to result in a Material Adverse Effect.

                     6.03   Financial Statements, Reports, Etc. Deliver or cause to be delivered to the Agent, with copies for each of the Lenders:

             (a)   As soon as available but no later than fifty (50) days after the close of each of the first three fiscal quarters of each of Borrower’s fiscal years, Borrower’s unaudited consolidated statement of income and retained earnings as of the close of such quarter, its consolidated balance sheet and statement of income and retained earnings for that portion of the fiscal year ending with such quarter, and its unaudited consolidated statement of cash flows for that portion of the fiscal year ending with such quarter. Each of such financial statements shall be certified by a responsible officer of Borrower as being prepared in accordance with GAAP; provided, that the delivery to each Lender of a Form 10-Q Quarterly Report of the Borrower within the time period set forth above shall satisfy the Borrower’s obligations pursuant to this paragraph (a);

             (b)   as soon as available but no later than one hundred five (105) days after the close of each of its fiscal years, a copy of the unqualified, audited financial statements of Borrower and such other audited financial statements of Subsidiaries of Borrower that have been prepared (if any). Such financial statements shall include at least the balance sheet of Borrower as of the close of such year and statements of income and retained earnings and of changes in financial position and cash flows for such year, prepared (in the case of Borrower) on a consolidated basis, and such consolidated financial statements shall be certified by Ernst & Young or by other independent public accountants of national reputation selected by Borrower and reasonably satisfactory to Lenders. The delivery to each Lender of a Form 10-K Annual Report within the time period set forth above shall satisfy the Borrower’s obligations pursuant to the preceding portion of this Section 6.03(b); provided that the consolidated financial statements included in such Form 10-K shall be certified by Ernst & Young or by other independent public accountants of national reputation selected by Borrower and reasonably satisfactory to Lenders. The accountants’ certification (x) shall not be qualified or limited because of restricted or limited examination by such accountants of any material portion of the records of Borrower or any such Subsidiary for which audited financial statements have been prepared and (y) shall not contain a “going concern” or like qualification or exception. Such accountants for Borrower shall state in a letter to Lenders that in the course of their examination such accountants, without undertaking any special procedures for the purpose of such certificate, have obtained no knowledge of the occurrence of any condition, event or act which would constitute a Default or an Event of Default, or, if such accountants shall have obtained knowledge of any such violation, condition, event or act, they shall specify in such letter all such violations, conditions, events and acts and the nature and status thereof. If any of the materials required to be delivered pursuant to paragraph (c) of this Section 6.03 are delivered in connection with the delivery of the financial statements pursuant to this Section 6.03(b), the Borrower shall not be required to deliver separately such statements pursuant to such paragraph (c). Borrower shall promptly deliver to Agent a copy of any management letters from such accountants to Borrower;

             (c)   promptly after filing with the Securities and Exchange Commission, a copy of each Form 8-K Current Report, Form 10-K Annual Report, Form 10-Q Quarterly Report

  and Form 11-K Annual Report, Annual Report to Shareholders, Proxy Statement and Registration Statement of (i) Borrower and (ii) Borrower’s Subsidiaries;

             (d)   not later than forty (40) days after the end of each fiscal month (other than the last month in each fiscal quarter), Borrower’s unaudited consolidated statement of income for that portion of the fiscal year ending with such month, certified by a responsible officer of Borrower as being complete and correct and fairly presenting its results of operations and including a comparison to the same period for the prior fiscal year;

             (e)   not later than fifty (50) days after the close of each of the first three (3) quarters of the fiscal year of Borrower nor later than one hundred five (105) days after the close of each of the Borrower’s fiscal years, a quarterly certificate executed by any of the chief financial officer, vice president, treasurer or controller of Borrower, stating that such officer is familiar with this Agreement and the business and operations of Borrower and (i) showing Borrower’s compliance with Sections 6.12, 6.14, 6.15, 7.01, 7.02, 7.08 and 7.11, (ii) if Borrower or any Subsidiary is not in compliance therewith, showing such failure to comply, the amount thereof and explaining the reason therefor, (iii) specifying changes during such quarter in the list of Subsidiaries previously delivered by the Borrower to the Lenders, other than changes previously reported to the Agent during such quarter, (iv) stating that Borrower has performed all its obligations hereunder and under any judgment, decree or order of any court or governmental authority binding on Borrower except as may be contested in good faith upon advice of counsel and for the possible payment of which adequate reserves are being maintained, (v) stating that no event has occurred which constitutes a Default or an Event of Default, or, if such event has occurred, the nature and status thereof and the steps that Borrower is taking or has taken to cure the same and (vi) stating the name and jurisdiction of organization of each Unrestricted Subsidiary created during such quarter;

             (f)   commencing March 1, 2004, on such date and on the first day of each March thereafter, projections which are similar in form and substance to the projections delivered pursuant to Section 4.01(z);

             (g)   such other statements, lists of property and accounts, budgets, forecasts or reports as Agent or any Lender may reasonably request;

             (h)   within 10 Banking Days after (i) the receipt of proceeds from a disposition of assets which receipt causes the amount of Reinvestment Proceeds not theretofore reinvested or applied to prepayment of Advances and cash collateralization of Letters of Credit to exceed $5,000,000 or (ii) the receipt of proceeds from the disposition of assets when the Reinvestment Proceeds not theretofore reinvested or applied to prepayment of Advances and cash collateralization of Letters of Credit exceeds $5,000,000, a statement of a responsible officer of the Borrower certifying the amount of such proceeds and the amount of Reinvestment Proceeds as of such date of receipt;

             (i)   concurrently with the delivery thereof pursuant to the Receivables Program Documents or a Receivables Financing Transaction, a copy of (A) each Settlement

  Statement (as defined in the Pooling & Servicing Agreement) delivered pursuant to Section 3.4 of the Pooling & Servicing Agreement (or any comparable settlement statement delivered under a Receivables Financing Transaction) and (B) upon the request of any Lender, through Agent, each officer’s certificate delivered pursuant to Section 3.5 of the Pooling & Servicing Agreement (or any comparable certificates delivered under a Receivables Financing Transaction), each independent accountant’s report and management letter delivered pursuant to Section 3.6 of the Pooling & Servicing Agreement (or any comparable report or letter delivered under a Receivables Financing Transaction) and such other information relating to the Receivables Program or any Receivables Financing Transaction as shall be requested by any Lender; and

             (j)   at each time financial statements of the Borrower are required to be delivered pursuant to paragraph (a) or (b) above, copies of the combined balance sheet of the Unrestricted Subsidiaries as of the close of the applicable quarter or fiscal year and combined statements of income and retained earnings of the Unrestricted Subsidiaries for the portion of the fiscal year then ended, all set forth in a format which reconciles such financial statements of the Unrestricted Subsidiaries to the corresponding financial statements delivered pursuant to paragraphs (a) and (b).

                     6.04   Further Assurances. Borrower shall execute and deliver, or cause to be executed and delivered, to Lenders, Agent or the Collateral Agent, such documents and agreements, and shall take or cause to be taken such actions, as Agent, the Collateral Agent or the Majority Lenders may, from time to time reasonably request to carry out the terms and conditions of this Agreement and all of the Collateral Documents.

                     6.05   Existence, Etc. Subject to Section 7.05, maintain and preserve its existence and all rights, privileges and franchises now enjoyed and necessary for use in its business, and keep all its properties material to its operations consistent with industry practice in good working order and condition.

                     6.06   Ownership of Stock of Subsidiaries. Subject to Sections 7.05 and 7.08, maintain at least the same ownership of the capital stock or other equity interests of each of its Subsidiaries as in effect on the Closing Date.

                     6.07   Payment of Obligations. Pay all material obligations, including tax claims, when due, except such as may be diligently contested in good faith and by appropriate proceedings or as to which a bona fide dispute may exist and for which adequate reserves are being maintained.

                     6.08   Compliance with Laws. At all times comply with all laws, rules, regulations, orders and directions of any governmental authority applicable to or having jurisdiction over it or its business, the violation of which could have a material adverse effect on its financial condition or continued operation, or on the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents, or the rights or remedies of the Agent and the Lenders hereunder or thereunder.

                     6.09   Insurance and Condemnation. Maintain at all times substantially the same type of insurance coverage in respect of its properties and assets as that maintained in respect thereof immediately prior to the execution of this Agreement:

             (a)   in amounts not less than the amount of the coverage immediately prior to the execution of this Agreement for all insurance other than that described in clause (b) below including, without limitation, fire and extended coverage insurance for the full and insurable replacement value of all buildings and other improvements located on its properties and business interruption and workmen’s compensation insurance. All such insurance (other than workmen’s compensation insurance) relating to assets of Borrower or its Subsidiaries shall name the Collateral Agent as loss payee (and in the case of each item of real property on which the Collateral Agent has a security interest, mortgage loss payee) and an additional insured for the interests relating to the assets of Borrower and its Subsidiaries, for the benefit of the Collateral Agent and each Secured Creditor, as their interests may appear, and shall not be modified, reduced or cancelled in the absence of thirty (30) days prior written notice to the Collateral Agent. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in excess of $2,000,000 for each such casualty, whether or not covered by insurance. The Collateral Agent is hereby authorized to collect all insurance proceeds directly. With respect to insurance proceeds arising from loss, damage or other casualty to any of the Collateral or any part thereof, such proceeds shall be applied as hereinafter provided. Destruction or damage to any real or personal property of Borrower or any Subsidiary which gives rise to insurance proceeds shall be deemed to be a disposition of such property for purposes of Section 7.08(d); provided, however, that if the total amount of the proceeds from such casualty is reasonably expected to be less than $5,000,000 and neither an Event of Default nor a Default shall have occurred and be continuing, Borrower shall have the exclusive right to negotiate a settlement regarding such proceeds with the applicable insurance company and the Collateral Agent shall promptly forward such proceeds to Borrower and the Borrower shall use such proceeds to pay for the repair or replacement (it being agreed that a destroyed or damaged fitness center may be replaced at any site within five miles of the site of such fitness center) of the Collateral subject to such casualty; provided, further, however, that if an Event of Default or a Default shall have occurred and be continuing, or the proceeds of insurance from such casualty are reasonably expected to be equal to or greater than $5,000,000, Borrower shall not enter into any settlement agreement with the applicable insurance company without the prior written consent of Agent, which consent shall not be unreasonably withheld, and if a determination has been made by Borrower, with the prior written consent of Agent, to utilize such proceeds to replace or rebuild the Collateral affected by such casualty, the Collateral Agent shall release such proceeds to Borrower from time to time during the course of said reconstruction, repair or restoration, but not more often than once each thirty (30) day interval, in accordance with the Collateral Agent’s customary practices for disbursements of construction loans, including, without limitation, customary conditions precedent to disbursement, provided that:

               (i)   at the time of any requested release of funds, no Event of Default or Default shall have occurred and be continuing (to the extent such Event of Default or Default is cured or waived, Borrower may again request the release of such funds);

               (ii)   if at the time of any such request by Borrower the cost of completing the repair, replacement or reconstruction, lien-free and ready for use, is in excess of insurance proceeds and other sums then in the Collateral Agent’s hand pursuant to this Section 6.09, funds to cover such excess shall either (x) be promptly deposited by Borrower with the Collateral Agent and shall be disbursed under this Section 6.09 in the same manner as insurance proceeds or (y) to the extent some or all of such amount is available to be borrowed pursuant to Section 2.01(a) hereof, Borrower may, in lieu of the deposit set forth in subsection (x) above, elect to borrow such amounts as an Advance in accordance with the terms of Article II hereof when and as needed to complete the repair;

               (iii)   costs of administering this disbursement procedure shall be paid by Borrower out of funds on deposit with the Collateral Agent or otherwise;

               (iv)   when repair, replacement or reconstruction has been completed and paid for, all insurance proceeds then remaining in the Collateral Agent’s hands shall be applied to the payment of the Obligations in accordance with Section 7.08(d) and Section 2.13(a);

               (v)   the Collateral Agent shall be satisfied that, upon release of such proceeds, it shall have for the ratable benefit of the Secured Creditors, a first priority perfected security interest on all property acquired (or to be acquired), but subject to Permitted Liens, with such proceeds; and

               (vi)   each release of funds shall be conditioned upon receipt by Agent of such documentation as Agent may reasonably require such as bills of sale, other evidences of ownership by the Borrower (or a Subsidiary) of property acquired with such proceeds, completion certificates, waivers of mechanic’s liens, etc.

  The Collateral Agent shall, pending disbursement or application of funds in accordance with the terms of this Section 6.09, hold any insurance proceeds (and other funds deposited with it pursuant to clause (ii) above) deposited with it in an interest bearing account as to which the Collateral Agent shall not be liable in any respect to Borrower for any investment results. Interest thereon shall be held and disposed of in the same manner as other monies held by the Collateral Agent under this Section 6.09. On each anniversary date of this Agreement, Borrower shall provide Agent with a summary of each insurance policy satisfactory to Agent reflecting the insurance coverage required under this Section 6.09 (together with complete copies of any insurance policies which Agent may request promptly after such request but not later than six months after such request). In the event of foreclosure of any mortgage or deed of trust in favor of Collateral Agent encumbering the Properties or transfer of title to the Properties in lieu of foreclosure, all right, title and interest of Borrower in and to any insurance policies then in force with respect to the Properties (other than liability policies of Borrower) shall pass to the purchaser, grantee or assignee. In the event of any taking of any portion of any of the Properties by condemnation, seizure or appropriation by any governmental authority which does not constitute an Event of Default hereunder, all awards or proceeds on account of said taking shall be collected and applied in the same manner and shall be subject to the same conditions precedent to the disbursement thereof as applicable to insurance proceeds under this Section 6.09. Notwithstanding the foregoing, the rights of the Agent and the Lenders under this paragraph (a) with respect to property and casualty insurance proceeds relating to loss, destruction or damage, or a taking of, real property (x) leased by the Borrower or any of its Subsidiaries or (y) which is subject to a mortgage lien which is prior to the lien of any Mortgage in favor of the Collateral Agent thereon, and for which in either case the Collateral Agent is named as loss payee, shall be subordinate to the rights, if any, of the owner of such real property or the holder of such prior mortgage lien to the extent such owner or holder is also named as loss payee; and

             (b)   in an amount not less than One Hundred Million Dollars ($100,000,000) for general liability coverage, including both bodily injury and property damage, on a per occurrence basis (the “Minimum Liability Coverage”), provided, however, that the Minimum Liability Coverage may be reduced from time to time to a coverage limit of not less than Twenty-Five Million Dollars ($25,000,000) on a per occurrence basis (the “Lowered Coverage”) if, within thirty (30) days prior to the expiration of any Minimum Liability Coverage policy, and thereafter within thirty (30) days after the end of each fiscal year of Borrower until the Minimum Liability Coverage is reinstated, Borrower delivers to Agent a certificate signed by the chief operating officer of Borrower stating that Borrower has obtained a lesser amount of coverage, setting forth the amount thereof, and that Borrower was unable to obtain Minimum Liability Coverage and was able to obtain general liability coverage only in the amount set forth in the Borrower’s certificate; provided, further, however, that the Lowered Coverage may be reduced from time to time to a coverage limit of not less than Twenty-Five Million Dollars ($25,000,000) on a “claims made” basis if, within thirty (30) days prior to the expiration of any Lowered Coverage policy and thereafter within thirty (30) days after the end of each fiscal year of Borrower until the Minimum Liability Coverage is reinstated, Borrower delivers to Agent a certificate signed by the chief operating officer of Borrower stating that Borrower has obtained a lesser amount of coverage, setting forth the amount thereof, and that Borrower was unable to obtain Minimum Liability Coverage or Lowered Coverage and was able to obtain general liability coverage only in the amount set forth in the Borrower’s certificate.

                     6.10   Adequate Books. Maintain adequate books, accounts and records in accordance with GAAP, and at any reasonable time upon reasonable notice, during normal business hours, permit employees or agents of each Lender at any reasonable time to inspect its properties and examine or audit its books, accounts and records and make copies and memoranda thereof.

                     6.11   ERISA. Make prompt payment contributions required to meet the minimum funding standards of ERISA (including any funding waivers granted thereunder) or as required pursuant to a collective bargaining agreement and to maintain, and cause each of its ERISA Affiliates to maintain, each employee benefit plan (as defined in Section 3(3) of ERISA)

as to which it may have any liability in material compliance with all applicable requirements of law and regulations.

                     6.12   Interest Coverage. At the end of any fiscal quarter of the Borrower, commencing with the period ending September 30, 2003, maintain a ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense, for any period of four consecutive fiscal quarters of the Borrower then ended, equal to or greater than 2.50 to 1.0.

                     6.13   Hazardous Materials. (a)  Conduct, and cause each Subsidiary to conduct, its operations and keep and maintain its property in compliance with all Hazardous Materials Laws (except to the extent that failure to comply with such Hazardous Materials Laws would not have a material adverse effect on the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole).

             (b)   Conduct, and cause to be conducted, the ongoing operations of Borrower and its Subsidiaries in a manner that will not give rise to the imposition of liability, or require expenditures, under or in connection with any Hazardous Materials Law (except for any liabilities or expenditure which, in the aggregate, would not have a material adverse effect on the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole.

             (c)   Agent and its agents and representatives shall have the right at any reasonable time to enter and visit the property (whether owned or leased) of Borrower or any of its Subsidiaries for the purpose of observing such property. Agent is under no duty, however, to visit or observe any such property, and any such acts by Agent shall be solely for the purposes of protecting Lenders’ security and preserving Lenders’ rights under the Collateral Documents. No site visit or observation by Agent shall result in a waiver of any default of Borrower or any Subsidiary or impose any liability on Agent or Lenders. In no event shall any site visit or observation by Agent be a representation that Hazardous Materials are or are not present in, on, or under such property, or that there has been or shall be compliance with any Hazardous Materials Laws. Neither the Borrower nor any other party is entitled to rely on any site visit or observation by Agent. Agent owes no duty to inform Borrower or any other party of any Hazardous Materials or any other adverse condition affecting any such property. Agent shall not be obligated to disclose to Borrower or any other party any report or findings made as a result of, or in connection with, any site visit or observation by Agent. In each instance, Agent shall give Borrower reasonable notice before entering any such property. Agent shall make reasonable efforts to avoid interfering with the use of any such property in exercising any rights provided in this Section 6.13.

             (d)   At the Collateral Agent’s reasonable request, which the Collateral Agent may make at all reasonable times and from time to time, Borrower shall cause Phase I environmental audits of the Properties on which the Collateral Agent has Liens to be conducted by technical consultants acceptable to the Collateral Agent and detailed written reports thereof to be furnished to the Collateral Agent, for its benefit, all in a form acceptable to the Collateral Agent, provided that no more than one such audit may be required for any property unless at any time the Collateral Agent reasonably determines that a material change in the environmental condition of such property may have occurred. In the event said Phase I environmental audits disclose any environmental condition of any of the Properties which could cause a material violation of the Hazardous Materials Laws, Borrower shall cause a Phase II environmental audit of the applicable Property to be conducted by said technical consultant acceptable to the Collateral Agent and a detailed written report thereof to be furnished to the Collateral Agent. Borrower shall take all reasonable remedial measures indicated in said Phase II environmental audit necessary to be in compliance with law. If Borrower fails to obtain said Phase I or Phase II environmental audits as aforesaid, the Collateral Agent may, but shall not be obligated to, cause said Phase I or Phase II environmental audits to be conducted at Borrower’s sole cost.

             (e)   Borrower hereby acknowledges that nothing in this Section is either intended to or actually does give Collateral Agent or the Lenders control of Borrower’s or its Subsidiaries’ Properties or business or any of its or their business decisions.

                     6.14   Total Leverage Ratio. Maintain the Total Leverage Ratio at the end of each fiscal quarter of the Borrower set forth below at a level not to exceed the level set forth opposite such period:

              |====================================|=======================|
              | Quarter Ending                     |    Maximum Allowed    |
              |====================================|=======================|
              | September 30, 2003 through         |         5.00x         |
              | December 31, 2004                  |                       |
              |------------------------------------|-----------------------|
              | March 31, 2005 and thereafter      |         4.75x         |
              |====================================|=======================|

                     6.15   Senior Secured Leverage Ratio. Maintain the Senior Secured Leverage Ratio at the end of each fiscal quarter of the Borrower set forth below at a level not to exceed the level set forth opposite such period:

              |====================================|=======================|
              | Quarter Ending                     |    Maximum Allowed    |
              |====================================|=======================|
              | September 30, 2003 through         |         2.00x         |
              | December 31, 2004                  |                       |
              |------------------------------------|-----------------------|
              | March 31, 2005 and thereafter      |         1.75x         |
              |====================================|=======================|

                     6.16   Real Estate Taxes. Borrower shall pay and discharge, and shall cause its Subsidiaries to pay and discharge, as and when due and payable, before any penalty attaches, all charges, impositions, levies, assessments and taxes (whether general, special or otherwise), water charges, sewer service charges and all other municipal or governmental charges, impositions, levies, assessments and taxes of any kind or nature that may be at any time levied, assessed or imposed upon or against any real property owned in fee by any Subsidiary or in which any Subsidiary has a leasehold interest (but only to the extent Borrower or any Subsidiary is required to pay such taxes in accordance with the terms of the lease), and shall promptly deliver to Collateral Agent upon Collateral Agent’s request therefor, duplicate receipts evidencing payment thereof prior to delinquency. Notwithstanding anything to the contrary in the foregoing,

Borrower may contest any tax imposed, assessed, levied or due with respect to or from said real property, by instituting and diligently and in good faith prosecuting by appropriate judicial proceedings the validity or amount of a tax, charge, imposition or assessment (said tax, charge, imposition or assessment being hereinafter referred to in this Section as “impositions”) if (i) the contest or decision relating thereto will not and cannot result in the forfeiture of said real property or the Subsidiary’s leasehold interest therein prior to or pending resolution of such contest and the invalidity, forfeiture, loss of priority or unenforceability of Collateral Agent’s mortgage lien on said real property or the Subsidiary’s leasehold interest therein will not and cannot result from such contest or failure to pay such impositions, (ii) no Event of Default shall exist hereunder, and (iii) prior to commencement and during the duration of such proceeding, Borrower shall maintain adequate reserves on account of the failure to pay such imposition and/or the contest of the amount and/or validity thereof in accordance with GAAP. Upon resolution of such contest, Borrower shall promptly pay the impositions then due. If, at any time during the continuance of the contest described in the preceding sentence, said real property or the Subsidiary’s leasehold interest therein is, in Collateral Agent’s reasonable determination, in imminent danger of being forfeited, lost or rendered invalid or unenforceable, then, in any of said events, Borrower shall, at Collateral Agent’s demand, use the aforesaid reserve to pay such impositions and if such reserve is insufficient to pay in full the required payment, Borrower promptly shall pay the amount of such insufficiency.

                     6.17   Real Estate Collateral; Schedule 1.01. Notwithstanding the provisions of Section 4.01, Borrower and the Subsidiaries shall have met each of the requirements set forth in Sections 4.01(o)-(r) in connection with the real property set forth on Schedule 6.17 no later than 60 days following the Closing Date. Notwithstanding the provisions of Section 3.05, Borrower and the Subsidiaries shall have met each of the requirements set forth in Section 3.05 in connection with the real property set forth on Schedule 3.05 no later than 60 days following the Closing Date. Upon Borrower’s receipt of all Lien search results and in any event no later than July 31, 2003, Borrower shall deliver an updated Schedule 1.01 which will only add valid liens that were permitted under the Existing Credit Agreement and secure obligations permitted under the Existing Credit Agreement.

                     6.18   Control Agreements. Within 90 days following the Closing Date (and subject to the agreement of the depository banks), cause each of its Demand Deposit Accounts and deposit accounts (as defined in the Guarantee and Collateral Agreement) to be made subject to written control agreements with the applicable depository banks and the Collateral Agent on terms satisfactory to the Administrative Agent in order to perfect a Lien on such Accounts and accounts in favor of the Secured Parties (“Controlled Accounts”). The Borrower and its Subsidiaries will not open or create a Demand Deposit Account or deposit account after the Closing Date unless such Account or account is subject to such control arrangements. Notwithstanding the foregoing, the Borrower and its Subsidiaries shall not be required to enter into such control arrangements with respect to any Demand Deposit Account or deposit account if the balance from time to time is, or is expected to be, less than $250,000. Commencing within 90 days following the Closing Date (and subject to the agreement of the depository banks), the Borrower and its Subsidiaries (except those Subsidiaries identified in clauses (i) through (vi) of the immediately following sentence) shall hold at least 80% of all cash, cash equivalents and similar items in Controlled Accounts. Notwithstanding anything in this Section 6.18 to the contrary, the requirements of this Section 6.18 shall not apply in respect of deposit accounts of

(i) Lincoln Indemnity Company, (ii) H&T Receivable Funding Corporation, (iii) any Finance Subsidiary, (iv) any Real Estate Financing Subsidiary, (v) any Subsidiary acquired after the Closing Date to the extent such Subsidiary is not required to provide a security interest in its assets or cause its capital stock to be pledged pursuant to Section 7.01(e) and (vi) Foreign Subsidiaries.

ARTICLE VII.

NEGATIVE COVENANTS

                     Borrower covenants and agrees that so long as the Revolving Credit shall remain available, and until full and final payment of all Obligations, it will not, and with respect to Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.10, 7.11, 7.13 and 7.14, it will not permit any Subsidiary to, unless Majority Lenders waive compliance in writing:

                     7.01   Investments and Restricted Payments. Except as otherwise permitted herein, make any Investments in any Person or any Restricted Payments except:

             (a)   Borrower or any Subsidiary may make Investments in any Guarantor or in the Borrower;

             (b)   Any Subsidiary may make Restricted Payments to Borrower or any Guarantor;

             (c)   Borrower may make Investments in Cash Equivalents;

             (d)   Investments may be made in the ordinary course of business related to employees, such as payments in respect of relocation, travel advances, and loans to employees to exercise stock options, all of which Investments do not exceed in the aggregate at any one time One Million Dollars ($1,000,000);

             (e)   Borrower or any Subsidiary may acquire on a friendly basis at least 51% of each class of capital stock, membership interests or partnership interests, of any fitness center located in the United States, provided that such fitness center shall immediately become a Guarantor and shall comply with Section 3.04 hereof. As used in this Section 7.01(e), “fitness center” means any corporation, limited liability company or partnership whose business is comparable to any of the businesses currently operated by Borrower or any of its Subsidiaries (other than a finance company). Notwithstanding the foregoing, the Borrower and its Subsidiaries may finance all or part of the purchase price of any such fitness center by the issuance of purchase money seller Debt or the assumption of Assumed Debt subject to the following: (i) up to 30% of the purchase price (including the assumption of any existing Debt) of any such acquisition may consist of purchase money seller Debt and Assumed Debt, and such seller Debt and Assumed Debt may be secured as permitted by clause (xiv) of the definition of “Permitted Liens”, (ii) any other seller Debt and assumed Debt issued to finance such acquisition shall be unsecured and shall be subordinated to prior payment of the Obligations on terms satisfactory to the Agent and

  (iii) the Borrower and its Subsidiaries shall not be required to provide a security interest in the assets or pledge the capital stock of such fitness center (but such fitness center shall be required to become a Guarantor) pursuant to Article III or the Credit Documents if such provision of a security interest or such pledge is prohibited by the seller Debt or Assumed Debt referred to in clause (i) (the Borrower agreeing that it shall use reasonable efforts to cause such seller Debt and Assumed Debt to be unsecured and to permit the capital stock and assets of such Subsidiary to be pledged to secure the Obligations);

             (f)  Borrower and its Subsidiaries may make mandatory Investments in Funding Corp., and Funding Corp. may make required Investments in the H&T Master Trust and BTFC, in each case pursuant to and in accordance with the Receivables Program Documents;

             (g)   Borrower and its Subsidiaries may make mandatory Investments in Finance Subsidiaries, and Finance Subsidiaries may make related required Investments, in each case pursuant to a Receivables Financing Transactions and as long as such Investments are substantially comparable to those required by the Receivables Program Documents;

             (h)   Investments by the Borrower and its Subsidiaries in New Ventures, Foreign Subsidiaries, Lincoln Indemnity Company, non-Consolidated Subsidiaries, Unrestricted Subsidiaries and Finance Subsidiaries (i) existing on the Closing Date and (ii) made after the Closing Date; provided that (A) the aggregate amount of such Investments made after the Closing Date (valued at the time of the making thereof, and after taking into account any return after the Closing Date from dividends, distributions and repayments in respect of such Investments) does not exceed, at any one time outstanding, $25,000,000 (plus any dividends, distributions and repayments in respect of Investments existing on the Closing Date), (B) with respect to Investments in Finance Subsidiaries, the only amount of such Investment to be considered in determining the $25,000,000 limit set forth above are those amounts in excess of the amounts allowed by paragraph (f) and paragraph (g) of this Section 7.01 and (C) the cumulative outstanding Investment in any Subsidiary on the date that such Subsidiary is converted to an Unrestricted Subsidiary in accordance with the terms hereof shall be deemed an Investment made on such conversion date in an Unrestricted Subsidiary for purposes of determining compliance with this Section 7.01(h);

             (i)   Investments to the extent funded by common stock of the Borrower issued after the Closing Date or the cash proceeds thereof received after the Closing Date (and Investments of such cash proceeds), provided that such proceeds from issuances of common stock may only be utilized for Investments if used within nine months of the issuance of such stock;

             (j)   Investments consisting of cash reserves established, in the ordinary course of the Borrower’s and its Subsidiaries’ business and consistent with past practice, pursuant to the Credit Card Program Agreement; and

             (k)   Investments in Real Estate Financing Subsidiaries consisting of Existing Owned Properties made in connection with Permitted Real Estate Financing Transactions.

Notwithstanding the foregoing, Investments made pursuant to the preceding paragraph (h) shall be subject to the following restrictions: (i) (x) Collateral (other than cash) having an aggregate value in excess of $5,000,000 may not be transferred or invested (including in or to an Unrestricted Subsidiary) in any one-year period (except that any portion of such permitted amount not used in any year may be carried forward to subsequent years) and (y) intellectual property may not be so transferred or invested and (ii) the Borrower and its Subsidiaries shall not be permitted to make Investments (including in Unrestricted Subsidiaries) in excess of $10,000,000 in the aggregate which have the effect of paying, purchasing, redeeming or defeasing the Senior Unsecured Notes or the Subordinated Notes or paying dividends on or purchasing or redeeming Capital Stock of the Borrower (it being understood that the Borrower and its Subsidiaries shall not provide Guarantees or other credit support with respect to Unrestricted Subsidiaries).

                     7.02   Other Obligations. Except as provided in this Agreement, create, incur, assume or permit to exist any Debt, or create, incur or enter into any Guaranty of any Debt of any other Person, other than:

             (a)   the Secured Obligations;

             (b)   Any Debt existing on the Closing Date listed on Schedule 7.02(b) hereto, and any renewal, extension or refinancing of any purchase money Debt listed on such Schedule (and identified as such on such Schedule) that does not consist of any capitalization of interest on the original Debt; provided, that, except in connection with the refinancing of such Debt pursuant to a Permitted Real Estate Financing Transaction, the principal amount of such renewal, extension or refinancing Debt (the “Refinancing Debt”) shall not exceed the principal amount of the Debt on the Closing Date listed on such Schedule, the maturity date of each installment or principal of such Refinancing Debt shall not be earlier than the maturity date of the corresponding installment of the original Debt, and the Liens securing the Refinancing Debt constitute “Permitted Liens” under clause (iv) of the definition of such term;

             (c)   Standby letters of credit obtained in the ordinary course of business;

             (d)   Debt of Borrower to any of its Subsidiaries and of any Guarantor to Borrower or any other Guarantor;

             (e)   Debt under revolving credit commitments, term loan commitments or letter of credit commitments made available by banks or other financial institutions otherwise than under this Agreement to the extent that the Revolving Credit Commitments shall have been permanently reduced by the amount of such revolving credit commitments, term loan commitments or letter of credit commitments on the date such revolving credit commitments, term loan commitments or letter of credit commitments are incurred and the terms of such revolving credit commitments, term loan commitments or letter of credit commitments are reasonably satisfactory to the Majority Lenders in all material respects;

             (f)   additional Debt (including Guarantees of Debt permitted under paragraph (g) of Section 7.02 to the extent such Guarantee would be in excess of the amount permitted by paragraph (g) hereof) incurred or assumed by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $10,000,000; provided that (i) such Debt is not secured by any property constituting Collateral under the Collateral Documents (except to the extent that such Debt may be secured by Liens described under clause (iv) or (xiv) of the definition of “Permitted Liens”), (ii) any unsecured purchase money seller Debt is subordinated to the Obligations on terms reasonably satisfactory to the Agent unless such seller Debt is not required to be subordinated pursuant to Section 7.01(e) and (iii) before and after giving effect to the incurrence of such Debt, no Default or Event of Default shall have occurred and be continuing and provided, further, that (to avoid double counting) Guarantees of such Debt shall not be considered Debt for the purposes of this paragraph (f) of this Section 7.02;

             (g)   Guarantees of Debt permitted under paragraph (b) of this Section 7.02 in an aggregate amount not to exceed $7,000,000;

             (h)   Debt incurred as an Investment permitted by Section 7.01;

             (i)   without duplication of Debt permitted by Section 7.02(b) above, Debt of the Borrower consisting of the 1997 Subordinated Notes and the 1998 Subordinated Notes;

             (j)   Debt of the Borrower consisting of the Senior Unsecured Notes and guarantees of the Senior Unsecured Notes by Subsidiaries to the extent such Subsidiaries are Guarantors and pledge their assets as grantors under the Collateral Documents;

             (k)   Debt in an aggregate principal amount not to exceed $20,000,000 at any time secured by Existing Owned Property pursuant to Permitted Real Estate Financing Transactions; and

             (l)   other Debt of the Borrower and its Subsidiaries (including any increases in the Receivables Program Documents and Receivables Financing Transactions above $160,000,000 in the aggregate) as long as, immediately after giving effect to the incurrence of such Debt and the use of the proceeds thereof, the Borrower would be in compliance on a pro forma basis with Sections 6.12, 6.14 and 6.15 as of the most recently ended fiscal quarter, each subsequent fiscal quarter and through the Revolving Credit Termination Date as if such Debt was incurred on the first day of the relevant measurement period; provided that (i) such Debt is not secured by any property constituting Collateral under the Collateral Documents (except to the extent that such Debt may be secured by Liens described under clause (iv), clause (xiii)(b) or clause (xiv) of the definition of “Permitted Liens”), (ii) any unsecured purchase money seller Debt and any unsecured assumed Debt is subordinated to the Obligations on terms reasonably satisfactory to the Agent unless such seller Debt or assumed Debt is not required to be subordinated pursuant to Section 7.01(e) and (iii) before and after giving effect to the incurrence of such Debt, no Default or Event of Default shall have occurred and be continuing and provided, further, that (to avoid double counting) Guarantees of such Debt shall not be considered Debt for the purposes of this paragraph (l) of this Section 7.02.

Notwithstanding the foregoing, (x) the Borrower will not permit any Subsidiary or Unrestricted Subsidiary to Guaranty or provide credit support for any Subordinated Debt, (y) the Borrower will not and will not permit any Subsidiary or Unrestricted Subsidiary to Guaranty or provide credit support in respect of any Unrestricted Subsidiary and (z) the Borrower will not permit any Real Estate Financing Subsidiary to create, incur, assume or permit to exist any Debt (including a Guaranty of the Senior Unsecured Notes) except Debt, if any, permitted pursuant to clause (k) above and any Debt to the Secured Parties required in connection with any second mortgage in favor of the Collateral Agent required by Section 7.03(b).

                     7.03   Other Security. (a)  Other than as pursuant to a Permitted Real Estate Financing Transaction or as expressly permitted under Section 7.08, create, assume or suffer to exist any Lien on any of its or its Subsidiaries’ property, real or personal or mixed (including without limitation, any leasehold interests), whether now owned or hereafter acquired, except Permitted Liens and licenses of intellectual property pursuant to a Franchise Program.

                     (b)   The Borrower and its Subsidiaries shall be permitted to enter into new transactions (as described in this Section 7.03(b), “Permitted Real Estate Financing Transactions”) (including sale and leaseback transactions) after the Closing Date to finance fee owned real property owned on the Closing Date. Financing of fee owned real property owned on the Closing Date (“Existing Owned Property”) may be done through special purpose financing Subsidiaries of the Borrower to which title to the financed Existing Owned Property will be transferred at the time of such financing (collectively, the “Real Estate Financing Subsidiary”). If at the time of a financing after the Closing Date title to the Existing Owned Property is not held by a Real Estate Financing Subsidiary, the property owner must grant a second mortgage in favor of the Collateral Agent on the financed Existing Owned Property. The loan amount of any Existing Owned Property at loan closing shall be at least 50% of the fair market value of such Existing Owned Property (as determined by a reputable independent appraiser). The aggregate amount of Debt that may be incurred pursuant to such financing of Existing Owned Property shall not exceed $20,000,000 at any time outstanding. Net Cash Proceeds from sale and leaseback transactions entered into by the Borrower or its Subsidiaries (including Real Estate Financing Subsidiaries) shall (i) count against the sale and leaseback covenant set forth in Section 7.11 and (ii) shall permanently reduce the $20,000,000 financing limit set forth above. The Real Estate Financing Subsidiary will use commercially reasonable efforts to grant a second mortgage in favor of the Collateral Agent on any financed Existing Owned Property. Capital Stock of any Real Estate Financing Subsidiary shall be pledged to the Collateral Agent, but no assets of a Real Estate Financing Subsidiary need be pledged to the Collateral Agent except for the second mortgages described above. Any such financing may be supported solely by one or a combination of a guarantee of the Debt by the Borrower and/or the financed real properties and/or the Real Estate Financing Subsidiary’s rights under the lease(s) with respect to such real property. No Real Estate Financing Subsidiary may be an Unrestricted Subsidiary. Fee-owned real properties of any Real Estate Financing Subsidiary shall be leased on an unsecured basis to the Borrower or one of its wholly-owned Subsidiaries (such lease to a wholly-owned Subsidiary to be guaranteed on an unsecured basis by the Borrower) pursuant to a lease in a form customary for other club facilities leased by the Credit Parties. Fee-owned real properties acquired by the Credit Parties after the Closing Date will be required to be pledged to the Collateral Agent pending their purchase money financing and can be financed with purchase money financing within 270 days of acquisition. Fee owned real properties which are not subject to a mortgage in favor of third parties will be mortgaged as Collateral in favor of the Collateral Agent pending refinancing in accordance with this provision.

                     7.04   Subordinated Debt; Senior Unsecured Notes. (a)  Pay interest, principal, or premium on any Subordinated Debt (other than the Subordinated Notes) if at the time of such payment or proposed payment there has occurred and is continuing under this Agreement, or if as a result of any such payment or proposed payment there would occur, a Default or an Event of Default;

             (b)   Pay interest, principal or premium on the 1997 Subordinated Notes in violation of Article Thirteen of the 1997 Indenture, or make any payment thereunder or with respect to any other Subordinated Debt to any holder or the trustee named therein prior to one (1) Banking Day preceding the times set forth therein for the payment of same, or make any payment, purchase or redemption of the 1997 Subordinated Notes pursuant to Article Four, Five, Ten, Eleven, Twelve or Thirteen of the 1997 Indenture or deliver any notice to the trustee under the Indenture or the holders of the 1997 Subordinated Notes of its intention to make any such payment, purchase or redemption, or make any “Company Request” under Section 12.1 of the 1997 Indenture;

             (c)   Amend or waive any provision of the 1997 Indenture, the 1998 Indenture, the Subordinated Notes or any other agreement relating to Subordinated Debt without first obtaining the consent of Majority Lenders;

             (d)   Prepay, redeem, defease, purchase or repurchase all or any part of any Subordinated Debt including, but not limited to, the Subordinated Notes (other than as permitted by Section 7.09(a) hereof), or take any action to effect the foregoing without first obtaining the consent of Majority Lenders;

             (e)   Pay interest, principal or premium on the 1998 Subordinated Notes in violation of Article Thirteen (or the comparable provisions of a successor indenture) of the 1998 Indenture, or make any payment thereunder to any holder or the trustee named therein prior to one (1) Banking Day preceding the times set forth therein for the payment of same, or make any payment, purchase or redemption of the 1998 Subordinated Notes pursuant to Article Four, Five, Ten, Eleven, Twelve or Thirteen (or the comparable provisions of a successor indenture) of the 1998 Indenture or deliver any notice to the trustee under the 1998 Indenture or the holders of the 1998 Subordinated Notes of its intention to make any such payment, purchase or redemption, or make any “Company Request” under Section 12.1 (or the comparable provisions of a successor indenture) of the 1998 Indenture;

             (f)   Make any payment with respect to any Senior Unsecured Notes to any holder or the trustee named therein prior to one (1) Banking Day preceding the times set forth therein for the payment of same, or make any payment, purchase or redemption of the

  Senior Unsecured Notes pursuant to Article Four, Five, Ten, Eleven, Twelve or Thirteen of the Senior Unsecured Notes Indenture or deliver any notice to the trustee under the Senior Unsecured Notes Indenture or the holders of the Senior Unsecured Notes of its intention to make any such payment, purchase or redemption, or make any “Company Request” under Section 12.1 of the Senior Unsecured Notes Indenture;

             (g)   Amend or waive any provision of the Senior Unsecured Notes Indenture, the Senior Unsecured Notes or any other agreement relating thereto without first obtaining the consent of Majority Lenders; or

             (h)   Prepay, redeem, defease, purchase or repurchase all or any part of the Senior Unsecured Notes (other than as permitted by Section 7.09(a) hereof), or take any action to effect the foregoing without first obtaining the consent of Majority Lenders.

             (i)   Notwithstanding the provisions of Section 7.04 and Section 7.09, the Borrower may purchase or redeem the 1997 Subordinated Notes at an aggregate price not in excess of $350,000 or, upon the date the redemption prices provided in the 1997 Indenture are applicable, such redemption prices plus accrued interest; provided that immediately after giving effect thereto, no Default or Event of Default shall have resulted.

The only payments that the Borrower and its Subsidiaries (including Unrestricted Subsidiaries) may make in respect of the Subordinated Debt and the Senior Unsecured Notes are (i) scheduled payments of interest, (ii) payments permitted by clause (ii) of the last sentence of Section 7.01 and (iii) payments permitted by clauses (i), (iii) and (iv) of the second proviso of Section 7.09(a).

                     7.05   Liquidation; Merger. Liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination, or sell, lease or dispose of its business or assets as a whole or in an amount which constitutes a substantial portion thereof; provided, however, that (a) any Subsidiary may merge into, consolidate with or transfer its business or assets to Borrower or any other Subsidiary (so long as such acquiring Subsidiary is a Guarantor) pro rata, to the extent owned by Borrower or such Subsidiary, (b) Borrower may merge with any other corporation so long as Borrower is the surviving corporation and no Default or Event of Default would exist under this Agreement after giving effect to such merger, (c) any Subsidiary may liquidate or dissolve if upon such liquidation or dissolution all or substantially all of the business or assets of such Subsidiary are distributed to Borrower or any other Subsidiary (so long as such transferee Subsidiary is also a Guarantor) pro rata, to the extent owned by Borrower or such Subsidiary, and (d) in the event that a Subsidiary has distributed its business or assets to Borrower or any Subsidiary pursuant to Section 7.05(c), neither Borrower nor any Subsidiary shall be required to preserve any right, license, or franchise of such Subsidiary or the corporate existence of such Subsidiary if the Board of Directors of Borrower or the Subsidiary to which the business or assets of such Subsidiary were distributed shall determine that the preservation thereof is no longer desirable and that the loss thereof is not adverse in any material respect to Lenders.

                     7.06   Capital Expenditures. Make or commit to make Capital Expenditures in any fiscal year in excess of the amount set forth opposite such fiscal year below:

               |===========================|===========================|
               |                           |        Permitted          |
               |       Fiscal Year         |   Capital Expenditures    |
               |===========================|===========================|
               |          2003             |       $60,000,000         |
               |---------------------------|---------------------------|
               |          2004             |       $60,000,000         |
               |---------------------------|---------------------------|
               |          2005             |       $60,000,000         |
               |---------------------------|---------------------------|
               |          2006             |       $70,000,000         |
               |---------------------------|---------------------------|
               |          2007             |       $75,000,000         |
               |---------------------------|---------------------------|
               |          2008             |       $75,000,000         |
               |===========================|===========================|

Any such permitted amount not used in any fiscal year may be carried forward to subsequent fiscal periods. In addition, the annual limit for each fiscal year shall be increased by an amount equal to 50% of the Free Cash Flow generated in the prior fiscal year. Any portion of such increase resulting from Free Cash Flow not used in any fiscal year shall be carried forward to subsequent periods. Notwithstanding the foregoing, at any time that the then aggregate unused portion of the Revolving Credit Commitment Amount is less than $30,000,000, the Borrower and its Subsidiaries may not make or commit to make any Capital Expenditures other than (i) maintenance Capital Expenditures and (ii) Capital Expenditures committed to pursuant to an enforceable written contract entered into prior to the time at which the ability to make Capital Expenditures becomes limited.

                     7.07   Change in Business. Engage in any business activities or operations substantially and materially different from or unrelated to business activities existing on the Closing Date; provided, however, that this Section 7.07 shall not prohibit the Borrower or its Subsidiaries from managing non-owned fitness centers or providing payment, processing and collection services for non-owned fitness centers, or from commencing and operating a Franchise Program, or from operating a captive insurance company and, provided, further, the Borrower and its Subsidiaries may elect to cease originating for their own account and/or servicing all or a portion of membership contracts receivable and have third parties perform all or some of such functions..

                     7.08   Disposal of Assets. Dispose of any accounts receivable, any fixed or capital assets (including, without limitation, the entering into of any sale and leaseback agreement covering any of its fixed or capital assets), any Capital Stock of Subsidiaries or any Intangible Assets, or enter into any license, franchise or sublease arrangements; provided, however, that:

             (a)   dispositions of assets among and between Borrower and the Guarantors shall not be prohibited hereunder;

             (b)   (i) the Borrower and its Subsidiaries may dispose of the Receivables Program Receivables on the terms and subject to the conditions set forth in the Receivables Program Documents, provided that none of such Receivables Program Receivables may be so disposed of for the purpose of supporting any series of Receivables Program Certificates other than the 1996-1 Certificates, the 2001-1 Certificates or other Receivables Program Certificates permitted under this Agreement without the prior consent of the Majority Lenders; and (ii) the Borrower and its Subsidiaries may dispose of Receivables Assets pursuant to a Receivables Financing Transaction;

             (c)   to the extent the Borrower or any Subsidiary may at any time be a party to the Credit Card Program Agreement, licensing arrangements contemplated by the Credit Card Program Agreement shall not be prohibited under this Section 7.08;

             (d)   Borrower or any Subsidiary may dispose of accounts receivable, fixed or capital assets (including, but not limited to (i) disposition of any interest in the Exchangeable Transferor Certificate (including, but not limited to, any such disposition in connection with any issuance of any additional series of Receivables Program Certificates permitted under this Agreement) and (ii) dispositions by sale and leaseback agreements covering fixed or capital assets), capital stock or Intangible Assets, or enter into any license, franchise or sublease arrangement (other than pursuant to a Franchise Program), so long as the proceeds of such disposition, to the extent the same constitutes Reinvestment Proceeds, shall be applied to the acquisition of properties and other assets that (as determined by the board of directors of the Borrower) replace the properties and assets that were the subject of such disposition or properties and assets that will be used in the businesses of the Borrower or its Subsidiaries existing on the Closing Date (or in businesses reasonably related or complementary thereto), and otherwise the proceeds of such disposition shall be applied to the prepayment of the Advances (without any reduction of the Revolving Credit Commitment Amount), as set forth in Section 2.13; provided, however, that (i) Borrower or any Subsidiary may dispose of surplus or obsolete equipment or fixtures in the ordinary course of business, and up to Two Million Five Hundred Thousand Dollars ($2,500,000) per year of the proceeds of such dispositions shall not be subject to the requirements of this Section 7.08(d) and (ii) Borrower and its Subsidiaries may license certain rights with respect to its trade name or other intellectual property pursuant to franchising arrangements permitted by Section 7.08(e) and the proceeds of such license and franchise activities shall not be subject to the requirements of this Section 7.08(d);

             (e)   Borrower and its Subsidiaries may license certain rights with respect to its trade name and other intellectual property (i) to franchisees for the operation of health clubs pursuant to a Franchise Program and (ii) for other purposes intended to generate proceeds to the Borrower;

             (f)   Borrower and its Subsidiaries may sell assets (and related liabilities) consisting of health and fitness clubs to Persons which simultaneously become franchisees pursuant to a Franchise Program; provided that (i) such assets are sold at their net fair market value (taking into account the amount of such liabilities) and (ii) the aggregate net cash proceeds arising from such sales since the Closing Date do not exceed $5,000,000;

             (g)   the Borrower and its Subsidiaries may sell uncollectible receivables to a collection or similar agency in lieu of in-house collection in the ordinary course of business; and

             (h)   the Borrower and its Subsidiaries may elect to cease originating for their own account and/or servicing all or a portion of membership contracts receivable and have third parties perform all or some of such functions.

For purposes of this Section 7.08, dispositions of assets shall not include sales by the Borrower or any Subsidiary of the Borrower of common stock (or common stock equivalents) of the Borrower.

                     7.09   Limitation on Optional Payments and Modifications of Debt Instruments and Receivables Program Documents. Without limitation of any obligation under any other Section of this Article VII:

             (a)   make any optional payment or prepayment on or redemption or purchase or defeasance of any Debt or make or set aside any sinking fund payments with respect to any Debt (other than the Advances and reimbursement obligations in respect of any Letter of Credit); provided, however, Borrower or its Subsidiaries may prepay or make optional payments on any purchase money Debt or Capitalized Leases where the Agent, for the benefit of the Lenders, is granted a Lien in the relevant asset of the Borrower or its Subsidiary, as the case may be, in the amount of such prepayment or optional payment; provided further, however, the Borrower shall be permitted to redeem or prepay (i) the Subordinated Notes from the proceeds of a public offering of the Borrower’s common stock after the Closing Date, to the extent permitted by the “equity clawback” provision set forth in Section 11.1(b) of the 1997 Indenture and the 1998 Indenture, (ii) Debt existing on the Closing Date and identified on Schedule 7.09(a), (iii) the Senior Unsecured Notes from the proceeds of a public offering of the Borrower’s common stock after the Closing Date, to the extent permitted by the “equity clawback” provision set forth in Section 11.1(b) of the Senior Unsecured Notes Indenture and (iv) the Subordinated Notes pursuant to a Permitted Subordinated Notes Refinancing; or

             (b)   amend, modify or change in any material respect, or consent or agree to any such amendment, modification or change to, any of the terms of any such Debt (other than any such amendment, modification or change to the terms of any Debt which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon); or

             (c)   amend, modify or change, or consent or agree to any amendment, modification or change to the Receivables Program Documents which would affect the amortization of the Receivables Program Certificates thereunder (except for an amendment to the Series 2001-1 Supplement providing for the amortization of the Outstanding Certificate Amount (as such term is defined in the Series 2001-1 Supplement) in excess of $100,000,000), the collateral thereunder, the sale of Receivables Program Receivables at a discount, or the interest rate (it being agreed that the effective interest rate on the Receivable Program Certificates may be increased in connection with any increase in the aggregate principal amount of the Receivables Program Certificates as set forth in the proviso below as long as the Borrower certifies in writing to the Agent prior to the effect of such increase that, after giving effect thereto, the Borrower will be in compliance on a pro forma basis with Sections 6.12, 6.14 and

  6.15 through the Revolving Credit Termination Date) applicable to the Receivables Program Certificates or the Exchangeable Transferor Certificate (other than any such amendment, modification or change which would extend the maturity or reduce the amount of payment of principal on the affected Receivables Program Certificates or which would reduce the rate or extend the time of payment of any interest thereon, or would not increase any amount of scheduled amortization for any period prior to the Revolving Credit Termination Date); provided that the aggregate principal amount of the Receivable Program Certificates can be increased if (i) such increase is in connection with a corresponding increase in the amount of Receivable Program Receivables sold in the Receivables Program and (ii) the terms governing such additional Receivable Program Certificates are substantially similar to, or no less favorable to the Borrower and its Subsidiaries than, the existing Receivable Program Certificates (it being agreed that the effective interest rate on the Receivable Program Certificates may be increased in connection with any such increase as long as the Borrower certifies in writing to the Agent prior to the effect of such increase that, after giving effect thereto, the Borrower will be in compliance on a pro forma basis with Sections 6.12, 6.14 and 6.15 through the Revolving Credit Termination Date); or

             (d)   permit any series of Receivables Program Certificates to be issued other than the 1996-1 Certificates, the 2001-1 Certificates or as contemplated by the proviso to the preceding paragraph (c), except that a series of Receivables Program Certificates may be issued to replace or refinance the 1996-1 Certificates or the 2001-1 Certificates in whole or in part (such new series of Receivables Program Certificates, a “Refinancing Series” and such new Receivables Program Certificates, “Refinancing Certificates”) if such Refinancing Series contains no material covenants and no Payout Events not applicable to the 1996-1 Certificates or the 2001-1 Certificates and each of the covenants and defaults contained in the supplement creating such replacement series are not materially more burdensome or restrictive than those covenants contained in the 1996-1 Supplement or the 2001-1 Supplement (it being agreed that the effective interest rate on the Refinancing Certificates may be increased in connection with any such replacement or refinancing as long as the Borrower certifies in writing to the Agent prior to the effect of such replacement or refinancing that, after giving effect thereto, the Borrower will be in compliance on a pro forma basis with Sections 6.12, 6.14 and 6.15 through the Revolving Credit Termination Date); or

             (e)   notwithstanding the foregoing paragraphs (c) and (d), the Borrower and its Subsidiaries may enter into Receivables Financing Transactions and may effect a Receivables Financing Transaction by (i) amending, modifying or changing the Receivables Program Documents and (ii) issuing other series of Receivables Financing Certificates.

                     7.10   Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than a Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

                     7.11   Limitation on Sales and Leasebacks. Enter into arrangements after the Closing Date providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to a third person on the security of such property or rental obligations of the Borrower or such Subsidiary if the net proceeds from sale or transfer with respect to such arrangements exceed, in the aggregate, $10,000,000; provided that the Borrower and its Subsidiaries may not enter into any such transaction with an Unrestricted Subsidiary.

                     7.12   Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31.

                     7.13   Funding Corp.; Finance Subsidiaries. (a)  Permit Funding Corp. to (i) assume, guarantee or otherwise become liable in any manner with respect to any Debt other than Debt arising under the Purchase Agreement, (ii) consolidate or merge with any Person, (iii) purchase or acquire any business or property other than receipt or purchase of Receivables Program Receivables under the Purchase Agreement for transfer to the H&T Master Trust under the Pooling & Servicing Agreement, (iv) make any Investment in any Person other than Investments in the H&T Master Trust and BTFC pursuant to the Receivables Program Documents, (v) conduct any business other than the transactions required to be performed by it under the Receivables Program Documents, or (vi) create, assume or suffer to exist any Lien on any of its property (including, without limitation, any Released Amounts (as defined in the Pooling & Servicing Agreement)), whether now owned or hereafter acquired, except Liens pursuant to, and in accordance with the terms of, the Receivables Program Documents.

                     (b)   Fail to cause the management, business and affairs of Funding Corp. to be conducted in a manner as required by the Receivables Program Documents and consistent with the assumptions set forth in the opinion of Winston & Strawn delivered in connection with the Pooling & Servicing Agreement relating to the issue of whether Funding Corp. would be substantively consolidated with BTFC in a bankruptcy of BTFC.

                     (c)   Permit any Finance Subsidiary to (i) assume, guarantee or otherwise become liable in any manner with respect to any Debt other than Debt arising under a Receivables Financing Transaction, (ii) consolidate or merge with any Person, (iii) purchase or acquire any business or property other than receipt or purchase of Receivables Assets in a Receivables Financing Transaction, (iv) conduct any business other than the transactions to be performed by it in a Receivables Financing Transaction or (v) create, assume or suffer to exist any Lien on any of its property, whether now owed or hereafter created, except Liens pursuant to and in accordance with the terms of a Receivables Financing Transaction; and in connection therewith, the Borrower shall provide a legal opinion from counsel to Borrower that such Finance Subsidiary shall not be substantively consolidated with Borrower or its Subsidiaries.

                     (d)   Fail to cause the management, business and affairs of each Finance Subsidiary to be conducted in such a way as to maintain the separate corporate existence of each Finance Subsidiary.

                     7.14   Unrestricted Subsidiaries. (a)  Create or otherwise designate any Subsidiary as an Unrestricted Subsidiary unless the terms set forth in the definition of

Unrestricted Subsidiary are complied with respect to such Subsidiary and no Default or Event of Default then exists (unless the creation or designation of the Unrestricted Subsidiary would cure the Default or Event of Default) or would result from the designation, creation and operation of such Unrestricted Subsidiary.

                     (b)   Without the prior written consent of the Majority Lenders, change the characterization of a Subsidiary from a Subsidiary to an Unrestricted Subsidiary or an Unrestricted Subsidiary to a Subsidiary; provided however, the prior written consent of the Majority Lenders shall not be required if (A) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, (B) after giving effect to such re-characterization, each of the representations and warranties made by in the Borrower in or pursuant to this Agreement or the Collateral Documents shall be true and correct in all material respects as of the date of such re-characterization, (C) if re-characterized as a Subsidiary, such Subsidiary shall have complied with the provisions of Article III as if it were a new Subsidiary and (D) the Borrower provides the Agent five Banking Days advance written notice of its intent to re-characterize such Subsidiary.

                     (c)   Permit any Unrestricted Subsidiary to fail to comply with the requirements set forth in the definition of “Unrestricted Subsidiary.”

                     7.15   Tax Allocation and Indemnity Agreement. Amend, modify or change, or consent or agree to any amendment, modification or change to the Tax Allocation and Indemnity Agreement in any manner which is materially adverse to the Lenders.

ARTICLE VIII.

EVENTS OF DEFAULT

                     If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

                     8.01   Nonpayment. (a) Borrower shall fail to pay, when due, any portion of principal or interest due hereunder or under the Notes in accordance with the terms hereof or thereof; or

                     (b)   Borrower shall fail to pay, when due, any fees, commissions or any other sum due hereunder in accordance with the terms hereof.

                     8.02   Representation or Warranty. Any representation or warranty made by Borrower or any Subsidiary herein or in any other Credit Document or in any agreement, instrument or certificate executed or delivered to Lenders, Agent or the Collateral Agent pursuant hereto or in connection with any transaction contemplated here shall prove to have been false or misleading in any material respect when made or when deemed to have been made;

                     8.03   Judgments. There shall be entered against Borrower or any of its Subsidiaries one or more judgments (or any judgment against an ERISA Affiliate, if such judgment is in favor of a Multiemployer Plan) in excess of Two Million Dollars ($2,000,000) in the aggregate at any one time outstanding excluding those judgments (i) that have been outstanding less than thirty (30) calendar days from the entry thereof, (ii) for not more than Five Million Dollars ($5,000,000) during the time which a stay of enforcement of such judgment is in effect by reason of a pending appeal or otherwise or (iii) for and to the extent which Borrower or such Subsidiary is insured and with respect to which the insurer has admitted liability in writing.

                     8.04   Voluntary Bankruptcy. Borrower or any Guarantor shall fail to pay, or admit in writing its inability to pay, its debts generally as they come due, or shall file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors, or Borrower or any Guarantor shall take any corporate action to authorize, or in furtherance of, any of the foregoing.

                     8.05   Involuntary Bankruptcy. Involuntary petition shall be filed under any bankruptcy statute against Borrower or any Guarantor, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) shall be appointed to take possession, custody or control of the properties of Borrower or any Guarantor, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of said filing or appointment.

                     8.06   Change of Control Event. A Change of Control Event shall occur.

                     8.07   Cross Default. Any breach or default shall occur with respect to any Debt or any operating lease agreement in excess of Five Million Dollars ($5,000,000) (except with respect to Debt under this Agreement) individually or in the aggregate, under which Borrower or any of its Subsidiaries may be obligated as borrower or guarantor, if such breach or default consists of the failure to pay any such indebtedness when due whether by acceleration or otherwise (and remains uncured or continues beyond any applicable grace period) or if such breach or default results in or permits (or, with the passage of time, the giving of notice or both, may permit) the acceleration of any such indebtedness of or the termination of any commitment to lend to Borrower or any such Subsidiary.

                     8.08   ERISA. (a)  The occurrence of a Termination Event with respect to one or more Plans and/or one or more Multiemployer Plans if Borrower’s maximum liability (as measured, (A) in the case of a Termination Event described in clauses (i) through (iii) of the definition of “Termination Event”, by the amount by which plan assets are insufficient to satisfy benefit liabilities upon termination under ERISA with respect to each Plan as to which such Termination Event has occurred, (B) in the case of a Termination Event described in clause (iv) of said definition, by the withdrawal liability under Section 4063 of ERISA with respect to each Plan as to which such Termination Event has occurred, and (C) in the case of a Termination Event described in clause (v) of the definition of “Termination Event”, by the excess, if any of (i) the aggregate of annual contributions due or paid during a plan year plus payments and interest due or paid pursuant to Section 4219 of ERISA during the same plan year, with respect to each Multiemployer Plan as to which a Termination Event has occurred, over (ii) the annual contribution amount due or paid for such Multiemployer Plan for the plan year preceding the plan year in which such Termination Event occurred) which could arise upon the occurrence of all such Termination Events that occur within a twelve consecutive month period exceeds One Million Dollars ($1,000,000); or

                     (b)   The aggregate withdrawal liability which could be incurred under Section 4201 of ERISA of Borrower and all ERISA Affiliates, collectively, upon a complete withdrawal, within the meaning of Section 4203 of ERISA, from each and all Multiemployer Plans to which each is or has contributed within the past five calendar years, plus the aggregate of the excess of benefit liabilities, within the meaning of Section 4001(a)(16) of ERISA, of each Plan upon termination of such Plan over the assets of such Plan, exceeds Five Million Dollars ($5,000,000).

                     8.09   Specific Defaults. (i) Borrower shall fail duly and promptly to perform or observe any term or provision specified in any of Sections 6.01, 6.02(e), 6.05, 6.06, 6.12, 6.13, 6.14 or 6.15 or Article VII hereof or (ii) Borrower shall fail to perform or observe any term or provision specified in Section 6.09 and shall not remedy such failure to perform or observe any term or provision specified in such Section 6.09 within 10 calendar days.

                     8.10   Guarantee and Collateral Agreement; Impairment of Collateral Documents. (a)   Any breach or default shall occur under the Guarantee and Collateral Agreement or the Guarantee and Collateral Agreement shall be revoked by, or become ineffective as to, the Borrower or any Guarantor; provided, however, that any merger, liquidation, consolidation or transfer of any Guarantor with any other Guarantor or Borrower in accordance with Section 7.05(c) or Section 7.05(d) shall not constitute an Event of Default under this Agreement;

                     (b)   (i)  any provision of any Collateral Document (other than the collateral assignments of tenant’s rights in leases) necessary for the practical realization of the substantial benefits thereof shall for any reason cease to be valid and binding on or enforceable against Borrower or any Subsidiary or Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

                            (ii)   any of the Collateral Documents shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected security interest having the priority purported to be created by such Collateral Document (other than by or as a result of any action by the Collateral Agent).

                     8.11   Condemnation. Any governmental authority shall condemn, seize or appropriate any property of Borrower or any Subsidiary if the fair market value of the property prior to being condemned, seized or taken is equal to or greater than Five Million Dollars ($5,000,000) and if such governmental authority fails to compensate such entity for such taking within one (1) year after such entity loses quiet enjoyment of such property due to such taking in an amount at least equal to the fair market value as a going concern of the property taken.

                     8.12   Payout Event. A “Payout Event” (as defined in the Pooling & Servicing Agreement or in the 1996-1 Supplement to the Pooling & Servicing Agreement or the 2001-1 Supplement to the Pooling & Servicing Agreement including the occurrence of a Series 1996-1 Pay-Out-Event or a Series 2001-1 Pay-Out-Event, under Section 7 of the respective supplement, or any future supplement to the Pooling and Servicing Agreement) shall have occurred with respect to the 1996-1 Certificates or any other Receivables Program Certificates, whether or not the occurrence or continuance of such Payout Event has been waived; or a payout event or similar event (however characterized) shall have occurred with respect to any Receivables Financing Transaction entitling the lenders or purchasers thereunder to stop lending against or purchasing Receivables Assets.

                     8.13   Actual or Asserted Invalidity. (i) This Agreement, any Note, any Collateral Document or any instrument or certificate executed or delivered to Lenders, the Agent or the Collateral Agent pursuant to this Agreement or in connection with any transaction contemplated herewith shall cease, for any reason (other than solely as a result of any action or inaction on the part of the Agent or any of the Lenders), to be in full force and effect, or the Borrower or any of its Affiliates shall so assert or (ii) any Lien created thereby or subordination provision therein shall cease to be enforceable and of the same effect and priority purported to be created thereby as a result of any action or inaction on the part of the Borrower or any of its Affiliates.

                     8.14   Other Defaults. Borrower or any Subsidiary shall breach, or default under, any term, condition, provision, covenant, representation or warranty contained in this Agreement not specifically referred to in this Article or in any Collateral Document, if such breach or default shall continue for thirty (30) days after notice from Agent as required by Majority Lenders;

THEN:

             (a)   In the case of an Event of Default other than one referred to in Section 8.04 or 8.05 of this Article VIII, upon request of Majority Lenders to Agent, any obligation on the part of Lenders to make or continue the Revolving Credit or any obligation on the part of any Issuing Lender to issue or amend any Letter of Credit shall terminate and, at the further option of Majority Lenders, Agent shall declare all sums of principal and interest outstanding on the Revolving Credit and all other sums outstanding under or in respect of this Agreement and the Notes immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character (other than as stated in any of the foregoing sections of this Article VIII), all of which are hereby expressly waived by Borrower; and

             (b)   in the case of an Event of Default referred to in Section 8.04 or 8.05 of this Article VIII, Lenders’ obligations to make or continue the Revolving Credit and the Issuing Lenders’ obligations to issue or amend any Letter of Credit shall be automatically cancelled and all sums of principal and interest on the Revolving Credit and all other sums outstanding under or in respect of this Agreement and the Notes shall automatically become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, all of which are hereby expressly waived by Borrower.

Agent shall promptly advise Borrower of any declaration under clause (a), above, but failure to do so shall not impair the effectiveness of such declaration. Additionally, upon the occurrence of any Event of Default, Agent, at the request of the Majority Lenders, shall require Borrower to deposit immediately with Agent cash collateral pursuant to documentation reasonably acceptable to the Agent, for application against drawings under any Letter of Credit issued for Borrower’s account hereunder, in an amount equal to the undrawn amount of such Letter of Credit. Any amount so deposited that is not applied to satisfy drawings under such Letter of Credit will be repaid with interest (at Agent’s applicable certificate of deposit rate in effect on the date of such deposit) to Borrower, provided that Lenders have received all other amounts due to them under this Agreement and the Notes. Borrower shall not make (or declare) any Restricted Payments otherwise permitted under Section 7.01 if a Default or an Event of Default has occurred and is continuing on the date of such payment (or declaration), or would result from such payment (or declaration).

ARTICLE IX.

MISCELLANEOUS

                     9.01   Notices. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) four (4) Banking Days following deposit in the United States mails, with proper postage prepaid, and addressed to the party to be notified; (ii) upon delivery thereof if delivered by hand to the party to be notified; (iii) on the Banking Day after delivery to a reputable overnight courier, with all charges prepaid, and addressed to the party to be notified; or (iv) upon acknowledgment of receipt thereof if transmitted by telecopy to a valid telecopier number for the party to be notified; in each case such notification shall be addressed to Borrower at:

               Bally Total Fitness Holding Corporation
               8700 West Bryn Mawr, 2nd Floor
               Chicago, Illinois 60631
               Attention:  General Counsel
               Telecopy: 773-399-0126
               Phone: 773-380-3000

and shall be addressed to Agent at:

               JPMorgan Chase Bank
               227 W. Monroe, Suite 2800
               Chicago, Illinois  60606
               Attention:  ____________
               Telecopy:  312-541-____
               Phone:  312-541-4211
               With a copy to:

               JPMorgan Chase Bank Agency Services
               One Chase Manhattan Plaza, 8th Floor

               New York, New York 10081
               Attention:  Katherine Graham
               Telecopy:  212-552-5662
               Phone:  212-552-7909

and with respect to the other parties hereto, as set forth on Schedule 9.01 hereof, or to such other address as each party may designate for itself by like notice. Notices to Agent shall not be effective until received by Agent.

                     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

                     9.02   Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of the rights of Borrower hereunder without the prior written consent of each Lender. Any purported assignment in contravention of the foregoing shall be null and void.

                     9.03   Lenders’ Obligations Several. The obligations of each Lender under this Agreement are several. Neither Agent, Collateral Agent nor any Lender shall be liable for the failure of any other Lender to perform its obligations under this Agreement.

                     9.04   Assignments; Participations. (a)  Any Lender other than any Conduit Lender (each an “Assignor”) may, with the consent of Agent, each Issuing Lender to whom obligations are owed in respect of Letters of Credit issued by it and (unless a Default or Event of Default has occurred and is continuing) Borrower, which consent of Agent, such Issuing Lenders and the Borrower shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more banks or other entities and may, with notice to Borrower, Agent and each Issuing Lender but without the consent of Borrower, Agent or such Issuing Lenders, assign to any Affiliate of a Lender, an Approved Fund or any other Lender (each an “Assignee”), all or any part of the Advances, the Revolving Credit Commitment (including the L/C Commitment), any Letter of Credit participations, reimbursement obligations in respect of any Letter of Credit or any other rights or obligations of such Lender hereunder; provided, however, that such assignment must be in a minimum amount (unless otherwise agreed in writing by the Borrower, Agent and each Issuing Lender) of One Million Dollars ($1,000,000) (or, if less, the full amount of such Assignor’s Advances, Letter of Credit Participations, reimbursement obligations in respect of any Letter of Credit or any other rights and obligations of such Lender hereunder); provided, further, that (i) Borrower shall not be required to pay any increased costs or taxes pursuant to Section 2.16 or 2.17 by reason of any such assignment; (ii) Borrower and Agent shall be entitled to continue to deal solely and directly with such Assignor in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee shall have been given to Borrower, Agent and each Issuing Lender by such Assignor and the Assignee; and (iii) such Assignor shall not be released from its obligations hereunder with respect to the assigned portion of any such rights or obligations until the Assignee shall have delivered to Borrower and Agent an agreement to be bound by the terms and conditions of this Agreement, which agreement shall be substantially in the form of Exhibit M (an “Assignment and Acceptance”), and the Assignor shall have paid a processing fee to Agent in the amount of Three Thousand Five Hundred Dollars $3,500, and thereupon shall be released from its obligations with respect to the assigned portion. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Agent any or all of the Advances it may have made hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 9.04(a).

                     (b)   Any Lender other than any Conduit Lender may, without the consent of Agent, any other Lender to whom obligations are owed in respect of Letters of Credit issued by it or Borrower, at any time sell to one or more Lenders or other entities (a “Participant”) participating interests in any Advances, any Revolving Credit Commitment, any Letter of Credit participations or any reimbursement obligations of such Lender in respect of any Letter of Credit hereunder; provided, however, that such participation shall not increase the amount payable by Borrower in respect of taxes pursuant to Section 2.16 and, provided further that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible for the performance of its obligations hereunder; (iii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; (iv) no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the Revolving Credit Termination Date beyond June 30, 2008, or the scheduled date for the payment of any installment of principal or interest of the Advances in which such Participant is participating, (B) reduce the amount of any scheduled installment of principal of the Advances hereunder in which such Participant is participating, (C) reduce the interest rate applicable to Advances hereunder in which such Participant is participating or (D) reduce any fees or commissions payable hereunder in which such Participant is participating; and (v) such Lender shall require its Participants to comply with the provisions of Section 10.03(b). In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other documents in connection herewith and all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that Borrower agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the Notes to the same extent as if the amount of its participating interest were owing directly to it as a lender under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 with respect to its participation in the Commitments and the Advances and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of Sections 2.16, 2.17 and 2.18, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                     (c)   Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee such financial and other information in such Lender’s possession concerning Borrower or its Subsidiaries which has been delivered to Lenders pursuant to this Agreement or which has been delivered to Lenders by Borrower in connection with Lenders’ credit evaluation of Borrower prior to entering into this Agreement.

                     (d)   Nothing herein shall prohibit any Lender from pledging or assigning any Note in accordance with applicable law, including to any Federal Reserve Bank.

                     (e)   The Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.01 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Advances owing to, each Lender from time to time. The entries in the Register shall constitute prima facie evidence of the foregoing information, in the absence of manifest error, and the Borrower, each other Credit Party, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Advances and any Notes evidencing the Advances recorded therein for all purposes of this Agreement. Any assignment of any Advance, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of an Advance evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Advance, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

                     (f)   Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by this Section 9.04, together with payment to the Agent of the registration and processing fee referred to in paragraph (a) of this Section 9.04, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

                     (g)   Each of the Borrower, each Lender and the Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

                     9.05   Delays and Waivers. No delay or omission by Agent, Collateral Agent, Arranger or Lenders to exercise any right under this Agreement, the Collateral Documents or any instrument or agreement contemplated hereunder or thereunder shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this

Agreement shall be deemed a waiver of any other breach or default. Any waiver, consent or approval under this Agreement must be in writing to be effective.

                     9.06   Costs and Expenses. Borrower agrees:

             (a)   to pay or reimburse Agent, the Collateral Agent, the Arranger and the Issuing Lenders on demand for all reasonable out-of-pocket costs and expenses incurred by them in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement or modification to, this Agreement, any Collateral Document and any other documents or instruments prepared in connection herewith or therewith, the consummation of the transactions contemplated hereby and thereby, and the consummation of the transactions to occur on the Closing Date, including, without limitation, (i) the reasonable fees and out-of-pocket expenses of outside and local counsel and special tax counsel to Agent and the Collateral Agent (and the allocated cost of Agent’s staff counsel) with respect thereto and (ii) the reasonable fees and out-of-pocket expenses of Agent’s outside accounting consultant;

             (b)   to pay or reimburse each Lender, the Collateral Agent, the Agent, the Arranger and the Issuing Lenders on demand for all reasonable costs and expenses incurred by any of them in connection with the enforcement or preservation of any rights under this Agreement, the Notes, any Collateral Document, and any other documents or instruments prepared in connection herewith or therewith and in connection with any refinancing or restructuring of the Revolving Credit in the nature of a “work-out”, including, without limitation, reasonable fees and out-of-pocket expenses of outside and local counsel (and the allocated cost of staff counsel) to Agent, the Collateral Agent and to each of the several Lenders; and

             (c)   to pay or reimburse Agent, the Arranger or the Collateral Agent on demand for all reasonable appraisal, accounting, audit, search, recordation and filing fees, incurred or sustained by them in connection with the matters referred to under paragraphs (a) and (b) above.

                     9.07   Telephone Indemnity. Borrower shall protect Lenders and Agent and hold them harmless from and not liable for any and all loss, damage, claim or expense (including, without limitation, reasonable attorneys’ fees and the allocated costs of any Lender’s in-house legal counsel) incurred by Agent or Lenders in connection with or in relation to any act or any failure to act upon telephone instructions received by Lenders or Agent from Borrower or any Person who has identified himself as an authorized officer of Borrower, whether or not the instructions are actually given by an authorized officer of Borrower.

                     9.08   Other Indemnity. (a)  Borrower agrees to indemnify and hold harmless Agent, the Collateral Agent, each Lender and each of their respective officers, directors, agents and employees from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable fees, expenses and disbursements of counsel) which may be incurred by or asserted against Agent, the Collateral Agent, any Lender, any Issuing Lender or any such other indemnified Person in connection with or arising out of any investigation, litigation or proceeding related to this Agreement, the Advances, the Revolving

Credit Commitments, the Letters of Credit, the use of proceeds of the Advances or Letters of Credit or the negotiation and preparation of documentation in connection herewith or therewith, whether or not Agent, the Collateral Agent, any Issuing Lender or such Lender is a party thereto; provided, however, that Borrower shall not be required to indemnify any such indemnified Person from or against any portion of such claims, damages, liabilities or expenses arising out of gross negligence or willful misconduct of such indemnified Person. The foregoing indemnification shall be binding on the Borrower forever, and shall survive repayment of the Obligations and the release of any liens under the Collateral Documents.

                     (b)   Borrower hereby agrees to indemnify, defend and hold harmless Agent, the Collateral Agent, the Issuing Lenders and each Lender, and each of their respective officers, directors, employees and agents, from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees), which may be incurred by or asserted against Agent, the Collateral Agent, the Issuing Lenders or any Lender or any such indemnified Person in connection with or arising out of any investigation, litigation or proceeding, or any action taken by any Person, with respect to any Hazardous Materials Claim arising out of or related to any of the Properties which are subject to a Lien in favor of the Collateral Agent as contemplated hereunder (including, without limitation, any Hazardous Materials Claim arising out of or relating to any (i) release of Hazardous Materials on, upon, under or into any such Properties or (ii) damage to real or personal property or natural resources and/or harm or injury to Persons alleged to have resulted from such release of Hazardous Materials on, upon or into any such Properties); provided, however, that Borrower shall not be required to indemnify, defend or hold harmless any such indemnified Person from or against any portion of such loss, liability, damage or expense arising out of the gross negligence or willful misconduct of such indemnified Person. The foregoing indemnification is the personal obligation of Borrower, binding on Borrower forever, and shall survive repayment of the Obligations and release of record of the mortgages or deeds of trust in favor of Collateral Agent encumbering the Properties and any transfer of the Properties by foreclosure or by deed in lieu of foreclosure. The foregoing indemnification shall not be affected or negated by any exculpatory clause that may be contained in any of the Collateral Documents. It is expressly understood and agreed that to the extent that Collateral Agent and/or Lenders are strictly liable under any such law, regulation, ordinance or requirement, Borrower’s obligation to Collateral Agent and Lenders under this indemnity shall likewise be without regard to fault on the part of Borrower or its Subsidiaries with respect to the violation or condition which results in liability to Collateral Agent and/or Lenders; provided, however, that Borrower shall not be required to indemnify, defend or hold harmless any such indemnified Person from or against any portion of such loss, liability, damage or expense arising after the Collateral Agent shall have foreclosed or otherwise taken possession of such property which is caused by any action or inaction of the Collateral Agent after such time.

                     (c)   Agent, the Collateral Agent and each Lender agree that in the event that any such investigation, litigation or proceeding is asserted or threatened in writing or instituted against it or any of its officers, directors, agents, and employees, or any remedial, removal or response action is requested of it or any of its officers, directors, agents and employees, for which Agent, the Collateral Agent or any Lender may desire indemnity or defense hereunder, Agent, the Collateral Agent or such Lender shall promptly notify Borrower in writing.

                     (d)   Borrower at the request of Agent, the Collateral Agent or any Lender, shall have the obligation to defend against such investigation, litigation or proceeding or requested remedial, removal or response action, and Agent, in any event, may participate in the defense thereof with legal counsel of Agent’s choice if Agent asserts defenses that raise potential conflicts of interest with Borrower. No action taken by legal counsel chosen by Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair Borrower’s obligation and duty hereunder to indemnify and hold harmless Agent, the Collateral Agent and each Lender (unless such action is grossly negligent).

                     9.09   Choice of Law. EXCEPT FOR COLLATERAL DOCUMENTS GOVERNED BY THE LAWS OF ANOTHER STATE OR COUNTRY, AGENT, COLLATERAL AGENT AND LENDERS AND BORROWER AGREE THAT THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, THE NOTES AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                     9.10   Personal Jurisdiction; Waiver. AGENT, COLLATERAL AGENT AND LENDERS MAY ENFORCE ANY CLAIM ARISING UNDER THIS AGREEMENT, THE NOTES, OR ANY COLLATERAL DOCUMENT IN ANY STATE OR FEDERAL COURT HAVING SUBJECT MATTER JURISDICTION AND LOCATED IN CHICAGO, ILLINOIS OR NEW YORK, NEW YORK. FOR THE PURPOSE OF ANY ACTION OR PROCEEDING INSTITUTED WITH RESPECT TO ANY SUCH CLAIM, BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE BORROWER AND ITS SUBSIDIARIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

                     9.11   Service of Process. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS PROVIDED HEREIN NOT LESS THAN FIVE (5) DAYS AFTER THE APPLICABLE SUMMONS IS ISSUED AND SHALL BECOME EFFECTIVE UPON MAILING. NOTHING CONTAINED IN THIS SECTION 9.11 SHALL AFFECT THE RIGHT OF AGENT, COLLATERAL AGENT, ANY LENDER OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

                     9.12   Waiver of Jury Trial. EACH OF AGENT, COLLATERAL AGENT, LENDERS AND BORROWER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN

RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN AGENT, LENDERS AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

                     9.13   Section Headings. Section headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Agreement.

                     9.14   Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

                     9.15   Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts (provided that Borrower shall execute each counterpart), each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.

                     9.16   No Reliance by Lenders. Lenders hereby acknowledge that they have not, in good faith, relied upon any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in extending or maintaining the loans under this Agreement.

                     9.17   Entire Agreement. This Agreement, any writing referred to in Section 2.15 and any agreement, document or instrument attached hereto or referred to herein (i) integrate all the terms and conditions mentioned herein or incidental hereto, (ii) supersede all oral negotiations and prior writings in respect to the subject matter hereof, and (iii) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and any such agreement, document or instrument (including such letter agreement) and as the complete and exclusive statement of the terms agreed to by the parties.

                     9.18   Confidentiality. Each Lender and Agent agree to keep information obtained by it pursuant hereto and the other Collateral Documents confidential in accordance with such Lender’s or Agent’s, as the case may be, customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to such Lender’s or Agent’s, as the case may be, employees, representatives, agents or affiliates who are advised of the confidential nature of such information, (ii) to the extent such information presently is or hereafter becomes available to such Lender or Agent, as the case may be, on a non-confidential basis from a source other than Borrower or such information that is in the public domain at the time of disclosure, (iii) to the extent disclosure is required by law, regulation, subpoena or judicial order or process (which requirement or order shall be promptly notified to Borrower unless such notice is legally prohibited) or requested or required by bank regulators or auditors or any administrative body or commission to whose jurisdiction such Lender or Agent, as the case may be, may be subject, (iv)

to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this Section 9.18, (v) to the extent required in connection with any litigation between Borrower and/or any Guarantor and any Lender or Agent, (vi) following an Event of Default, in connection with the sale or other realization on any Collateral under any Collateral Document, or (vii) with Borrower’s prior written consent. Notwithstanding anything herein to the contrary, any Lender (and any employee, representative or other agent of such Lender) may disclose to any and all persons, without limitation of any kind, such Lender’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby relating to such Lender and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

                     9.19   Receivables Program Savings Clause. Notwithstanding anything to the contrary contained herein, in the event that any action taken by the Borrower, any Guarantor or any Subsidiary (including Funding Corp.), which is contemplated and permitted under the Receivables Program Documents, would violate one or more provisions of this Agreement or any Collateral Document, then such violation shall not constitute or give rise to a Default or Event of Default hereunder or thereunder, provided that such action is permitted or contemplated by one or more other provisions of this Agreement or the Collateral Documents.

                     9.20   Existing Credit Agreement to Remain in Full Force and Effect. This Agreement shall be deemed to be an amendment to and restatement of the Existing Credit Agreement and the Existing Credit Agreement as amended and restated hereby shall remain in full force and effect and is hereby ratified and confirmed in all respects. All references to the Existing Credit Agreement in any other agreement or document shall, on and after the Closing Date, be deemed to refer to the Existing Credit Agreement as amended and restated hereby, and all references to “Bank” or “Banks” in any other agreement or document shall, on and after the Closing Date, be deemed to be references to “Lender” and “Lenders”, respectively. The Borrower agrees, acknowledges and affirms that (i) each of the Collateral Documents to which it is a party shall remain in full force and effect and shall constitute security for all extensions of credit pursuant to the Existing Credit Agreement as amended and restated hereby and (ii) any reference to the Existing Credit Agreement appearing in any such Collateral Document shall on and after the Closing Date be deemed to refer to the Existing Credit Agreement as amended and restated hereby.

ARTICLE X.

RELATION OF LENDERS

                     10.01   Agent and Collateral Agent; Enforcement of Guaranties. (a)  Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other instrument or agreement contemplated hereunder and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or such other instrument or agreement, together with such powers as are reasonably incidental thereto. Each Lender agrees that no Lender shall have the right individually to enforce the Guarantee and Collateral Agreement, the Mortgages or other Collateral Documents and hereby appoints Agent to act upon the direction of the Majority Lenders to enforce each such Agreement. JPMorgan Chase Bank and the Operating Banks agree that none of such Lenders shall take any action to enforce the Operating Bank Guaranty, respectively, until Agent has commenced to enforce the Guarantee and Collateral Agreement upon the direction of the Majority Lenders pursuant to the preceding sentence. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in such other instrument or agreement, Agent shall not have any duties or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any such other instrument or agreement or otherwise exist against the Agent. Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

                     (b)   Each Lender hereby authorizes the Collateral Agent to enter into the Collateral Documents to which it is a party and to take all action contemplated by the Collateral Agency Agreement; provided that the Collateral Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in any Collateral Document or take any action thereunder without the direction of Agent. Except as permitted by Section 10.13, the Agent shall not direct the Collateral Agent to enter into or consent to any amendment, modification, termination or waiver of any provision of any Collateral Document or direct the Collateral Agent to take any action thereunder without the prior consent of the Majority Lenders. Each Lender agrees that no Lender shall have any right individually to seek or to enforce or to realize upon the security granted to the Collateral Agent under the Collateral Documents, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of all of the Secured Creditors upon the terms of the Collateral Documents and the Collateral Agency Agreement.

                     10.02   Pro Rata Sharing. All principal, interest and fee payments on the Revolving Credit (other than sums under Sections 2.14(a)(ii), 2.14(a)(iii) and 2.15) shall be divided pro rata among Lenders according to their respective Commitment Percentages. All sums realized under the Guarantee and Collateral Agreement (or any guaranty executed and delivered pursuant to Section 3.04) and all proceeds of Collateral distributed to Lenders under the Collateral Agency Agreement (subject to Section 10.13(f)) shall be divided pro rata among Lenders.

                     10.03   Set-off. (a)  Subject to the rights of the Secured Creditors with respect to any Collateral and in addition to any Liens granted by Borrower or any of its Subsidiaries to the Collateral Agent and any rights now or hereafter granted under applicable law and not by way of limitation of any such Lien or rights, upon the occurrence and during the continuance of an Event of Default, each Secured Creditor is hereby authorized by Borrower at any time and from time to time with the prior consent of the Agent, without notice to Borrower, or to any other Person (any such notice being hereby expressly waived) to set-off all deposits of Borrower and any other Debt at any time held or owing by such Secured Creditor to or for the credit of Borrower against and on account of the Secured Obligations owing to such Secured Creditor irrespective of whether or not Agent or such Secured Creditor shall have made demand under this Agreement or any Collateral Document and although the Secured Obligations may be unmatured. Each of the Lenders agrees that it shall not, without the express consent of Agent, set-off against the Obligations or any other amounts owing to such Lender any accounts of Borrower now or hereafter maintained with such Lender. Each Lender further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, without limitation, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral for the purpose of which is, or could be, to give such Lender any preference or priority against any other Secured Creditor with respect to the Collateral.

                     (b)   If at any time or times any Lender shall receive by payment, foreclosure, set-off or otherwise, any proceeds of any Collateral or any payments with respect to the Secured Obligations arising under, or relating to, this Agreement or the Collateral Documents, except for any such proceeds or payments received by such Lender or any Issuing Lender from Agent pursuant to the terms of this Agreement, the Collateral Agency Agreement or any agreement referred to in Section 2.15, such Lender shall promptly purchase, without recourse or warranty, an undivided interest and participation in the Secured Obligations owed to the other Lenders (or, after an Event of Default, the other Secured Creditors) so that such excess payment received shall be applied ratably as among Lenders in accordance with their respective Commitment Percentages; (or, after an Event of Default, among the Secured Creditors as provided for in the Collateral Agency Agreement); provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. Notwithstanding any contrary provision contained herein, the proceeds of any drawing under any Letter of Credit issued hereunder in favor of JPMorgan Chase Bank in its individual capacity (without affecting JPMorgan Chase Bank’s obligation to purchase a participation in any such Letter of Credit in accordance with Section 2.19(c)(i)) shall be for JPMorgan Chase Bank’s sole benefit.

                     (c)   Each Secured Creditor other than in its capacity as a Lender shall be entitled to any rights conferred upon it under this Agreement or any of the Collateral Documents only on the condition and understanding that it shall be bound by the terms of this Section 10.03 to the same extent as Lenders.

                     10.04   Liability of Agent. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or any officer thereof contained in this Agreement or in any other instrument or agreement contemplated hereunder or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other instrument or agreement contemplated hereunder or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other instrument or agreement contemplated hereunder or for any failure of Borrower or any Subsidiary to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of agreements contained in, or conditions of, this Agreement or any other instrument or agreement contemplated hereunder, or to inspect the properties, books or records of Borrower or any Subsidiary.

                     10.05   Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy, telex or telephone message, electronic message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Borrower or any Guarantor), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other instruction or agreement contemplated hereunder unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other instrument or agreement contemplated hereunder in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

                     10.06   Approvals; Amendments. This Agreement and the Collateral Documents may be amended or waived only upon the prior express written consent of Borrower or Guarantors, as the case may be, party thereto and the Majority Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of Majority Lenders, action shall be taken by Agent for and on behalf or for the benefit of all Lenders upon the direction of Majority Lenders, and any such action shall be binding on all Lenders; provided, however, that unless each Lender directly affected thereby (it being understood that, for the purposes of Section 10.06 (d) and (e) all Lenders shall be deemed to be directly affected thereby) agree in writing, no amendment, modification, consent or waiver shall be effective which:

             (a)   increases the amount of the Revolving Credit or the amount of the Revolving Credit Commitment of any Lender,

             (b)   reduces interest, principal, commissions or fees owing hereunder,

             (c)   extends the scheduled date on which any sum is due hereunder,

             (d)   releases all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or, subject to the proviso in Section 10.13(a), releases all or substantially all of the Collateral (except (i) in connection with dispositions thereof permitted under this Agreement, (ii) as permitted by subsection 10.13(b), (iii) any Guarantor may be released from its obligations under the Credit Documents if all of the Capital Stock of, or substantially all of the assets of, such Guarantor are disposed of in a transaction permitted by this Agreement or (iv) as otherwise expressly permitted by this Agreement),

             (e)   changes the definition of “Majority Lenders”,

             (f)   amends or waives the provisions of Sections 2.19(a)(ii)(C), Section 10.02 or this Section 10.06,

             (g)   changes the definition of “Interest Period”, or

             (h)   amends or waives any provision requiring consent of a specified percentage of Lenders without consent of such percentage of Lenders.

                     Notwithstanding the foregoing, a Revolving Credit Commitment Amount Increase made in accordance with the terms of the definition of “Revolving Credit Commitment Amount” shall be effective with the express written consent of Borrower, each Lender increasing its Revolving Credit Commitment in connection therewith and the Agent, and the Borrower and the Agent may enter into technical amendments to this Agreement in connection with the funding of a Revolving Credit Commitment Amount Increase.

                     10.07   Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, except with respect to defaults in the payment of principal, interest, commissions and fees payable to Agent hereunder for the account of Lenders, unless Agent shall have received notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give prompt notice thereof to Lenders. Agent shall take such action with respect to such Event of Default as shall be requested by the Majority Lenders in accordance with Article VIII; provided, however, that unless and until Agent shall have received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of Lenders.

                     10.08   Credit Decision. Each Lender expressly acknowledges that neither Agent nor any other Lender nor any of their Affiliates nor any officer, director, employee, agent or attorney-in-fact of any of them has made any representation or warranty to it and that no act by Agent or any other Lender hereafter taken, including any review of the affairs of Borrower and its Subsidiaries and their Affiliates, shall be deemed to constitute any representation or warranty by Agent or any other Lender to such Lender. Each Lender represents to Agent and to each other Lender that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantors and made its own decision to enter into this Agreement and extend credit to Borrower hereunder (without reliance on the Agent or any other Lender). Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantors (without reliance on the Agent or any other Lender). Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Guarantor which may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                     10.09   Lenders’ Indemnity. Each Lender agrees to indemnify Agent (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably, according to its Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the sum of its outstanding Advances, participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit), determined in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Advances shall have been paid in full, ratably in accordance with such sum immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Advances or the Letters of Credit) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided however, that no Lender shall be liable for the payment to Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable fees and expenses of counsel and the allocated cost of in-house counsel) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any Collateral Document, or any document contemplated by or referred to herein to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.

                     10.10   Agent as Lender. JPMorgan Chase Bank shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent; and the term “Lenders” shall include JPMorgan Chase Bank in its individual capacity. JPMorgan Chase Bank and its subsidiaries and affiliates may accept deposits from, lend money to, act as agent or trustee for other lenders to, and generally engage in any kind of banking, trust or other business with Borrower or any of its Subsidiaries or Affiliates as if it were not Agent.

                     10.11   Notice of Transfer. Subject to Section 9.04(a), Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Revolving Credit for all purposes hereof unless and until a written notice of the assignment or transfer thereof executed by such Lender shall have been received by Agent.

                     10.12   Resignation of Agent. Agent may resign upon 30 days’ written notice to Lenders and Borrower. Upon any such resignation, Majority Lenders shall have the right to appoint a successor Agent (which shall be either a Lender or a commercial bank with capital and surplus in excess of One Hundred Million Dollars ($100,000,000) and which successor Agent, unless a Default or an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower). If no successor Agent shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of Lenders, appoint a successor Agent. Upon the acceptance by the successor Agent of its appointment hereunder, the successor Agent shall succeed to and become vested with all the rights and obligations of the retiring Agent, and the retiring Agent shall be discharged from its obligations under this Agreement. The provisions of this Article X and Sections 9.06, 9.07 and 9.08 shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                     10.13   Collateral Matters. (a)  Agent may from time to time, before or after the occurrence of an Event of Default, make such disbursements and advances to the Collateral Agent (“Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment of the Obligations or to pay any other amount chargeable to Borrower or any Guarantor pursuant to the terms of this Agreement or any Collateral Document, including, without limitation, costs, fees and expenses as described in Section 9.06; provided, however, that the Agent Advances shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) without the prior written consent of Majority Lenders. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall not constitute Advances but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.09, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Commitment Percentage of each such Agent Advance. If such funds are not made available to Agent by such Lender within one (1) Banking Day after Agent’s demand therefor, Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing the date of such demand and ending on the date such amount is received.

                     (b)   Lenders acknowledge that the Borrower and its Subsidiaries have created and will create Liens permitted by this Agreement on a substantial portion of their property, including Collateral, to secure obligations owed to Persons other than the Secured Creditors and that the Borrower and its Subsidiaries from time to time have requested and will request the Agent and Collateral Agent to execute and deliver releases and subordinations with respect to Liens on the Collateral created by the Collateral Documents in connection with transactions permitted by this Agreement (such as the Borrower and its Subsidiaries obtaining financing on equipment and other property secured by Liens described in clause (iv) of the definition of “Permitted Liens” and financing pursuant to Permitted Real Estate Financing Transactions). Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to direct the Collateral Agent to release or subordinate on terms satisfactory to the Collateral Agent any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Revolving Credit Commitments and indefeasible payment in full and satisfaction of all of the

Obligations; or (ii) constituting property being sold or disposed of if the sale or disposition is permitted hereunder (including with respect to Receivables Assets); or (iii) constituting property in which neither Borrower nor any Guarantor owned an interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to Borrower or any Guarantor; or (v) if approved, authorized or ratified in writing by the Majority Lenders; or (vi) subject to a Permitted Lien or other Lien permitted by Section 7.03; or (vii) not owned by the Borrower or any Guarantor. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to so direct the release of particular types or items of Collateral pursuant to this Section 10.13(b). Without limitation of the foregoing, the Lenders approve the form of, and authorize the Agent and the Collateral Agent to enter into at the request of the Borrower, subordination agreements substantially in the form of Exhibit N hereto. The Lenders hereby irrevocably authorize Agent, at its option and discretion (1) to direct the Collateral Agent to release and subordinate, on terms satisfactory to the Collateral Agent, Liens on Collateral which is also subject to Permitted Liens, (2) to execute any release, subordination or acknowledgement documents requested by the Borrower in order to effect any release or subordination described in this paragraph (b) and (3) to execute acknowledgements with respect to leases to the effect that the Property subject to such leases is not subject to the Liens created by the Credit Documents or Collateral, and the Agent and the Collateral Agent shall have no liability to the Secured Creditors for actions taken pursuant to this paragraph (b). This paragraph (b) is intended as an authorization by the Lenders to permit the Agent and the Collateral Agent to take the actions described herein and neither the Borrower nor any of its Subsidiaries or any other Person shall be entitled to the benefits hereof.

                     (c)   Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Majority Lenders (as set forth in Section 10.13(b) above), each Lender agrees to confirm in writing, upon request by Borrower, the authority to direct the release of Collateral conferred upon the Agent under clauses (i) through (vii) of Section 10.13(b) above. Upon receipt by Agent of confirmation from the Majority Lenders of its authority to direct the release of any particular item or types of Collateral, Agent shall (and is hereby irrevocably authorized by Lenders to) direct the Collateral Agent to execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Secured Creditors herein or pursuant hereto upon such Collateral; provided, however, that (i) Agent shall not be required to direct the Collateral Agent to execute any such document on terms which, in Agent’s opinion, would expose Agent or the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower and its Subsidiaries in respect of) all interests retained by Borrower and its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                     (d)   Neither Agent nor Collateral Agent shall have any obligation whatsoever to any Lender to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Agent or the Collateral Agent pursuant to any Collateral Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent or Collateral Agent in this Section 10.13 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each of Agent and Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s and Collateral Agent’s own interest in the Collateral as one of the Lenders and that Agent and Collateral Agent shall have no duty or liability whatsoever to any Lender (except as specifically provided in this Agreement and the Collateral Documents).

                     EACH LENDER FURTHER ACKNOWLEDGES AND AGREES THAT AGENT AND COLLATERAL AGENT SHALL NOT BE RESPONSIBLE FOR, AND SHALL HAVE NO LIABILITY OR OBLIGATION WITH RESPECT TO, THE VALIDITY, EFFECTIVENESS, GENUINENESS, ENFORCEABILITY OR SUFFICIENCY OF THIS AGREEMENT, THE NOTES, THE COLLATERAL DOCUMENTS, ANY OTHER INSTRUMENT OR AGREEMENT CONTEMPLATED HEREUNDER OR THEREUNDER, ANY ACTION TAKEN OR NOT TAKEN OR ANY DECISION MADE BY ANY PERSON (OTHER THAN AGENT, OR COLLATERAL AGENT, AS THE CASE MAY BE) WITH RESPECT TO ANY THEREOF OR WITH RESPECT TO THE COLLATERAL, THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO PERFORM ITS OBLIGATIONS HEREUNDER OR THEREUNDER, ANY MISREPRESENTATION BY BORROWER OR ANY SUBSIDIARY HEREUNDER OR THEREUNDER, OR THE VALUE OF ANY COLLATERAL OR THE CREATION, ATTACHMENT, PERFECTION OR PRIORITY OF ANY SECURITY INTEREST OR LIEN PURPORTED TO BE CREATED BY THE COLLATERAL DOCUMENTS, THIS AGREEMENT OR SUCH OTHER INSTRUMENTS OR AGREEMENTS AND THAT AGENT, AS COLLATERAL AGENT AND AGENT, HAS UNDERTAKEN NO INDEPENDENT REVIEW OR ANALYSIS WITH RESPECT TO ANY OF THE FOREGOING.

                     (e)   The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of the Secured Obligations (as defined in the Collateral Agency Agreement) solely on the condition and understanding, as among Agent and Lenders, that (i) the Secured Obligations shall be entitled to the benefit of the Collateral to the extent expressly set forth in the Collateral Documents, and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for the holders of the Secured Obligations; but Agent in its separate capacity as agent hereunder is acting solely as agent for the Lenders and shall have no separate fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligations whatsoever to any holder of Secured Obligations; and (ii) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Collateral Documents, and no separate Lien, right, power or remedy shall arise or exist in favor of any Lender under any separate instrument or agreement or in respect of any Secured Obligations; and (iii) each Lender shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement or the Collateral Documents, by the Collateral Agent, at the direction of Agent on behalf of the Lenders; and (iv) no holder of Secured Obligations shall exercise any right of setoff, bank’s lien or similar right except as expressly provided in Section 10.03.

                     (f)   Any Collateral proceeds received by Agent from the Collateral Agent pursuant to Section 3(b) of the Collateral Agency Agreement shall be applied and paid to the Obligations as follows (unless Agent and Majority Lenders otherwise agree):

             First: To Agent and the Collateral Agent in an amount equal to all costs and expenses incurred in connection with performing their respective duties hereunder and under the Collateral Documents, including, without limitation, those related to or in connection with the administration of this Agreement or the enforcement of their respective rights under the Collateral Documents;

             Second: To any accrued and unpaid interest outstanding hereunder or under the Notes;

             Third: To the unpaid principal of the outstanding Advances and to Agent for deposit as cash collateral, for application against drawings under any Letters of Credit, up to an amount equal to the undrawn amount of such Letters of Credit;

             Fourth: To any accrued and unpaid fees, commissions or other sums payable pursuant to this Agreement; and

             Fifth: Any surplus then remaining shall be paid to Borrower or its successors or assigns, or to whomever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

                     10.14   Collateral Agent. The Collateral Agent shall be entitled to the standards of care, indemnities and other rights set forth in this Article Ten as are set forth for the Agent, mutatis mutandis, except as may be expressly provided otherwise hereunder, or in the Collateral Documents.

                     10.15   Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any rights, duties or responsibilities hereunder in its capacity as such.

                     10.16   Exiting Lenders. Each of the lenders party to the Existing Credit Agreement and not continuing as a Lender hereunder hereby agrees that, upon its acceptance of the outstanding amounts owed to it under the Existing Credit Agreement on the Closing Date, such lender shall have consented to the amendment and restatement of the Existing Credit Agreement as provided herein, the reallocation requirements set forth in Section 4.01(bb) hereof and the assignment of the Advances and all other rights (including, but not limited to, the rights set forth in Section 2.19 of the Existing Credit Agreement) under the Existing Credit Agreement to the extent necessary to give effect to the reallocation requirements set forth in Section 4.01(bb) hereof.

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

                                    BALLY TOTAL FITNESS HOLDING CORPORATION

                                    By:   __________________________________________
                                          Name:
                                          Title:

                                    JPMORGAN CHASE BANK, as Agent and as a Lender

                                    By:   __________________________________________
                                          Name:
                                          Title: